UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

FPL Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2010 Annual Meeting

and Proxy Statement

YOUR VOTE IS IMPORTANT

PLEASE SUBMIT YOUR PROXY PROMPTLY

FPL Group, Inc.

P.O. Box 14000

700 Universe Boulevard

Juno Beach, Florida 33408-0420

Notice of Annual Meeting of Shareholders

May 21, 2010

The Annual Meeting of Shareholders of FPL Group, Inc. (“FPL Group” or the “Company”) will be held in the Juno Beach Auditorium at FPL Group’s offices at 700 Universe Boulevard, Juno Beach, Florida at 10:00 a.m. on Friday, May 21, 2010, to consider and act upon the following items of business:

1.	Election as directors of the nominees specified in the accompanying proxy statement.

2.	Ratification of appointment of Deloitte & Touche LLP as FPL Group’s independent registered public accounting firm for 2010.

3.	Approval of an amendment to Article I of the Restated Articles of Incorporation of FPL Group, Inc. to change the Company’s name to NextEra Energy, Inc.

4.	Such other business as may properly be brought before the annual meeting or any adjournment(s) or postponement(s) of the annual meeting.

The proxy statement more fully describes these items. FPL Group has not received notice of other matters that may properly be presented at the annual meeting.

The record date for shareholders entitled to notice of, and to vote at, the annual meeting and any adjournment(s) or postponement(s) of the annual meeting is March 22, 2010.

Admittance to the annual meeting will be limited to shareholders. For the safety of attendees, all boxes, handbags and briefcases are subject to inspection. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices are not permitted at the meeting.

FPL Group is pleased to be furnishing proxy materials primarily by taking advantage of the Securities and Exchange Commission rule that allows issuers to furnish proxy materials to their shareholders on the Internet. The Company believes this rule allows it to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the annual meeting.

Please submit your proxy or voting instructions on the Internet promptly by following the instructions on your Notice of Internet Availability of Proxy Materials so that your shares can be voted, regardless of whether you expect to attend the annual meeting. If you received your annual meeting materials by mail, you also may submit your proxy by telephone or mark, date, sign and return the enclosed proxy/confidential voting instruction card. If you attend, you may withdraw your proxy and vote in person.

By order of the Board of Directors.

Alissa E. Ballot
Vice President & Corporate Secretary

Juno Beach, Florida

April 6, 2010

Page
ELECTRONIC DELIVERY OF PROXY MATERIALS	1
ABOUT THE ANNUAL MEETING	2
BUSINESS OF THE ANNUAL MEETING	7
• Proposal 1: Election as directors of the nominees specified in this proxy statement	7
• Proposal 2: Ratification of appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2010	13
• Proposal 3: Approval of an amendment to Article I of the Restated Articles of Incorporation of FPL Group, Inc. to change the Company’s name to NextEra Energy, Inc.	14
INFORMATION ABOUT FPL GROUP AND MANAGEMENT	15
Common Stock Ownership of Certain Beneficial Owners and Management	15
Section 16(a) Beneficial Ownership Reporting Compliance	17
CORPORATE GOVERNANCE AND BOARD MATTERS	17
Corporate Governance Principles & Guidelines/Code of Ethics	17
Director Resignation Policy	17
Director Independence	17
Board Leadership Structure	18
Board Role in Risk Oversight	19
Director Meetings and Attendance	20
Committees	20
Consideration of Director Nominees	25
Communications with the Board	27
Website Disclosures	28
Policy Regarding Transactions with Related Persons	28
AUDIT-RELATED MATTERS	29
Audit Committee Report	29
Fees Paid to Deloitte & Touche LLP	31
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm	31
EXECUTIVE COMPENSATION	32
Compensation Discussion & Analysis	32
Compensation Committee Report	54
Table 1a: Summary Compensation Table	55
Table 2: 2009 Grants of Plan-Based Awards	61
Table 3: 2009 Outstanding Equity Awards at Fiscal Year End	66
Table 4: 2009 Options Exercises and Stock Vested	70
Table 5: Pension Benefits	71
Table 6: Nonqualified Deferred Compensation	73
Potential Payments Upon Termination or Change in Control	76
DIRECTOR COMPENSATION	86
SHAREHOLDER PROPOSALS	88
NO INCORPORATION BY REFERENCE	88
SHAREHOLDER ACCOUNT MAINTENANCE	88

FPL GROUP, INC.

Annual Meeting of Shareholders

May 21, 2010

PROXY STATEMENT

This proxy statement contains information related to the solicitation of proxies by the Board of Directors of FPL Group, Inc. (the “Board”), a Florida corporation (“FPL Group,” the “Company,” “we,” “us” or “our”), in connection with the annual meeting of FPL Group’s shareholders to be held on Friday, May 21, 2010, beginning at 10:00 a.m., in the Juno Beach Auditorium at FPL Group’s offices at 700 Universe Boulevard, Juno Beach, Florida and at any postponements or adjournments of the annual meeting.

ELECTRONIC DELIVERY OF PROXY MATERIALS

Under the rules of the Securities and Exchange Commission (“SEC”), FPL Group is furnishing proxy materials to many of its shareholders on the Internet, rather than mailing paper copies of the materials to each shareholder.

On or about April 6, 2010, FPL Group mailed to many of its shareholders of record a Notice of Internet Availability of Proxy Materials (the “Notice”), containing instructions on how to access and review the proxy materials, including the proxy statement and annual report, on the Internet. The Notice also instructs shareholders on how to access their proxy card to be able to submit their proxies on the Internet. Brokerage firms and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. Other shareholders, in accordance with their prior requests, have received e-mail notification of how to access the proxy materials and submit their proxy on the Internet. On or about April 6, 2010, FPL Group also began mailing a full set of proxy materials to certain shareholders, including shareholders who have previously requested a paper copy of the proxy materials.

Internet distribution of the proxy materials is designed to expedite receipt by shareholders, lower the cost of the annual meeting, and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive FPL Group’s proxy materials electronically, you will continue to receive the materials via e-mail unless you elect otherwise.

How do I access the proxy materials if I received a Notice of Internet Availability?

The Notice you received from FPL Group or your brokerage firm or nominee provides instructions regarding how to view FPL Group’s proxy materials for the 2010 Annual Meeting on the Internet. As explained in greater detail in the Notice, to view the proxy materials and submit your proxy, you will need to visit www.proxyvote.com and have available your 12-digit Control number(s) contained in your Notice.

How do I request paper copies of the proxy materials?

Whether you hold FPL Group shares through a broker, bank or other nominee (in “street name”), or hold FPL Group shares directly in your name through FPL Group’s transfer agent, Computershare Investor Services, LLC (“Computershare”), as a shareholder of record, you may request paper copies of the 2010 proxy materials by following the instructions listed at www.proxyvote.com, by telephoning 1-800-579-1639 or by sending an e-mail to sendmaterial@proxyvote.com.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

This proxy statement and the FPL Group 2009 annual report to shareholders are available at www.proxyvote.com.

ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act upon the matters outlined in the notice of annual meeting of shareholders, including the election as directors of the nominees specified in this proxy statement, ratification of the appointment of the Company’s independent registered public accounting firm for 2010 and approval of an amendment to Article I of the Restated Articles of Incorporation of FPL Group, Inc. to change the Company’s name to NextEra Energy, Inc. (the “name change amendment”). In addition, management will report on the performance of the Company and respond to questions from shareholders.

Who can attend the annual meeting?

Subject to space availability, all shareholders as of the record date, or their duly appointed proxies, may attend the annual meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m., Eastern Time. If you plan to attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Invited representatives of the media and financial community may also attend the annual meeting.

You will need proof of ownership of FPL Group common stock to enter the annual meeting:

•	If you hold shares directly in your name as a shareholder of record or if you are a participant in any of FPL Group’s Employee Retirement Savings Plans:

•	If you received the Notice and you plan to attend the annual meeting, you can request an admission ticket by calling the Coordinator, Shareholder Services, at 561-694-4694.

•

If you received the proxy materials by mail, an admission ticket is attached to your proxy/confidential voting instruction card. If you plan to attend the annual meeting, please submit your proxy but keep the admission ticket and bring it with you to the meeting.

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If your shares are held in “street name,” you will need to bring proof that you were the beneficial owner of those “street name” shares of FPL Group common stock as of the record date, such as a copy of a bank or brokerage statement, and check in at the registration desk at the annual meeting.

Will the annual meeting be webcast?

Our annual meeting will be webcast (audio only) on May 21, 2010. If you do not attend the annual meeting, you are invited to visit www.fplgroup.com at 10 a.m., Eastern Time, on May 21, 2010 to access the webcast of the meeting. You will not be able to vote your shares via the webcast. A replay of the webcast also will be available on our website through the first week of June 2010.

Who is entitled to vote at the annual meeting?

Only FPL Group shareholders at the close of business on March 22, 2010, the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting. If you were a shareholder on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting or any adjournments or postponements of the annual meeting.

What are the voting rights of the holders of the Company’s common stock?

Each outstanding share of FPL Group common stock, par value $.01 per share, will be entitled to one vote on each matter properly brought before the annual meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of FPL Group common stock issued and outstanding on the record date will constitute a quorum, permitting the business of the meeting to be conducted.

As of the record date, 414,503,508 shares of FPL Group common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 207,251,755 shares will be required to establish a quorum.

In determining the presence of a quorum at the annual meeting, abstentions in person, proxies received but marked as abstentions as to any or all matters to be voted on that permit abstentions, and proxies received with broker non-votes on some but not all matters to be voted on, are counted as present.

A broker “non-vote” occurs when a broker, bank or other holder of record that holds shares for a beneficial owner (“broker”) does not vote on a particular proposal because the broker has not received voting instructions from the beneficial owner and does not have discretionary voting power for that particular proposal. Brokers may vote on ratification of the appointment of the independent registered public accounting firm even if they have not received instructions from the beneficial owner. However, brokers may not vote on the election of directors or on the proposal to approve the name change amendment unless they have received voting instructions from the beneficial owner. See the response to “What vote is required to approve the matters proposed?” below for a discussion of the effect of broker non-votes on the election of directors and on the proposal to approve the name change amendment.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with FPL Group’s transfer agent, Computershare, you are considered, with respect to those shares, the “shareholder of record.” The Notice or, for some shareholders of record, a full set of the proxy materials, has been sent directly to you by or on behalf of FPL Group.

If your shares are held in “street name,” you are considered the “beneficial owner” of the shares. The Notice or, for some beneficial owners, a full set of the proxy materials, was forwarded to you by or on behalf of your broker, who is considered, with respect to those shares, the shareholder of record.

How do I submit my proxy or voting instructions?

On the Internet or, if you received the proxy materials by mail, also by telephone or by mail

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By Internet—You may vote on the Internet until 11:59 p.m., Eastern Time on May 20, 2010 by going to www.proxyvote.com and following the instructions on your screen. Please have your Notice or proxy/confidential voting instruction card available when you access the web page.

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By Telephone—If you received the proxy materials by mail, you may vote by telephone by calling the toll-free telephone number on your proxy/confidential voting instruction card (1-800-690-6903), 24 hours a day and up until 11:59 p.m. Eastern Time on May 20, 2010, and following the prerecorded instructions. Please have your proxy/confidential voting instruction card available when you call. If you hold your shares in “street name,” your broker, bank, trustee or other nominee may provide additional instructions to you regarding voting your shares by telephone.

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By Mail—If you received the proxy materials by mail, you may submit your proxy by mail by marking the enclosed proxy/confidential voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided, or to FPL Group, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy/confidential voting instruction card must be received by May 20, 2010.

Please see the Notice, your proxy/confidential voting instruction card or the information your broker provided to you for more information on your options. FPL Group’s proxy tabulator, Broadridge Investor Communications Solutions, Inc., must receive any proxy/confidential voting instruction card that will not be delivered in person at the annual meeting, or any vote on the Internet or by telephone, no later than 11:59 p.m., Eastern Time, on Thursday, May 20, 2010.

If you are a shareholder of record and you return your signed proxy/confidential voting instruction card or submit your proxy by Internet or telephone, but do not indicate your voting preferences, the persons named as proxies in the proxy/confidential voting instruction card will vote the shares represented by that proxy as recommended by the Board.

In person at the annual meeting

All shareholders may vote in person at the annual meeting. However, if you are a beneficial owner of shares, you must obtain a legal proxy from your broker and present it to the inspector of election with your ballot to be able to vote at the annual meeting.

Your vote is important. You can save us the expense of a second mailing and further solicitation of proxies by submitting your proxy or voting instructions promptly.

Can I change my vote after I submit my proxy or voting instructions using the Internet or by telephone or after I return my proxy/confidential voting instruction card or voting instructions?

Yes.

If you are a shareholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Corporate Secretary of the Company;

•

timely delivery of later-dated voting instructions through the Internet or, if you received the proxy materials by mail, also by timely delivery of a valid, later-dated proxy/confidential voting instruction card or later-dated voting instructions by telephone; or

•	voting by ballot at the annual meeting, although please note that attendance at the meeting will not by itself revoke a previously granted proxy.

You may change your proxy by using any one of these methods regardless of the method you previously used to submit your proxy.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker. You may also vote in person at the annual meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares for which proxies have been properly submitted and not revoked will be voted at the annual meeting.

How do I vote my Employee Retirement Savings Plan (401(k)) shares?

If you participate in any of our Employee Retirement Savings Plans (the “plans”), you may give voting instructions to Fidelity Management Trust Company, as trustee of the plans (“Trustee”). If you are a non-bargaining FPL Group employee, or a bargaining unit employee outside the state of Florida, you may give your voting instructions to the Trustee by following the instructions you received in an e-mail from FPL GROUP, INC. [id@ProxyVote.com] sent to your work e-mail address (unless you opted to receive a paper copy of the proxy materials). If you are a Florida Power & Light Company bargaining unit employee in Florida, or a participant in the plans who is not a current employee of FPL Group or its subsidiaries, or if you opted out of e-mail delivery, you may give your voting instructions to the Trustee through the Internet or by telephone by following the instructions on your proxy/confidential voting instruction card, or you may give your voting instruction to the Trustee by mail by completing and returning the proxy/confidential voting instruction card accompanying this proxy statement.

Your instructions will tell the Trustee how to vote the number of shares of FPL Group common stock in the plans reflecting your proportionate interest in the FPL Group Stock Fund and the FPL Group Leveraged ESOP Fund. You have this right because the plans deem you to be a “named fiduciary” of the shares of common stock allocated to your account for voting purposes. Your instructions will also determine the vote of a proportionate number of shares of common stock in the Leveraged ESOP Fund which are not yet allocated to participants. If you do not give the Trustee voting instructions, the number of shares reflecting your proportionate interest in the FPL Group Stock Fund and the FPL Group Leveraged ESOP Fund will not be voted, but your proportionate share of the unallocated FPL Group Leveraged ESOP Fund shares will be voted by the Trustee in the same manner as it votes unallocated shares for which instructions are received. The Trustee will vote your shares in accordance with your duly executed instructions received by 1:00 a.m., Eastern Time, on May 19, 2010.

You may also revoke previously given voting instructions by 1 a.m., Eastern Time, on May 19, 2010, by filing written notice of revocation with the Trustee or by giving new voting instructions in any of the ways described above. The Trustee will follow the last timely voting instructions which it receives from you. Your voting instructions will be kept confidential by the Trustee.

What is “householding” and how does it affect me?

FPL Group has adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name, and do not participate in electronic delivery of proxy materials, will receive only one package containing individual copies of the Notice or proxy materials in paper form for each shareholder at the address. This procedure will reduce the volume of duplicate materials shareholders receive and also will reduce FPL Group’s postage fees. Shareholders who participate in householding and to whom a full set of proxy materials have been mailed will continue to receive separate proxy cards. If your household receives only a single package containing a copy of the Notice or the proxy materials, and you wish to receive a duplicate copy, please contact Broadridge toll free at 1-800-542-1061, or write to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, and a duplicate copy will be provided promptly. You may contact Broadridge at the same telephone number or mailing address if you wish to revoke your consent to future householding mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple packages containing copies of the Notice or proxy materials in paper form, or if you hold shares in more than one account, and in either case you wish to receive only a single package for your household, please contact us in writing at FPL Group, Shareholder Services, P.O. Box 14000, 700 Universe Blvd., Juno Beach, Florida, 33408-0420 or by calling 1-800-222-4511.

Beneficial owners can request information about householding from their banks, brokers or other holders of record.

What are the Board’s recommendations?

Unless you give other instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR the election as directors of the nominees specified in this proxy statement. (See Proposal 1)

•	FOR ratification of appointment of Deloitte & Touche LLP as FPL Group’s independent registered public accounting firm for 2010. (See Proposal 2)

•	FOR approval of an amendment to Article I of the Restated Articles of Incorporation of FPL Group, Inc. to change the Company’s name to NextEra Energy, Inc. (See Proposal 3)

•

In accordance with the discretion of the persons acting under the proxy concerning such other business as may properly be brought before the annual meeting or any adjournment(s) or postponement(s) thereof.

What vote is required to approve the matters proposed?

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Election as directors of the nominees specified in this proxy statement—A nominee for director shall be elected to the board of directors if the votes cast for such nominee’s election by shareholders present in person or represented by proxy at the meeting and entitled to vote on the matter exceed the votes cast by such shareholders against such nominee’s election. Each vote to withhold has the same effect as a vote against a nominee. If you are a beneficial owner, your broker is not permitted under New York Stock Exchange (“NYSE”) rules to vote your shares on the election of directors if the broker does not receive voting instructions from you. Without your voting instructions, a broker non-vote will occur. Since broker non-votes are not votes cast, they will have no legal effect on the election of directors. See Director Resignation Policy in the section entitled Corporate Governance and Board Matters for information about FPL Group’s policy if a nominee for director fails to receive the required vote.

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Ratification of appointment of independent registered public accounting firm—The appointment of the independent registered public accounting firm will be ratified if the votes cast by shareholders present in person or represented by proxy at the meeting and entitled to vote on the matter favoring such action exceed the number of votes cast by such shareholders opposing such action (a “Majority Vote”). Since brokers are permitted under NYSE rules to vote your shares on this proposal even if the broker does not receive voting instructions from you, there are not expected to be broker non-votes on this proposal. Abstentions are not considered votes cast and will have no legal effect on whether this proposal is approved.

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Approval of the amendment to Article I of the Restated Articles of Incorporation of FPL Group, Inc. to change the Company’s name to NextEra Energy, Inc.—A Majority Vote is required to approve the amendment. Abstentions are not considered votes cast and will have no legal effect on whether this proposal is approved. Brokers are not permitted under NYSE rules to vote your shares on this proposal if the broker does not receive voting instructions from you. Without your voting instructions, a broker non-vote will occur. Since broker non-votes are not votes cast, they will have no legal effect on whether this proposal is approved.

Who pays for the solicitation of proxies?

FPL Group is soliciting proxies, and it will bear the expense of solicitation. Proxies will be solicited principally by mail and by electronic media, but directors, officers and regular employees of FPL Group or its subsidiaries may solicit proxies personally, or by telephone or by electronic media, but without compensation other than their regular compensation. FPL Group has retained Laurel Hill Advisors, LLC to assist in the solicitation of proxies, for which it will be paid a fee of $12,000 plus out-of-pocket expenses. FPL Group will reimburse custodians, nominees and other persons for their out-of-pocket expenses in sending the Notice and/or proxy materials to beneficial owners.

Could other matters be decided at the annual meeting?

At the date this proxy statement went to press, the Board did not know of any matters to be raised at the annual meeting other than those referred to in this proxy statement and does not intend to bring before the meeting any matter other than the proposals described in this proxy statement. If, however, other matters are properly brought before the annual meeting, or any adjourned or postponed meeting, your proxies include discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their discretion, including voting to adjourn or postpone the annual meeting.

BUSINESS OF THE ANNUAL MEETING

Proposal 1: Election as directors of the nominees specified in this proxy statement

The Board has nominated the 12 incumbent members listed below for election as directors at the annual meeting. Unless you specify otherwise in your proxy, your proxy will be voted FOR the election of the listed nominees.

The Board is currently comprised of 13 members. One member of the Board, Paul R. Tregurtha, has reached the mandatory retirement age and will retire from the Board effective immediately prior to the annual meeting. In accordance with the Company’s Bylaws, the Board has adopted a resolution, effective immediately preceding the annual meeting, reducing the size of the Board to 12 members. The Board believes this membership is within an appropriate size range because it facilitates substantive discussions among Board members and allows for contributions by directors having a broad range of skills, expertise, and industry knowledge and diversity of opinion. In addition, because of the complexity of the Company’s businesses, the Board generally believes it is appropriate, as a Board member approaches retirement, to have a slightly larger Board during a period of transition to a new director. Directors serve until the next annual meeting of shareholders or until their respective successors are elected and qualified.

Director Qualifications. The FPL Group, Inc. Corporate Governance Principles & Guidelines (“Corporate Governance Principles & Guidelines”), a copy of which is available in the Governance section of the Company’s website at www.fplgroup.com/governance/contents/governance.shtml, contains Board membership qualifications, including experience, skills and attributes, that are considered by the Governance & Nominating Committee in recommending non-employee nominees for a position on the Board. In addition, the Corporate Governance Principles & Guidelines provide that the Company’s chief executive officer is to serve as a director. The Board views itself as a cohesive whole, and includes members who together serve the interests of the Company and its shareholders. Qualifications, attributes and other factors considered by the Governance & Nominating Committee in identifying director nominees include (but are not limited to):

•

experience at a strategy and/or policy setting level, or high-level managerial experience in a relatively complex business, government or other organization, or other similar and relevant experience in dealing with complex problems;

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sufficient time to devote to the Company’s affairs (including limiting service on other boards of public companies to a number that permits directors, given their individual circumstances, to perform responsibly all director duties, but in any event with simultaneous service as a director limited to no more than six public companies);

•	character and integrity;

•	an inquiring mind and good judgment;

•	an ability to work effectively with others;

•	whether an individual assists in achieving a mix of directors that represents a diversity of background and experience, including age, gender, race, ethnicity and specialized experience;

•	an ability to represent the balanced interests of the Company’s shareholders as a whole, rather than special constituencies;

•	the individual’s independence as described in applicable listing standards, legislation and regulations;

•

the extent of the individual’s business experience, technical expertise, or specialized skills or experience, and whether the individual, by virtue of particular experience relevant to FPL Group’s current or future business, will add specific value as a Board member; and

•

whether the individual would be considered an “audit committee financial expert” or “financially literate” as described in applicable listing standards, legislation, regulations or Audit Committee guidelines.

As discussed more specifically below, the Governance & Nominating Committee considered in particular the contributions to a strong, diverse board of the individual backgrounds and experience of its current directors and nominees, including without limitation experience in: leading and growing businesses; legislative, political and regulatory affairs; customer and client service; environmental compliance; investor relations; international business operations and management; industrial operations; capital raising strategies; executive compensation; renewable energy; nuclear power operations and management; finance; and strategic planning. The regulated and competitive operations of the Company require an understanding of the regulatory, legislative and political environment affecting public utility and competitive energy operations, the service demands of wholesale and retail power customers, the effect of new technologies on the Company’s strategic direction, the challenges of maintaining growth without sacrificing profitability, the diverse options available for financing the Company’s businesses and the Company’s responsibilities to the communities it serves. The particular experience, qualifications, attributes and skills that led the Governance & Nominating Committee and the Board to conclude, in light of the Company’s business and structure, that each current director and nominee should serve as an FPL Group director include (but are not limited to) the following:

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Mrs. Barrat has 35 years of progressively more responsible leadership experience in financial services, culminating in her current position as President of Personal Financial Services for The Northern Trust Company, one of two principal business units of this Fortune 500 company. She is experienced in building and leading client service businesses that operate in a variety of regulatory jurisdictions and, as a Florida native with a significant part of her company’s business in Florida, she has extensive experience with Florida-based customers and business conditions. In addition, her 12 years of service on the Board have provided her with knowledge and experience about the Company’s history and businesses.

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Mr. Beall has 36 years of leadership experience at Beall’s, Inc., the parent company of Beall’s Department Stores, Inc., and Beall’s Outlet Stores, Inc. (collectively, “Beall’s”), during which the company grew from seven stores in Florida and sales of $6 million to over 500 stores in 14 states and over $1 billion in sales. In addition to this experience in growing and leading a business, Mr. Beall has extensive experience with Florida-based customers and business conditions. Further, his more than 20 years of service on the Board have provided him with knowledge and experience about the Company’s history and businesses.

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Mr. Brown has 48 years of leadership experience at Brown & Brown, Inc. (“Brown & Brown”), an insurance broker which grew during his tenure from a company with six employees to a public company with operations in 38 states and 5,400 employees. In addition to the risk management expertise and financial acumen gained from his business experience, Mr. Brown has extensive legislative and political experience and knowledge, having served eight years in the Florida legislature, including two years as Speaker of the House. Further, his more than 20 years of service on the Board have provided him with knowledge and experience about the Company’s history and businesses.

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Mr. Camaren had 19 years of leadership experience in progressively more senior roles with a large, regulated investor-owned utility. During the years he served as chairman and chief executive officer, the utility had customer growth at a rate that exceeded the industry average and acquired and integrated over 40 utilities. In addition, Mr. Camaren has experience in managing capital expenditures, environmental compliance, regulatory relations and investor relations.

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Mr. Ferguson has 33 years of leadership experience in progressively more responsible roles at Eastman Chemical Company (“Eastman”), a public company with 2009 revenues of approximately $5 billion and 10,000 employees, culminating in his service as chief executive officer and as executive chairman. He has experience in international business, industrial operations, strategic planning and capital raising strategies, as well as in executive compensation.

•

Mr. Hay has a B.S. degree in electrical engineering and an M.S. degree in industrial administration, and also studied nuclear engineering. He developed an expertise in strategy development and implementation as a strategy consultant, a position he held for nine years. Having served as chief financial officer of the Company from 1999 to 2000 and of another large corporation from 1991 to

1999, Mr. Hay has substantial experience with respect to capital raising, financial planning, mergers and acquisitions, and investor relations. He also has experience in corporate governance, as he serves on the governance committees of two other public companies, and as the chairman of one of those committees. Mr. Hay has been instrumental in the Company’s growth, as market capitalization has increased from $10.6 billion at the end of June 2001 to $21.8 billion at the end of December 2009. Mr. Hay’s knowledge of all aspects of the Company’s business and industry, combined with his strategic vision and his focus on continuous improvement and operational excellence, have contributed greatly to the Company’s achievements as a leader in renewable energy generation, and to its selection as one of Fortune Magazine’s Most Admired Companies for four consecutive years.

•

Ms. Jennings has extensive legislative and political experience, having served three years as Lieutenant Governor of the State of Florida and 24 years in the Florida legislature. In addition, she has extensive experience in running a Florida-based business and familiarity with the Florida business environment.

•

Mr. Kingsley has extensive leadership experience in the operation and management of nuclear power generation facilities and utilities. He is the retired president and chief operating officer of Exelon Corporation, an integrated utility company. Prior thereto, Mr. Kingsley served as president and chief nuclear officer of Exelon Nuclear. Earlier in his career, Mr. Kingsley served as president and chief nuclear officer of the Nuclear Generation Group of Unicom, the parent company of Commonwealth Edison, then the largest nuclear program in the United States, as chief nuclear officer of the Nuclear Generation Group at the Tennessee Valley Authority, as vice president, Nuclear Operations for Middle South Utilities, and in various positions in the nuclear area of the Southern Company. From 1966 to 1971, Mr. Kingsley served as an officer in the United States Navy Nuclear Submarine Force. As a result of his service in these positions, as well as his past service as President of the World Association of Nuclear Operators (WANO), an organization created to improve safety at nuclear power plants around the world, Mr. Kingsley also offers substantial experience concerning all aspects of nuclear safety.

•

Mr. Schupp has 25 years of leadership experience as a chief executive officer of both public and private banking organizations, and has experience in reviewing the financial statements of complex businesses, in mergers and acquisitions, in developing and implementing capital raising strategies, in strategic planning and with Florida-based customers and business conditions. In addition, he has experience in such areas as macroeconomic policy, community and economic development and government regulation gained from his service as a director of the Federal Reserve Bank of Atlanta.

•

Mr. Swanson has 38 years of progressively more responsible leadership experience at Raytheon Company (“Raytheon”), culminating in his six years of experience as chief executive officer of a complex public company with international operations, revenues in 2009 of approximately $25 billion and 75,000 employees. He has extensive experience in strategic planning, operations and management, global business operations and complex technologies. He holds a bachelor’s degree in industrial engineering from California Polytechnic State University.

•

Mr. Thaman has 17 years of leadership experience at Owens Corning, including his experience as chief financial officer and culminating in his seven years of experience as chairman and two years of experience as chief executive officer of this global public company with 2009 revenues of approximately $5 billion and 16,000 employees. Prior to joining Owens Corning, Mr. Thaman was Vice President in the New York office of Mercer Management Consulting, a strategy consulting firm. He has experience leading business operations, finance and strategy. His experience as a chief financial officer and chief executive officer has led to his designation as an “audit committee financial expert.”

•

Mr. Tookes had many years of operational leadership in senior management positions at large international public companies, which provided him with leadership, financial and global experience, as well as substantial leadership experience in the management of complex technology businesses. His science, engineering and business education and training have provided him with knowledge relevant to the operation of the Company’s businesses. His public company board experience includes service on the audit, finance, compensation, governance and nominating and business ethics committees of various public companies.

Listed below are the 12 nominees for election as directors, their principal occupations and certain other information regarding them. Unless otherwise noted, each director has held his or her present position continuously for five years or more and his or her employment history is uninterrupted.

Sherry S. Barrat	Mrs. Barrat, 60, is president of Personal Financial Services for The Northern Trust Company, a banking corporation headquartered in Chicago, Illinois. Mrs. Barrat is a member of Northern Trust’s Management Committee. Prior to being appointed to her current office in January 2006, Mrs. Barrat served as chairman and chief executive officer of Northern Trust Bank of California, N.A., from 1999 through 2005, and as president of Northern Trust Bank of Florida’s Palm Beach Region from 1992 through 1998. Mrs. Barrat joined Northern Trust in 1990 in Miami. Mrs. Barrat has been a director of FPL Group since 1998.

Mr. Beall, 66, is chairman of Beall’s, which operate retail stores located from Florida to California. Until August 2006, he was also chief executive officer of Beall’s. Mr. Beall is currently, and has been since 2004, a director of SunTrust Banks, Inc., and is currently a director of Blue Cross/Blue Shield of Florida and the National Retail Federation. He is also past chairman of the Florida Chamber of Commerce. Mr. Beall has been a director of FPL Group since 1989.

Robert M. Beall, II

J. Hyatt Brown	Mr. Brown, 72, is non-executive chairman of the board of Brown & Brown, a publicly-held insurance broker based in Daytona Beach and Tampa, Florida. He served as chief executive officer of Brown & Brown from 1993 to July 2009, and was president of Brown & Brown from 1961 to 1993. He is also currently a director of Verisk Analytics, Inc. (since 2009) and International Speedway Corporation (since 1987). He was a director of Rock-Tenn Company from 1971 until his retirement in January 2010, a director of SunTrust Banks, Inc. from 1984 until 2008 and a director of BellSouth Corporation from 1994 until its acquisition by AT&T Corp. in 2006. Mr. Brown is a former member of the Florida House of Representatives and served as Speaker of the House from 1978 to 1980. He is a member and past chairman of the Board of Trustees of Stetson University. Mr. Brown has been a director of FPL Group since 1989.

James L. Camaren	Mr. Camaren, 55, is a private investor. Until May 2006, he was chairman and chief executive officer of Utilities, Inc. Utilities, Inc. was one of the largest investor-owned water utilities in the United States until March 2002, when it was acquired by Nuon, a Dutch company, which subsequently sold Utilities, Inc. in April 2006. He joined Utilities, Inc. in 1987 and served successively as vice president of business development, executive vice president, and vice chairman, becoming chairman and chief executive officer in 1996. Mr. Camaren has been a director of FPL Group since 2002.

J. Brian Ferguson	Mr. Ferguson, 55, is executive chairman of Eastman, a global chemical company engaged in the manufacture and sale of a broad portfolio of chemicals, plastics and fibers, having retired as chief executive officer of Eastman in May 2009. Prior to becoming chairman and chief executive officer of Eastman in January 2002, Mr. Ferguson served as president of Eastman’s Chemicals Group, where he had direct responsibility for all chemicals-based business organizations, as well as the manufacturing, sales, pricing and product management, technology and geographical aspects of the business group. He joined Eastman in 1977 and led several of its businesses in the U.S. and Asia. Mr. Ferguson is a director of the American Chemistry Council. Mr. Ferguson has been a director of FPL Group since 2005.

Lewis Hay, III	Mr. Hay, 54, is the chairman and chief executive officer of FPL Group, having relinquished the title of president in December 2006. He became a director, president and chief executive officer of FPL Group in June 2001, and chairman of FPL Group and chairman and chief executive officer of Florida Power & Light Company in January 2002. Mr. Hay relinquished the title of chief executive officer of Florida Power & Light Company in July 2008. He joined FPL Group in 1999 as vice president, finance and chief financial officer. From March 2000 until December 2001 he served as president of FPL Group’s competitive energy subsidiary, NextEra Energy Resources, LLC. He is a director of Capital One Financial Corporation (since 2003) and Harris Corporation (since 2002), as well as FPL Group’s subsidiary, Florida Power & Light Company.

Toni Jennings	Ms. Jennings, 60, has since 2007 been the chairman of the board of Jack Jennings & Sons, Inc., a family-owned construction business which provides general contractor, construction manager and design builder services. She served as the Lieutenant Governor of the State of Florida from March 2003 through December 2006. Prior to serving in that role, she was a member of the Florida Senate from 1980 until 2000, including two consecutive terms as Senate President, and a member of the Florida House of Representatives from 1976 until 1980. From 1983 until she became Lieutenant Governor, she also served as president of Jack Jennings & Sons. Ms. Jennings is a director of Brown & Brown (since 2007) and the Nemours Foundation and a trustee of Rollins College. Ms. Jennings has been a director of FPL Group since 2007.

Oliver D. Kingsley, Jr.	Mr. Kingsley, 67, is retired, and currently serves as Associate Dean for Special Projects at the Samuel Ginn College of Engineering at Auburn University. Prior to his retirement, Mr. Kingsley served from February 2002 to November 2004 as president and chief operating officer of Exelon Corporation, an integrated utility company, and as president and chief executive officer of Exelon’s subsidiary, Exelon Generation. Prior thereto, Mr. Kingsley served as president and chief nuclear officer of Exelon Nuclear from October 2000 to February 2002. Mr. Kingsley is a director of McDermott International, Inc. (since 2004). Mr. Kingsley has been a director of FPL Group since 2007.

Rudy E. Schupp	Mr. Schupp, 59, has been the president and chief executive officer, and a director, of 1st United Bank, a banking corporation located in Boca Raton, Florida, and chief executive officer and a director of its publicly-held parent company, 1st United Bancorp, Inc., since mid-2003. He was the chairman, president and chief executive officer of Republic Security Bank in West Palm Beach, Florida from 1984 until March 2001, and the chairman, president and chief executive officer of its parent company, Republic Security Financial Corporation (“RSFC”), from 1985 until March 2001, when RSFC was acquired by Wachovia Corporation. Following the acquisition, he served as Chairman of Florida Banking of Wachovia Bank, N.A. until December 2001. In March 2002, Mr. Schupp became a managing director of Ryan Beck & Co., an investment banking and brokerage company, a position he held until March 2003. He is a director of the Federal Reserve Bank of Atlanta, a director (and the former chairman) of the Business Development Board of Palm Beach County and a former president of the Florida Bankers Association. Mr. Schupp has been a director of FPL Group since 2005.

William H. Swanson	Mr. Swanson, 61, has been the chairman of the board of Raytheon, a company engaged in defense and government electronics, space and airborne systems, information technology, technical services and business and special mission aircraft, since 2004 and Raytheon’s chief executive officer since July 2003. Prior thereto, he served as president of Raytheon from July 2002 to May 2004, as executive vice president of Raytheon and president of its Electronic Systems division from January 2000 to July 2002, and as executive vice president of Raytheon and chairman and chief executive officer of Raytheon Systems Company from January 1998 to January 2000. Mr. Swanson joined Raytheon in 1972 and has held a wide range of leadership positions, including manufacturing manager of the company’s largest operation, senior vice president and general manager of the Missile Systems Division, general manager of Raytheon Electronic Systems, president of Electronic Systems, and chairman and chief executive officer of Raytheon Systems Company. Mr. Swanson has been a director of FPL Group since October 2009.

Michael H. Thaman	Mr. Thaman, 46, has been president and chief executive officer of Owens Corning, a world leader in building materials systems and composite systems, since December 2007, and has been its chairman since April 2002. Prior to becoming president and chief executive officer, Mr. Thaman had served as senior vice president and chief financial officer of Owens Corning since April 2000. Mr. Thaman joined Owens Corning in August 1992 as director, corporate development, and has held other positions with it since that time. Mr. Thaman has been a director of FPL Group since 2003.

Hansel E. Tookes, II	Mr. Tookes, 62, retired from Raytheon, a company engaged in defense and government electronics, space and airborne systems, information technology, technical services and business and special mission aircraft, in December 2002. He joined Raytheon in 1999 as president and chief operating officer of Raytheon Aircraft Company, was appointed chairman and chief executive officer of Raytheon Aircraft Company in 2000, and became president of Raytheon International in 2001. From 1980 until joining Raytheon, Mr. Tookes held a variety of leadership positions with United Technologies Corporation, including serving as president of Pratt & Whitney’s Large Military Engines Group. He is a director of Corning Incorporated (since 2001), Harris Corporation (since 2005), BBA Aviation PLC (since 2007) and Ryder System, Inc. (since 2002). Mr. Tookes has been a director of FPL Group since 2005.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION

OF ALL NOMINEES.

Proposal 2: Ratification of appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2010

In accordance with the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Audit Committee of the Board appoints the Company’s independent registered public accounting firm. It has appointed Deloitte & Touche (“Deloitte & Touche”) as the independent registered public accounting firm to audit the accounts of FPL Group and its subsidiaries, as well as to provide its opinion on the effectiveness of the Company’s internal control over financial reporting, for the fiscal year ending December 31, 2010. Although ratification is not required by FPL Group’s Bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche to shareholders as a matter of good corporate practice. If the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee, but the Audit Committee may decide to retain Deloitte & Touche as FPL Group’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of FPL Group and its shareholders. Additional information on audit-related matters may be found beginning on page 29 of this proxy statement.

Representatives of Deloitte & Touche will be present at the annual meeting and will have an opportunity to make a statement and to respond to appropriate questions from shareholders raised at the meeting.

Unless you specify otherwise in your proxy, your proxy will be voted FOR ratification of the appointment of Deloitte & Touche as independent registered public accounting firm for 2010.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF

APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

Proposal 3: Approval of an amendment to Article I of the Restated Articles of Incorporation of FPL Group, Inc. to change the Company’s name to NextEra Energy, Inc.

On February 12, 2010, following more than two years of consideration, the Board adopted a resolution approving an amendment to Article I of the Company’s Restated Articles of Incorporation to effect a name change and recommending that the name change amendment be submitted to shareholders for approval. The Board believes that it is in the best interest of the Company to change its name from FPL Group, Inc. to NextEra Energy, Inc., and recommends the approval of the name change amendment to the Company’s shareholders.

Reasons for the name change

The name change is intended to better reflect the Company’s scale as one of the largest and cleanest energy providers in the country, its diverse scope of operations across 28 states and Canada, and its forward-thinking, innovative approach to providing energy-related solutions for customers. In addition to more appropriately reflecting the Company’s present-day business, the change will help distinguish between the Company and its utility subsidiary, Florida Power & Light Company. The Company’s principal operating subsidiaries will maintain their current names, NextEra Energy Resources, LLC and Florida Power & Light Company.

Effects of the name change

If the name change amendment is approved by shareholders, the name change will be effective when the amendment to the Restated Articles of Incorporation is filed with the Secretary of State of the State of Florida. The Company has reserved the NYSE stock symbol “NEE.” If the name change amendment is approved, the Company intends to request that its common stock be listed on the NYSE and trade under this new stock symbol, rather than under the current “FPL” symbol.

If the name change amendment is approved by shareholders, Article I of the Company’s Restated Articles of Incorporation will be amended to read in its entirety as follows:

ARTICLE I

Name

The name of the Corporation is NextEra Energy, Inc.

If the name change becomes effective, the rights of shareholders holding certificated shares under currently outstanding stock certificates and the number of shares represented by those certificates will remain unchanged. The name change will not affect the validity or transferability of any currently outstanding stock certificates nor will it be necessary for shareholders with certificated shares to surrender or exchange any stock certificates they currently hold as a result of the name change. Uncertificated shares currently held in direct registration accounts and any new stock certificates that are issued after the name change becomes effective will bear the name “NextEra Energy, Inc.”

If the name change amendment is not approved by shareholders, the proposed amendment to the Company’s Restated Articles of Incorporation will not be made and the Company’s name and the ticker symbol for trading of its common stock on the NYSE will remain unchanged.

Unless you specify otherwise in your proxy, your proxy will be voted FOR approval of an amendment to Article I of the Restated Articles of Incorporation of FPL Group, Inc. to change the Company’s name to NextEra Energy, Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF AN AMENDMENT TO ARTICLE I OF THE RESTATED ARTICLES OF INCORPORATION OF FPL GROUP, INC. TO CHANGE THE COMPANY’S NAME TO NEXTERA ENERGY, INC.

INFORMATION ABOUT FPL GROUP AND MANAGEMENT

Common Stock Ownership of Certain Beneficial Owners and Management

The following table indicates how much FPL Group common stock is beneficially owned by the only person known by the Company to own more than 5% of the Company’s common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(a)
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	29,462,664	7.11%

(a)	As of March 1, 2010.

(b)	This information has been derived from a statement on Schedule 13G of BlackRock, Inc., filed with the SEC on January 29, 2010. As of December 31, 2009, BlackRock, Inc., a parent holding company, reported that it had sole voting and dispositive power with respect to all of the shares reported as beneficially owned.

The following table shows the number of shares of FPL Group common stock beneficially owned as of March 1, 2010 by each of FPL Group’s directors (all of whom are nominees for director except Mr. Tregurtha, who is retiring immediately prior to the annual meeting) and each named executive officer listed in the Summary Compensation Table, as well as the number of shares beneficially owned by all of FPL Group’s directors and executive officers as a group. As of March 1, 2010, each individual beneficially owns less than 1%, and all directors and executive officers as a group beneficially own 1.1%, of FPL Group common stock. No shares are pledged as security. The table also includes information about stock options and phantom or deferred shares credited to the accounts of FPL Group’s directors and executive officers under various compensation and benefit plans.

Name	Common Stock Beneficially Owned					Phantom/Deferred Shares(4)
	Shares Owned(1)		Shares Which May Be Acquired Within 60 Days(2)	Total Shares Beneficially Owned(3)
Sherry S. Barrat	17,840		2,000	19,840		18,140
Robert M. Beall, II	26,440		—	26,440		5,926
J. Hyatt Brown	59,440		—	59,440		8,190
James L. Camaren	20,740		—	20,740		5,402
Moray P. Dewhurst	194,319		437,688	632,007		25,801
J. Brian Ferguson	6,920		3,520	10,440		1,324
Lewis Hay, III	499,972		1,164,479	1,664,451		233,500
Toni Jennings	8,040		—	8,040		—
Oliver D. Kingsley, Jr.	900		5,940	6,840		297
Armando J. Olivera	136,242		400,962	537,204		33,727
Armando Pimentel, Jr.	33,207		20,701	53,908		1,119
James L. Robo	135,694		565,816	701,510		64,411
Rudy E. Schupp	10,840		—	10,840		—
William H. Swanson	2,820		—	2,820		—
Michael H. Thaman	13,840		—	13,840		—
Hansel E. Tookes, II	1,708	(5)	10,040	11,748	(5)	—
Paul R. Tregurtha(6)	15,820		9,620	25,440		9,545
All directors and executive officers as a group (27 persons)	1,553,818		3,061,081	4,614,899		430,375

(1)	Includes shares of restricted stock for Messrs. Hay (126,219), Dewhurst (41,733), Olivera (31,268), Pimentel (22,063) and Robo (46,335) , as well as for Mrs. Barrat (17,840), Ms. Jennings (8,040), and Messrs. Beall (19,440), Brown (19,440), Camaren (15,240), Ferguson (6,920), Kingsley (400), Schupp (10,440), Swanson (2,820), Thaman (13,840), Tookes (400) and Tregurtha (9,820) and a total of 562,953 shares of restricted stock for all directors and executive officers as a group. The holders of such shares of restricted stock have voting power, but not dispositive power.

(2)	Includes, for executive officers, shares which may be acquired within sixty days upon the exercise of stock options and, for directors, common stock, the receipt of which has been deferred under the FPL Group, Inc. Deferred Compensation Plan, amended and restated effective January 1, 2003 (the “Frozen Deferred Compensation Plan”) or the FPL Group, Inc. Deferred Compensation Plan effective January 1, 2005 (the “Successor Deferred Compensation Plan”) until termination of service as a Board member. The Frozen Deferred Compensation Plan and the Successor Deferred Compensation Plan are collectively referred to as the “Deferred Compensation Plan.” Also includes, for all executive officers as a group, 4,950 shares of common stock, the receipt of which has been deferred under the Deferred Compensation Plan until the first day of the first month after termination of service.

(3)	Represents the total of shares listed under the columns “Shares Owned” and “Shares Which May Be Acquired Within 60 Days.” Under SEC rules, beneficial ownership as of any date includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power as of or within 60 days after such date through the exercise of any stock option or other right.

(4)	Includes phantom shares under the FPL Group, Inc. Supplemental Executive Retirement Plan, amended and restated effective April 1, 1997 (the “Frozen SERP”), and the FPL Group, Inc. Supplemental Executive Retirement Plan, amended and restated effective January 1, 2005 (the “Restated SERP”). The Frozen SERP and the Restated SERP are collectively referred to as the “SERP.” Also includes phantom shares granted to certain directors in connection with the termination in 1996 of the Company’s non-employee director retirement plan, all of which are payable in cash, as well as, for Mr. Hay (203,655), and Mr. Olivera (23,178) and all directors and executive officers as a group (235,603), shares of common stock, the receipt of which has been deferred under the Deferred Compensation Plan until at least six months after termination of service, as to which they have neither voting nor dispositive power. Also includes, for Mr. Robo, 54,213 shares held by the trustee of a grantor trust pursuant to a deferred stock grant made under the LTIP, as to which he has neither voting nor dispositive power, and for Mr. Dewhurst, 25,705 phantom shares held pursuant to a deferred stock grant under the LTIP.

(5)	Includes 308 shares owned by Mr. Tookes’ wife, as to which Mr. Tookes disclaims beneficial ownership.

(6)	Mr. Tregurtha is retiring as a director of FPL Group immediately prior to the annual meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and executive officers are required to file initial reports of ownership and reports of changes of their beneficial ownership of FPL Group common stock with the SEC pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Based upon a review of these filings and written representations from the directors and executive officers, all required filings were timely made in 2009.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Principles & Guidelines/Code of Ethics

FPL Group has had formal corporate governance standards in place since 1994. The Governance & Nominating Committee is responsible for reviewing the Corporate Governance Principles & Guidelines and reporting and making recommendations to the Board concerning corporate governance matters. FPL Group has adopted a Code of Ethics for Senior Executive and Financial Officers which applies to FPL Group’s chief executive officer, chief financial officer, treasurer, chief tax officer, chief operating officers (including the Presidents of Florida Power & Light Company (“Florida Power & Light”), NextEra Energy Resources, LLC (“NextEra Energy Resources”) and FPL FiberNet, LLC), general counsel, chief accounting officer and comptroller, as well as a Code of Business Conduct & Ethics applicable to all representatives of FPL Group and its subsidiaries, including directors, officers and employees. The Corporate Governance Principles & Guidelines, Code of Ethics for Senior Executive and Financial Officers and Code of Business Conduct & Ethics are available in the Governance section of the Company’s website at http://www.fplgroup.com/governance/contents/fplgroup_governance.shtml. Any amendments or waivers of the Code of Ethics for Senior Executive and Financial Officers which are required to be disclosed to shareholders will be disclosed on the FPL Group website at the address listed above.

Director Resignation Policy

As discussed above, under the Company’s Bylaws, in an uncontested election directors are elected by a majority of the votes cast. The Board has adopted a Policy on Failure of Nominee Director(s) to Receive a Majority Vote in an Uncontested Election (“Director Resignation Policy”), the effect of which is to require that in any uncontested director election, any incumbent director who is not elected by the required vote shall offer to resign, and the Board shall determine whether or not to accept the resignation within ninety days of the certification of the shareholder vote. The Company will report the action taken by the Board under the Director Resignation Policy in a publicly-available forum or document.

The Company’s Bylaws provide that, in a contested election, directors are elected by a plurality of the votes cast.

Director Independence

The Board conducts an annual review regarding the independence from the Company’s management of each of its members, and in addition assesses the independence of any new member at the time that the new member is appointed to the Board. The Board considers all relevant facts and circumstances and uses the criteria set forth in the NYSE corporate governance independence standards (the “NYSE standards”), which are the applicable standards under SEC rules, to assess director independence. These standards are also set forth or referred to in the Corporate Governance Principles & Guidelines, a copy of which is available in the Governance section of the Company’s website at www.fplgroup.com/governance/contents/governance.shtml. The NYSE standards and the Corporate Governance Principles & Guidelines require that FPL Group have a majority of independent directors. and provide that the Board must affirmatively determine that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), in order to determine that the director is independent. As set forth in the Corporate Governance

Principles & Guidelines, the Board considers all relevant facts and circumstances in making independence determinations. In particular, when assessing the materiality of a director’s relationship (if any) with the Company, the Board considers materiality both from the standpoint of the director and from the standpoint of persons or organizations with which the director has an affiliation. Material relationships for this purpose may include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

In addition to the subjective standard described above, the NYSE standards have objective tests for determining who is an “independent director.” Under the objective tests, a director cannot be considered independent if he or she:

•	is an employee of the Company, or has an immediate family member who is an executive officer of the Company, until three years after the employment relationship ended;

•

receives more than $120,000 annually in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service), until three years after that amount is no longer received;

•

is a current partner or employee of Deloitte & Touche, the Company’s independent registered public accounting firm, or has an immediate family member who is either (a) a current partner of Deloitte & Touche or (b) a current employee of Deloitte & Touche who personally works on the Company’s audit, until three years after these relationships with Deloitte & Touche have ended;

•

is an executive officer, or whose immediate family member is an executive officer, of another company where any of the Company’s present executive officers serve on that other company’s compensation committee, until three years after the end of that service or employment relationship; or

•

is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of (a) $1,000,000 or (b) 2% of such other company’s consolidated gross revenues, until three years after falling below that threshold.

The NYSE standards and the Corporate Governance Principles & Guidelines also require that each of the Compensation Committee, Governance & Nominating Committee and Audit Committee consist entirely of independent directors. The NYSE standards and Rule 10A-3 under the Exchange Act include the additional requirement that members of the Audit Committee may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation. Compliance by Audit Committee members with this requirement is separately assessed by the Audit Committee prior to being assessed by the Board.

Based on its review and the NYSE standards, in February 2010 the Board determined that Sherry S. Barrat, Robert M. Beall, II, J. Hyatt Brown, James L. Camaren, J. Brian Ferguson, Toni Jennings, Oliver D. Kingsley, Jr., Rudy E. Schupp, William H. Swanson, Michael H. Thaman, Hansel E. Tookes, II and Paul R. Tregurtha (who is retiring immediately before the annual meeting), being all of the non-employee directors, are independent under applicable laws, the NYSE standards and the Corporate Governance Principles & Guidelines. In determining that Mrs. Barrat is independent, the Board considered that an FPL Group subsidiary terminated its ordinary course, immaterial business relationship with Northern Trust, where Mrs. Barrat is an officer, at the end of 2009.

Board Leadership Structure

FPL Group’s chief executive officer serves as chairman of the Company’s Board, and the Board also has an independent Lead Director. As approved by the independent directors, the Lead Director position rotates biennially, except as unusual circumstances may otherwise warrant and generally on a calendar year basis, among the non-management Chairs of the Audit, Compensation, Finance & Investment and Governance & Nominating Committees, in alphabetical committee order; provided that no member of the Board will serve as Lead Director for more than one biennial term on a consecutive basis. Since January 1, 2010, J. Hyatt Brown has served as Lead Director.

The Lead Director has the following duties and authorities:

•	to act, on a non-exclusive basis, as liaison between the independent directors and the chairman;

•	to approve the Board agenda and information sent to the Board;

•	to preside at Board meetings in the absence of the chairman and to chair executive sessions of the non-management directors;

•	to approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	to call executive sessions of the independent directors;

•	if requested by major shareholders, to be available, when appropriate, for consultation and direct communication consistent with the Company’s policies regarding communications with shareholders;

•	to communicate Board member feedback to the chief executive officer; and

•	to have such other duties as may from time to time be assigned by the Board.

Executive sessions of the independent directors are provided for in the agenda for each regularly-scheduled Board meeting and each regularly-scheduled Committee meeting (other than quarterly earnings review meetings of the Audit Committee). As noted above, the Lead Director chairs the Board executive sessions, and thereafter meets with the chief executive officer to provide feedback. Committee executive sessions are chaired by the Committee chairs, all of whom are independent directors (with the exception of the Executive Committee, which is chaired by the chairman of the board and meets only on an as-needed basis). The Board believes that having an independent Lead Director, regular Board and Committee executive sessions, a substantial majority of independent Directors and the corporate governance structures and processes described in this proxy statement allow the Board to maintain effective oversight of management.

As set forth in the Corporate Governance Principles & Guidelines, the Board believes that the decision as to who should serve as chairman and as chief executive officer, and whether the offices should be combined or separate, is properly the responsibility of the Board, to be exercised from time to time in appropriate consideration of the Company’s then-existing characteristics or circumstances. In view of the Company’s operating record, including its role as a national leader in renewable energy generation, and the operational and financial opportunities and challenges faced by the Company, the Board’s judgment is that the functioning of the Board is currently best served by maintaining its existing structure of having one individual serve as both chairman and chief executive officer. The Board believes that having a single person acting in the capacities of chairman and chief executive officer promotes unified leadership and direction for the Board and executive management and allows for a single, clear focus for the chain of command to execute the Company’s strategic initiatives and business plans and to address its challenges. However, depending on the circumstances, such as during a transition from one chief executive officer to another, the Board believes that it may be appropriate for the role of the chief executive officer and the chairman to be separated.

Board Role in Risk Oversight

The Board discharges its risk oversight responsibilities primarily through its committees, each of which reports its activities to the Board at the next succeeding Board meeting. The risk oversight responsibilities of the committees include:

•

Audit Committee. The Audit Committee is responsible for monitoring the integrity of the Company’s financial statements, the independent auditor’s qualifications and independence, the performance of the

Company’s internal audit function and independent auditor, compliance with legal and regulatory requirements, and the Company’s system of disclosure controls and system of internal controls relating to its accounting and financial reporting processes. As part of its duties, the Audit Committee discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures. The committee also reviews the Company’s risk assessment and risk management policies generally and, as part of this duty, provides oversight to the Corporate Risk Management Committee described below.

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Finance & Investment Committee. The Finance & Investment Committee is responsible for reviewing and monitoring the Company’s financing plans, making recommendations regarding the Company’s dividend policy, reviewing the Company’s energy trading, marketing and risk management activities and exposure, and overseeing the risks associated with financing strategy, financial policies and use of financial instruments, including derivatives.

•

Nuclear Committee. The Nuclear Committee is responsible for reviewing the safety, reliability, and quality of nuclear operations, reviewing reports issued issued by external oversight groups, and reviewing the Company’s long-term strategies and plans relating to its nuclear operations.

•

Compensation Committee. The Compensation Committee is responsible for oversight of compensation-related risks, including reviewing management’s assessment of risks related to employee compensation programs.

FPL Group’s chief executive officer serves as the Company’s chief risk officer. In that capacity, the chief executive officer, together with other members of the Company’s senior management team, oversees the execution and monitoring of the Company’s risk management policies and procedures. FPL Group’s management maintains a number of risk oversight committees that assess operational and financial risks throughout the Company. FPL Group also has a Corporate Risk Management Committee, composed of senior executives, that assesses the Company’s strategic risks and the strategies employed to mitigate those risks. The Board committees discussed above meet periodically with the Company’s senior management team to review the Company’s risk management practices and key findings.

Director Meetings and Attendance

The Board and its committees meet on a regular schedule and also hold special meetings from time to time as deemed necessary and appropriate. The Board met six times in 2009. Each director attended at least 75% of the total number of Board meetings and meetings of the committees on which he or she served.

Absent circumstances that cause a director to be unable to attend the Board meeting held in conjunction with the annual shareholders’ meeting, Board members are required to attend the annual shareholders’ meeting. All of the directors then in office attended the 2009 annual meeting of shareholders.

Committees

The standing committees of the Board are the Audit Committee, the Compensation Committee, the Governance & Nominating Committee, the Finance & Investment Committee, the Nuclear Committee and the Executive Committee. The committees regularly report their activities and actions to the full Board, generally at the Board meeting next following the committee meeting. Each of the committees operates under a charter approved by the Board and each committee conducts an annual evaluation of its performance. The charter of each of the Audit Committee, the Compensation Committee and the Governance & Nominating Committee is required to comply with the NYSE corporate governance requirements. There are no NYSE requirements for the charters of the Finance & Investment Committee, the Nuclear Committee or the Executive Committee. Each of the committees is permitted by its charter to act through subcommittees, and references in this proxy statement to any of those committees include any such subcommittees. Current copies of the charters of the committees are available on the Company’s website in the Governance section at http://www.fplgroup.com/governance/contents/fplgroup_governance.shtml. The membership during 2009, current membership and functions of the committees are described below.

Audit Committee

FPL Group has an Audit Committee established in accordance with applicable provisions of the Exchange Act and the NYSE standards. The Audit Committee is currently comprised of Ms. Jennings and Messrs. Thaman (Chair), Camaren, Kingsley, Swanson and Tregurtha. Messrs. Brown and Schupp served on the committee until May 2009 and Messrs. Camaren and Tregurtha joined the committee in May 2009, while Mr. Swanson joined the committee in January 2010. The Audit Committee met eight times in 2009, including meeting regularly with Deloitte & Touche, the Company’s independent registered public accounting firm, and the internal auditors, both privately and in the presence of management. The Audit Committee has the authority to appoint or replace the Company’s independent registered public accounting firm and approves all permitted services to be performed by the independent registered public accounting firm. The Audit Committee assists the Board in monitoring the integrity of the financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the independence and performance of the Company’s internal audit function and independent registered public accounting firm and the system of disclosure controls and internal controls over its accounting and financial reporting processes. The Audit Committee is responsible for establishing procedures for (1) the receipt, retention and treatment of complaints, questions and other information received by the Company regarding accounting, internal accounting controls or auditing matters and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Audit Committee conducts an annual self-evaluation. A more detailed description of the Audit Committee’s duties and responsibilities is contained in the Audit Committee Charter, a copy of which is available in the Governance section of FPL Group’s website at www.fplgroup.com/governance/contents/audit_committee.shtml.

The Board has determined that each member of the Audit Committee satisfies the “financial literacy” standard of the NYSE and that Michael H. Thaman is an “audit committee financial expert” as that term is defined by applicable SEC regulations. In addition, the Board has determined that each member of the Audit Committee, including the audit committee financial expert, is independent under the NYSE standards, Rule 10A-3 under the Exchange Act and the Corporate Governance Principles & Guidelines.

The Audit Committee Report begins at page 29. Since Mr. Swanson joined the Committee on January 1, 2010, the report was approved by the Audit Committee without the participation of Mr. Swanson.

Compensation Committee

The Compensation Committee is currently comprised of Mrs. Barrat, Ms. Jennings and Messrs. Ferguson (Chair), Beall, Camaren and Schupp. Mr. Tregurtha served on the committee until May 2009 and Mr. Schupp joined the committee in May 2009. The Compensation Committee met four times in 2009. The Board has determined that each member of the Compensation Committee is independent under the NYSE standards and the Corporate Governance Principles & Guidelines.

Compensation Committee Authority

The Compensation Committee has the authority to review and approve corporate goals and objectives relevant to the compensation of the chief executive officer (“CEO”) and other executive officers, evaluate the performance of the chief executive officer in light of those goals and objectives, approve the compensation of the chief executive officer and other executive officers, approve any employment agreements, special supplemental benefits and severance arrangements for the chief executive officer and other executive officers, and make recommendations to the Board with respect to the compensation of certain other officers and the directors. Additional responsibilities include overseeing the preparation of the Compensation Discussion & Analysis section and preparing the annual Compensation Committee Report for inclusion in the Company’s proxy statement, making recommendations to the Board with respect to incentive compensation plans and other equity-based plans, administering the Company’s annual and long term incentive plans and non-employee directors stock plan, and retaining, and approving the terms of retaining, any outside compensation consultants engaged by the committee to assist in the evaluation of director, chief executive officer and other senior officer compensation. The Compensation Committee conducts an annual self-evaluation. A more detailed description of the Compensation Committee’s authorities, duties and responsibilities is in the Compensation Committee Charter, a copy of which is available in the Governance section of FPL Group’s website at http://www.fplgroup.com/governance/contents/compensation_committee.shtml.

As permitted under the terms of the FPL Group, Inc. Amended and Restated Long Term Incentive Plan (the “LTIP”), the Board has delegated to the chairman and chief executive officer the authority to make grants under the LTIP to employees who are not executive officers. The Compensation Committee has the authority to review these awards. In addition, the Compensation Committee has delegated to the chief executive officer and the most senior human resources officer its authority to identify participants in the Annual Incentive Plan other than executive officers and establish the terms and conditions pursuant to which incentive compensation for 2009 was, and for 2010 may be, payable to such other participants. The Compensation Committee has not delegated any other authority granted to it.

Compensation Committee Agenda and Processes; Role of External Consultants and Executive Officers

The Compensation Committee plans its agendas to ensure a thorough and thoughtful decision process. Typically, information regarding strategic decisions is presented to the Compensation Committee at one meeting and the committee makes its decision at a subsequent meeting. This allows time for any follow-up to questions from Compensation Committee members in advance of the final decision. Additional agenda items are included as necessary to address current issues.

In 2009, the Compensation Committee engaged outside consultants from Watson Wyatt Worldwide (“Watson Wyatt”) to provide advice and counsel to the committee in accordance with the committee’s instructions from time to time. At the end of 2009, Watson Wyatt merged with Towers Perrin to form Towers Watson, and the principal individual who had been serving as the Compensation Committee’s compensation consultant on behalf of Watson Wyatt left the merged firm to form a new compensation consulting firm. Effective January 2, 2010, the Compensation Committee engaged that firm, Ira T. Kay & Company, LLC (“Kay & Company”), to continue to advise the committee through the conclusion of the annual compensation cycle. In early 2010, certain technical valuation services relating to executive compensation that in prior years had been provided to the committee by Watson Wyatt (including certain valuations used in the preparation of proxy statement compensation tables), were provided to the committee by Towers Watson.

All materials provided to the members of the committee also were provided to the outside consultants in advance of each committee meeting, and in 2009 the outside consultants participated in all but one of the committee meetings.

In 2009, Watson Wyatt provided the Compensation Committee and the Company with analysis and advice on items such as pay competitiveness (including review of and advice on the composition of the Company’s peer group) and executive compensation program plan design. In addition, using competitive data primarily compiled by FPL Group’s human resources personnel, as well as Watson Wyatt’s own evaluation and review of market trends, Watson Wyatt discussed with the Compensation Committee its recommendations with respect to non-employee director compensation, which is ultimately determined by the Board. The consultants also monitored current and emerging market trends and reported to the Compensation Committee on such trends and their impact on Company compensation practices. Kay & Company has also reviewed the Compensation Discussion & Analysis section of this proxy statement.

In providing these services, the compensation consultants report to and are directed by the Compensation Committee. Watson Wyatt and Kay & Company also cooperated with the Company’s human resources personnel and appropriate executive officers in the performance of their respective services, including assisting them in the development of executive compensation programs for consideration by the Compensation Committee. Unless otherwise directed by the Compensation Committee, Watson Wyatt and Kay & Company may share with appropriate human resources personnel and executive officers information regarding trends, comparative analysis and other matters relating to executive compensation in general or the Company’s programs in particular.

During 2009, the Company’s chief executive officer, general counsel and most senior human resources officer attended all meetings of the Compensation Committee, and the Company’s vice chairman and chief of staff attended two meetings. The committee generally has an executive session at the end of each of its meetings, during which no executive officers are present and during which the committee evaluates the performance of the chief executive officer, discusses and approves the chief executive officer’s compensation, meets with the compensation consultant and discusses and considers such other matters as it deems appropriate.

The chief executive officer provides the Compensation Committee with (1) recommendations on the total compensation opportunities for all executive officers other than himself, (2) input with respect to the individual performance of the other executive officers in connection with the committee’s determination of amounts paid under the Executive Annual Incentive Plan, (3) input with respect to the composition of the Company’s peer group used for competitive comparisons and (4) input on the matrix used to assess the Company’s financial performance under the Executive Annual Incentive Plan for 2009. In advance of each year, the chief executive officer, in collaboration with the Company’s chief operating officer and the subsidiary presidents, provides recommended Annual Incentive Plan operating performance indicators to the Compensation Committee for its consideration. In addition, the Executive Compensation Review Board (“review board”), whose members are Messrs. Hay, Pimentel, Robo, Olivera, the president of NextEra Energy Resources and the executive vice president, human resources, annually performs the initial review of the Company’s (including its subsidiaries’) performance compared to the Executive Annual Incentive Plan operating performance targets, including whether targets have been achieved, exceeded or missed, and makes recommendations based on this review to the Compensation Committee for consideration and appropriate action.

FPL Group’s executive compensation program and its compensation program for non-employee directors for 2009 were considered and acted upon by the Compensation Committee at meetings held over an 18-month period, as follows:

August 2008: Held a special meeting to, among other things, review and approve the peer group to be used for competitive comparisons when making 2009 executive compensation determinations.

October 2008: Reviewed and discussed proposed 2009 total target direct compensation opportunity for executive officers; reviewed and evaluated non-employee director compensation and recommended to the Board that the annual per meeting fees be increased for 2009.

December 2008: Reviewed and approved certain annually variable aspects of the Executive Annual Incentive Plan for 2009; reviewed and approved the Company’s adjusted earnings target, financial performance matrix and operational performance targets for the Executive Annual Incentive Plan for 2009; discussed and approved the chief executive officer’s and the other executive officers’ 2009 total compensation opportunity (including the appropriate mix of base salary, target annual incentive compensation and target long-term incentive compensation); discussed proposed mid-February 2009 grants of equity compensation to executive officers.

February 2009: Granted 2009 equity compensation to executive officers; approved a requirement that dividends on restricted stock be forfeited in circumstances where the restricted stock is forfeited prior to vesting; approved a change in equity award vesting in the event of retirements meeting certain standards in the sole discretion of the Compensation Committee; approved stock grant to non-employee directors as part of 2009 non-employee director compensation.

May 2009: Held a special meeting to, among other things, review and approve the proposed compensation arrangements for returning executive officer Mr. Dewhurst, effective upon his return to the Company.

December 2009: Approved technical amendments to affected executive compensation agreements to ensure the continued deductibility of certain performance-based compensation under Internal Revenue Code section 162(m); adopted a policy to exclude excise tax gross-up provisions in new and materially amended executive retention employment agreements.

February 2010: Evaluated corporate performance for 2009 in light of the corporate goals, corporate performance objective and performance targets, certified that the corporate performance objective and applicable performance targets had been achieved and determined annual incentive compensation amounts for executive officers, as well as the number of performance shares payable for the three-year performance period ended December 31, 2009. Adopted a policy, effective in 2010, to no longer provide tax reimbursements on perquisites to named executives. Reviewed compensation risk assessment.

Compensation Risk Assessment

In February 2010 the Compensation Committee reviewed management’s analysis of the Company’s compensation program risks and mitigation of those risks, as well as the Company’s ongoing compensation risk management process. During this review, the Committee discussed, among other things, the Board’s overall role in the oversight of the Company’s risk, the Compensation Committee’s role in the oversight of compensation-related risk, the Company’s most significant risks, the relationship of those risks to the Company’s compensation programs and policies, and the compensation risk-related risk mitigation practices and controls which the Company has in place.

The Compensation Committee Report is on page 54.

Governance & Nominating Committee

The Governance & Nominating Committee is currently comprised of Mrs. Barrat and Messrs. Brown (Chair), Ferguson, Tookes and Tregurtha. Mr. Beall served on the committee until May 2009, and Mr. Tregurtha served as the committee’s chair through December 2009. The Governance & Nominating Committee met five times in 2009. The Board has determined that each member of the committee is independent under the NYSE standards and the Corporate Governance Principles & Guidelines. The committee is responsible for reviewing the size and composition of the Board, identifying and evaluating potential nominees for election to the Board consistent with criteria developed by the committee and approved by the Board, and recommending candidates for all directorships to be filled by the shareholders or, subject to the Director Resignation Policy discussed above, the Board. The committee will consider potential nominees recommended by any shareholder entitled to vote in elections of directors, as discussed below under Consideration of Director Nominees. In addition, the committee is responsible for monitoring and overseeing the Corporate Governance Principles & Guidelines, the Director Resignation Policy, the Related Person Transactions Policy, the Code of Business Conduct & Ethics and the Code of Ethics for Senior Executive and Financial Officers, and recommending any proposed changes to the Board, conducting an annual self-evaluation, and overseeing the evaluations of the Board, the Audit, Compensation, Finance & Investment and Nuclear Committees and management. The Governance & Nominating Committee is also responsible for retaining, and approving the terms of retaining, any search firm engaged to identify director candidates.

A more detailed description of the Governance & Nominating Committee’s duties and responsibilities is contained in the Governance & Nominating Committee Charter, a copy of which is available in the Governance section of FPL Group’s website at http://www.fplgroup.com/governance/contents/governance_committee.shtml.

Finance & Investment Committee

The Finance & Investment Committee is currently comprised of Ms. Jennings and Messrs. Schupp (Chair), Beall, Brown and Tookes. Mrs. Barrat and Mr. Camaren were members of the committee until May 2009 and Ms. Jennings and Messrs. Beall and Brown joined the committee in May 2009. The Finance & Investment Committee met four times in 2009. The committee’s functions include reviewing and monitoring the Company’s financing plans, reviewing and making recommendations to the Board regarding the Company’s dividend policy, reviewing the Company’s energy trading, marketing and risk management activities and exposure, reviewing certain proposed capital expenditures and reviewing the performance of the Company’s pension and other trust funds. The Finance & Investment Committee conducts an annual self-evaluation.

A more detailed description of the Finance & Investment Committee’s duties and responsibilities is contained in the Finance & Investment Committee Charter, a copy of which is available in the Governance section of FPL Group’s website at http://www.fplgroup.com/governance/contents/finance_committee.shtml.

Nuclear Committee

Mr. Kingsley is the sole member of the Nuclear Committee, which meets with senior members of the Company’s nuclear division. The Nuclear Committee met four times in 2009. The committee’s purpose is to review the operation of the Company’s nuclear division and make reports and recommendations to the Board with respect thereto.

A more detailed description of the Nuclear Committee’s duties is contained in the Nuclear Committee Charter, a copy of which is available in the Governance section of FPL Group’s website at http://www.fplgroup.com/governance/contents/nuclear_committee.shtml.

Executive Committee

The Executive Committee is currently comprised of Messrs. Hay (Chair), Brown, Ferguson, Schupp and Thaman. The Executive Committee did not meet in 2009. The committee’s function is to provide an efficient means of considering such matters and taking such actions as may require the attention of the Board or the exercise of the Board’s powers or authorities when the Board is not in session.

A more detailed description of the Executive Committee’s duties and responsibilities is contained in the Executive Committee Charter, a copy of which is available in the Governance section of FPL Group’s website at http://www.fplgroup.com/governance/contents/executive_committee.shtml.

Consideration of Director Nominees

Shareholder Nominees

The policy of the Governance & Nominating Committee is to consider properly submitted shareholder nominations of candidates for membership on the Board. See also Identifying and Evaluating Nominees for Directors. In evaluating nominations, the Governance & Nominating Committee seeks to achieve a balance of knowledge, experience and capability and to address the membership criteria set forth below and in Proposal 1 under Director Qualifications. Any shareholder nominations proposed for consideration by the Governance & Nominating Committee should include the nominee’s name and qualifications for Board membership and should be addressed to: Corporate Secretary, FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420. There are separate requirements under SEC regulations and under FPL Group’s Bylaws relating to shareholder nominations of persons for election to the Board at a meeting of shareholders. A copy of FPL Group’s Bylaws is available in the Governance section of FPL Group’s website at http://www.fplgroup.com/governance/pdf/bylaws.pdf. A shareholder who nominates a director candidate must be a shareholder of record on the date he or she gives the nomination notice to FPL Group. The advance notice procedure in FPL Group’s

Bylaws requires that a shareholder’s notice must be given timely and in proper written form to the Corporate Secretary. For nominations at annual meetings to be timely, notice must be delivered in person or by facsimile, or sent by U.S. certified mail and received, at FPL Group’s principal executive offices not earlier than the opening of business 120 days and not later than the close of business 90 days prior to the anniversary date of the immediately preceding annual meeting. If the date of the annual meeting is more than 30 days earlier, or 60 days later, than such anniversary date, similar timeliness requirements, based on the date of the meeting, apply. Similar requirements apply in order for shareholder nominations at special meetings at which the Board has determined directors are to be elected to be timely. To be in proper written form, the notice must include, among other things:

•	information on the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made;

•	information about all direct and indirect holdings or other interests of the shareholder giving notice and the beneficial owner, if any, in the Company’s securities; and

•	information regarding the nominee, including, among other things:

•	information required by the proxy rules of the SEC and the rules of the NYSE; and

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information about all direct and indirect compensation and material relationships between the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made and their respective affiliates and others acting in concert, on the one hand, and the proposed nominee, his affiliates and those acting in concert with him, on the other.

The notice must be accompanied by:

•	a written consent of the proposed nominee consenting to being named as a nominee and to serving as a director if elected; and

•	a completed questionnaire with respect to the background and qualifications of the nominee, and a written representation and agreement to the effect that:

•	the nominee is not and will not become a party to any undisclosed voting commitment;

•	the nominee is not and will not become a party to any undisclosed agreement other than with the Company with respect to compensation, reimbursement or indemnification; and

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the nominee, if elected, will comply with all applicable laws and the publicly-disclosed corporate governance, business conduct, ethics, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies of the Company.

Forms of the questionnaire and written representation and agreement are available upon written request to the Corporate Secretary. See also Shareholder Proposals.

Director Qualifications

In addition to the qualifications for directors set forth under Proposal 1 on page 7 of this proxy statement, no person will be considered for Board membership who is an employee or director of a business in significant competition with the Company or of a major or potentially major customer, supplier, contractor, counselor or consultant of the Company, or an executive officer of a business where a Company employee-director serves on such other business’ board.

Generally, no person who shall have attained the age of 72 years by the date of election shall be eligible for election as a director. However, the Board may, by unanimous action (excluding the affected director), extend a director’s eligibility for one or two additional years, in which event such a director will not be eligible for election as a director if he or she has attained the age of 73 or 74 by the date of election. In October 2009, the Board acted under this authority to extend J. Hyatt Brown’s eligibility for election as a director until the date of election next following his 74th birthday.

Identifying and Evaluating Nominees for Directors

The Governance & Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. The committee periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the committee considers various potential candidates for director if deemed appropriate. Candidates may come to the attention of the committee through current Board members, professional search firms, shareholders or other persons. Candidates are evaluated at regular or special meetings of the committee, and may be considered at any point during the year. As described above, the committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the committee at a regularly scheduled meeting, which is generally but not exclusively the December or February meeting prior to the issuance of the proxy statement for the Company’s annual meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the committee. The committee also reviews materials provided by professional search firms or other parties. In evaluating nominations, the committee seeks to achieve a balance of knowledge, experience and capability. See also Director Resignation Policy, above, Shareholder Nominees, above, Director Qualifications, above and as set forth under Proposal 1, and Shareholder Proposals.

Diversity. Diversity is among the factors the Governance & Nominating Committee considers when identifying and evaluating Board nominees. The Corporate Governance Principles & Guidelines provide that, in identifying nominees for director, the Company seeks to achieve a mix of directors that represents a diversity of background and experience, including diversity with respect to age, gender, race, ethnicity and specialized experience. Diversity is weighted equally with the other factors considered when identifying and evaluating Board nominees. In the Board’s annual self-evaluation, it reviews the effectiveness of Board membership criteria, including specifically the criteria for skills, experience and diversity reflected in the Board’s membership, and also reviews the Board’s process for identification, consideration, recruitment and nomination of prospective Board members.

William Swanson, who was appointed to the Board in October 2009, is a nominee for election to the Board this year who has not previously been elected by the shareholders. Mr. Swanson was initially identified as a potential candidate for the Board by the chief executive officer, and was first approached in order to gauge his potential interest in serving as a director by Governance & Nominating Committee member Hansel Tookes, who knew Mr. Swanson from, among other things, Mr. Tookes’ employment at Raytheon. Mr. Swanson was interviewed by Mr. Hay, by then-Lead Director Mr. Schupp and by then-Governance & Nominating Committee chairman Mr. Tregurtha. Mr. Tookes also discussed with him the possibility of joining the Board. The Governance & Nominating Committee then evaluated Mr. Swanson’s qualifications, background and experience utilizing the criteria discussed under Director Qualifications in Proposal 1 and as set forth above. Following its evaluation, the Governance & Nominating Committee recommended Mr. Swanson for appointment to the Board.

Communications with the Board

The Board has established procedures by which shareholders and other interested parties may communicate with the Lead Director, the Audit Committee chair, the independent directors or the Board. Such parties may write to one or more directors, care of the General Counsel, FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420.

The Board has instructed the General Counsel to assist the Lead Director, the Audit Committee chair and the Board in reviewing all written communications to the Board as follows:

(1) Customer, vendor or employee complaints or concerns (other than those described in (2), below), shall be investigated by management.

(2) If any complaints or similar communications regarding accounting, internal accounting controls or auditing matters are received, they shall be forwarded to the Internal Auditor and to the Audit Committee

Chair for review. Such communications may be anonymous. Any such matter shall be investigated in accordance with the procedures established by the Audit Committee, and the results of such investigation shall be reported to the Audit Committee and to the Board.

(3) Other communications raising matters that require investigation shall be shared with appropriate members of management in order to permit the gathering of information relevant to the directors’ review, and shall be forwarded to the director or directors to whom the communication was addressed.

Except as provided above, the General Counsel will forward written communications to the full Board or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate or unsuitable (including, but not limited to, surveys, junk mail, resumes, service or product inquiries or complaints, or business solicitations or advertisements).

Website Disclosures

FPL Group will disclose the following matters, if such matters should occur, in the Governance section of its website at http://www.fplgroup.com/governance/contents/fplgroup_governance.shtml:

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any contributions by FPL Group to tax exempt organizations of which a director of the Company serves as an executive officer if the contributions exceeded the greater of $1 million or 2% of the organization’s revenues in any single fiscal year during the past three years; and

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any Board determination that service by a member of the Company’s Audit Committee on the audit committees of more than three public companies does not impair the ability of that individual to serve effectively on the Company’s Audit Committee.

Policy Regarding Transactions with Related Persons

In accordance with the Related Person Transactions Policy (the “Policy”) adopted by the Board in 2007, all Related Person Transactions are subject to review and approval by the Governance & Nominating Committee. For purposes of the Policy, Related Person Transactions are transactions, arrangements or relationships or a series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in an amount equal to or exceeding $120,000 in which FPL Group, including any of its subsidiaries, was, is or will be a participant and in which any Related Person had, has or will have a direct or indirect material interest. An indirect interest includes an interest held by or through any entity in which any Related Person is employed or is a partner or principal or in a similar position or in which such Related Person has a 5% or greater beneficial ownership interest. Related Persons are executive officers, directors, nominees for director, any person who is known to be the beneficial owner of more than 5% of any class of FPL Group’s voting securities and any immediate family member of any of the foregoing persons.

In considering whether to approve a Related Person Transaction, the Governance & Nominating Committee (or its Chair, to whom authority has been delegated under certain circumstances) considers such factors as it (or he) deems appropriate, which may include: (1) the Related Person’s relationship to FPL Group and interest in the transaction; (2) the material facts of the proposed Related Person Transaction, including the proposed value of such transaction or, in the case of indebtedness, the principal amount that would be involved; (3) the benefits to FPL Group of the Related Person Transaction; and (4) an assessment of whether the Related Person Transaction is on terms that are comparable to the terms available to an unrelated third party.

The Policy provides for standing approval for certain categories of Related Person Transactions without the need for specific approval by the Governance & Nominating Committee. These categories include (1) certain transactions with other companies where the Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 5% of the other company’s equity, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the other company’s gross annual revenues in its most recently completed fiscal year; (2) charitable contributions, grants or endowments by FPL Group to charitable organizations, foundations or universities with which a Related Person’s only relationship is as an employee (other than an executive officer) or a director or trustee, if the aggregate amount involved does not exceed the lesser of $500,000 or 2% of the charitable organization’s total annual receipts in its most recently completed fiscal year; and (3) certain other transactions and arrangements which under certain SEC rules are excepted from disclosure as transactions with related persons.

There were no transactions, arrangements or relationships in 2009 in which any of FPL Group’s Related Persons had, and there are no currently proposed transactions in which any of FPL Group’s Related Persons will have, a direct or indirect material interest in an amount equal to or exceeding $120,000.

AUDIT-RELATED MATTERS

Audit Committee Report

The Audit Committee submits the following report for 2009:

In accordance with the written Audit Committee Charter, the Committee assists the Board of Directors (“Board”) in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2009, the Committee met eight times, including four meetings where the Committee discussed the interim financial information contained in each quarterly earnings announcement with the chief financial officer, the chief accounting officer and the independent registered public accounting firm prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. The Audit Committee has reviewed any relationships that may affect the objectivity and independence of the independent registered public accounting firm and has satisfied itself as to the firm’s independence. The Committee also discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, resources and staffing. The Committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including the matters required to be discussed by PCAOB Standard AU 380, “Communication with Audit Committees,” and Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance,” and discussed and reviewed the results of the firm’s audit of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2009 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

In addition, and in accordance with the Audit Committee Charter, the Committee reviewed and discussed with management and the independent registered public accounting firm management’s internal control report, management’s assessment of the internal control structure and procedures of the Company for financial reporting, and the independent registered public accounting firm’s opinion on the effectiveness of the Company’s internal control over financial reporting, all as required to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of the Company’s independent registered public accounting firm and management. In discharging our duties as the Audit Committee, we have relied on (1) management’s representations to us that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (2) the report of the independent registered public accounting firm with respect to such financial statements.

Respectfully submitted,

Michael H. Thaman, Chair

James L. Camaren

Toni Jennings

Oliver D. Kingsley, Jr.

Paul R. Tregurtha

Fees Paid to Deloitte & Touche LLP

The following table presents fees billed for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), for the fiscal years ended December 31, 2009 and 2008.

	2009	2008
Audit Fees(1)	$4,186,000	$3,938,000
Audit-Related Fees(2)	3,389,000	3,168,000
Tax Fees(3)	61,000	67,000
All Other Fees(4)	26,000	—
Total	$7,662,000	$7,173,000

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of FPL Group’s and Florida Power & Light’s annual consolidated financial statements for the fiscal year, the reviews of the financial statements included in FPL Group’s and Florida Power & Light’s Quarterly Reports on Form 10-Q filed during the fiscal year and the audit of the effectiveness of internal controls over financial reporting, comfort letters, consents, and other services related to SEC matters, services in connection with annual and semi-annual filings of FPL Group’s financial statements with the Japanese Ministry of Finance, accounting consultations to the extent necessary for Deloitte & Touche to fulfill its responsibility under PCAOB standards and reviews of supplemental schedules.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of FPL Group’s and Florida Power & Light’s consolidated financial statements and are not reported under “Audit Fees.” These fees primarily related to audits of subsidiary (non-SEC registrant) financial statements, comfort letters, consents and other services related to subsidiary (non-SEC registrant) financing activities, due diligence pertaining to acquisitions, consultations on accounting standards and on transactions, agreed-upon procedures, examinations related to applications for government grants and the pre-implementation review of internal controls related to new systems.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance and tax advice and planning. In 2009 and 2008, all tax fees paid related to tax compliance services.

(4)	All Other Fees consist of fees for products and services other than the services reported under the other named categories. In 2009, these fees primarily related to training and the use of data extraction software. In 2008, there were no fees incurred in this category.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

In accordance with the requirements of Sarbanes-Oxley, the Audit Committee Charter and the Audit Committee’s pre-approval policy for services provided by the independent registered public accounting firm, all services performed by Deloitte & Touche are approved in advance by the Audit Committee, except for audits of certain employee benefit plans and trust funds where the fees are paid by the plan or the trust. Audit and audit-related services specifically identified in an appendix to the pre-approval policy are pre-approved by the Audit Committee each year. This pre-approval allows management to request the specified audit and audit-related services on an as-needed basis during the year, provided any such services are reviewed with the Audit Committee at its next regularly scheduled meeting. Any audit or audit-related service for which the fee is expected to exceed $250,000, or that involves a service not listed on the pre-approval list, must be specifically approved by the Audit Committee prior to commencement of such work. In addition, the Audit Committee approves all services other than audit and audit-related services performed by Deloitte & Touche in advance of the commencement of such work. The Audit Committee has delegated to the chairman of the committee the right to approve audit, audit-related, tax and other services, within certain limitations, between meetings of the Audit Committee, provided any such decision is presented to the Audit Committee at its next regularly scheduled meeting. The Audit Committee reviews on a quarterly basis a schedule of all services for which Deloitte & Touche has been engaged and the estimated fees for those services. In 2009 and 2008, no services provided to FPL Group or Florida Power & Light by Deloitte & Touche were approved by the Audit Committee after services were rendered pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X (which provides for a waiver of the otherwise applicable pre-approval requirement if certain conditions are met).

The Audit Committee has determined that the non-audit services provided by Deloitte & Touche during 2009 and 2008 were compatible with maintaining that firm’s independence.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This compensation discussion and analysis explains FPL Group’s 2009 executive compensation program for the executive officers named in Table 1a: Summary Compensation Table (“named executives” or “NEOs”). The material elements of the executive compensation program also apply to FPL Group’s other executive officers. Please read this discussion and analysis together with the tables and related narrative about executive compensation beginning on page 55 of this proxy statement.

Summary

➢	The fundamental objective of FPL Group’s executive compensation program is to support the creation of long-term shareholder value.

➢

The program is designed to retain, motivate, attract, reward and develop high-quality, high-performing executive leadership whose talent and expertise should enable the Company to create long-term shareholder value.

➢

Each named executive’s total compensation opportunity is the primary focus of the executive compensation program. In December of each year, the Compensation Committee uses its business judgment to set each named executive’s total compensation opportunity for the following year, based on the following factors:

•	the competitive market for comparable executives and compensation opportunities provided by comparable companies;

•	individual and team contribution and performance;

•	corporate performance;

•	complexity and importance of role and responsibilities;

•	position tenure;

•	leadership and growth potential; and

•	the relationship of the named executive’s pay to the pay of the other executive officers.

➢	Each NEO’s total compensation opportunity is divided into the following elements:

•	base pay;

•	annual incentive compensation, typically payable in cash but under circumstances deemed appropriate by the Compensation Committee payable wholly or in part in shares of the Company’s common stock; and

•	long-term equity-based compensation in the form of restricted stock, stock options and performance shares.

➢	A significant portion of each NEO’s total compensation opportunity is performance-based. That portion carries both upside potential and downside risk for the NEOs.

➢

Named executives (and all of FPL Group’s officers) must build and maintain a significant and continuing equity interest in FPL Group. This helps to ensure that their interests are aligned with those of shareholders and that changes in the price of FPL Group common stock have a meaningful economic effect on the officers.

➢

The program’s mix of base salary, long- and short-term incentives, and use of different types of equity compensation awards, along with the Company’s stock ownership guidelines, are designed to encourage executives to take prudent but not excessive risks.

Executive Compensation Objective and Considerations

As stated above, the fundamental objective of FPL Group’s executive compensation program is to support the creation of long-term shareholder value. Through program design and operation, the Compensation Committee seeks to encourage prudent risk taking by the NEOs without establishing incentives for “swing for the fences” behavior. The named executives and other executive officers play a critical role in FPL Group’s ability to create value, and it is in shareholders’ interests that their compensation be structured to encourage desired behaviors in order to achieve desired outcomes. The Compensation Committee and the Board believe that it is in the best interest of the Company, its shareholders and its important non-shareholder interest groups (such as customers, regulators and employees) to have highly talented, able, highly motivated and high-performing leaders who can sustain and improve upon the Company’s strong performance and manage the Company appropriately in all economic circumstances.

In making executive compensation decisions, the Compensation Committee considers the following general and industry-specific factors:

General Considerations

•

Executive compensation is material to FPL Group insofar as it potentially or actually affects executive behavior. The actions of the executive officers, both individually and as a group, are extremely important in shaping business outcomes in both the short and the long term, and long-term results by definition cannot be precisely determined in the short-term. Therefore, it is important to strike a balance between rewarding short-term financial results and rewarding behaviors that are believed to lead to desired results over time.

•

The impact of the NEOs and other executive officers is not only on factors that can be readily measured (e.g., performance indicators), but also on other important subjective variables, including cultural values. Consequently, a focus on objective indicators, while important, must be balanced by other, subjective considerations.

•

Proven, capable senior leaders who know the Company, have continuity with recent industry and Company experience, are of high character and have a track record of success are extremely valuable. Those individuals are attractive to competitors and have many other opportunities available to them, both in public companies and in other sectors of the economy. The cost of locating or developing alternative executives, whether internally or through external recruiting, is high.

•	The leadership of a large, complex organization such as FPL Group depends critically upon effective teamwork at the executive officer level, as well as on individual capability.

•

Individuals vary in the value they place on specific compensation elements, but we believe in general the highest value is placed on immediately-available, cash compensation. The use of vesting over time and stock ownership requirements, for example, to promote certain behaviors may also reduce the named executive’s perception of the value of the reward. The Company seeks to balance the value of each compensation element to the Company against the named executive’s perceived value of that element.

•

Individuals generally prefer a clear understanding of the factors that will determine their compensation. However, a strictly formulaic approach can lead to undesired behaviors. The Company seeks to provide clarity, to ensure that named executives are focused on the key drivers of success, while also retaining flexibility to recognize particular circumstances.

•	No compensation system can be perfect, and every system, if rigidly applied, can have unintended consequences. Therefore, judgment in application is important.

•	Frequent change in the fundamental structure of compensation programs is undesirable and demotivating to all employees, including executive officers. Therefore, a compensation structure applied fairly, consistently and with the application of judgment over a period of time will be more likely to produce desired long-term results than a compensation structure that often undergoes significant change.

Industry and FPL Group-Specific Considerations

•

FPL Group’s principal businesses are highly capital-intensive, with long-lived assets. Major, largely irreversible decisions affecting the long-term future of the business are a constant part of decision-making. It is difficult in the short term to measure precisely the effect that good and bad decisions in these areas will have on long-term business prospects. The Company seeks to encourage executive officers to make decisions that are designed to support long-term value creation, which often require substantial capital expenditures, the avoidance of which would otherwise result in higher short-term financial results. As a result, the Company’s choice of performance objectives, as well as the specific values targeted, may change from year to year.

•

FPL Group’s rate-regulated utility subsidiary, Florida Power & Light, is a high-performing utility operating in a service territory where it must, among other things, manage regulatory, environmental and weather-related challenges. FPL Group’s competitive energy subsidiary, NextEra Energy Resources, among other things, must manage growth, intense competition, changing technologies, environmental and market rules and regulations, the complexity of the various types of generation it operates and the use of derivatives for risk management. The complexity of its principal businesses requires FPL Group to attract, develop and retain executive officers with strong business acumen and commercial skills, which may not have been necessary to run a “traditional utility” business years ago but are required in light of the Company’s current strategy and circumstances.

•

FPL Group operates in a highly regulated industry, where current actions and reputation can have long-lasting effects, both positive and negative. The Company believes that it is important that executive officers support and promote the development of cultural values that recognize other non-shareholder interests, including those of customers, regulators and employees, and their potential effect on shareholder value. It uses the flexibility of the compensation program to support this goal. This may be reflected in a number of ways, including: (1) through the inclusion of non-financial performance indicators, such as customer satisfaction ratings, in assessing performance; (2) through the particular targets established for certain financial indicators; and (3) through the judgment of the Compensation Committee in assessing individual and overall performance relative to a particular set of indicators.

•

Each year, FPL Group’s management undertakes a number of initiatives designed to support long-term value creation, the success or failure of which cannot be precisely measured at the time. The Company believes it is important to provide appropriate incentives for such activities and frequently reflects more important initiatives through the inclusion of qualitative factors in goal setting. The Compensation Committee applies its business judgment both in the inclusion of such factors in the Executive Annual Incentive Plan, which also affects multi-year performance programs, and in the qualitative assessment of the degree of achievement of results deemed likely to promote long-term shareholder value.

•

FPL Group’s strategy is based in part on the belief that long-term superior performance in its industry comes from the relatively steady accumulation of moderate gains relative to its competition, rather than by concentrating on one or two large-scale opportunities. The Compensation Committee factors this into the balance it seeks to strike among the elements of compensation, and in particular it seeks to encourage prudent risk taking without establishing incentives for excessively risky behavior.

•

FPL Group’s approach to communications with investors is based on transparency of expectations—that is, the Company seeks to communicate to investors the material drivers of expected future performance as they are known to management at any given time. To promote this, the Compensation Committee believes it is important to align internal and external expectations, and therefore the key drivers of the Company’s annual financial plan are reflected in the executive compensation program.

Elements of Executive Compensation

Focus on Total Compensation Opportunity

The Compensation Committee used its business judgment to determine the appropriate total compensation opportunity for each named executive for 2009. The Committee set each NEO’s total compensation opportunity and each compensation element based on an integrated assessment of a series of factors, including competitive alternatives, individual and team contribution and performance, corporate performance, complexity and importance of role and responsibilities, position tenure, leadership and growth potential and the relationship of the named executive’s pay to the pay of FPL Group’s other executive officers. See page 22 of this proxy statement for a discussion of the Compensation Committee’s processes.

There are no material differences in FPL Group’s compensation policies or the way in which total compensation opportunity is determined for any named executive. Since the CEO has substantially greater duties, responsibilities and accountabilities than any other named executive, and the competitive market for chief executive officers is substantially more competitive than the markets for other executive officers, Mr. Hay’s 2009 total compensation opportunity, including all elements of his compensation, was higher than the opportunities available to other named executives. As noted below, a greater proportion of Mr. Hay’s 2009 total compensation opportunity was comprised of elements other than base pay, and was therefore at risk.

Pay at Risk

The Company believes that a significant portion of each NEO’s total compensation opportunity should be performance-based, reflecting both upside potential and downside risk, and that the higher the executive’s level, the greater the proportion of total compensation which should be at risk. The following pie charts illustrate how this philosophy was reflected in the 2009 total compensation opportunities set for the NEOs:

Because such a high proportion of total compensation is at risk for the named executives, and because the Company generally targets top quartile or better performance (as compared to the performance of its peers on the targeted factors, based on internal reviews of publicly-available information and information provided by consultants and industry associations), FPL Group believes that the named executives’ total compensation opportunity should be higher than it otherwise would be if a lesser proportion were at risk and the Company were targeting average performance.

Resources

The Compensation Committee primarily used the following resources to aid in its determination of 2009 total compensation opportunity for each named executive:

➢

“tally sheets” and “walk-away charts”—The Committee reviewed “tally sheets” which included all elements of NEO compensation. The tally sheets were used both to inform the Compensation Committee’s decisions about 2009 total compensation opportunity and as a check to ensure that the Committee saw the full value of all elements of named executives’ annual compensation, both as opportunity and as actually realized. The Compensation Committee also reviewed “walk-away” charts. These charts set forth the aggregate amount each NEO would “walk-away” with upon employment termination. The Committee used this tool to review and discuss the actual results of its compensation decisions.

➢

reviews by the CEO—The Committee reviewed and discussed with the CEO (for all NEOs other than himself) such factors as individual and team contribution and performance (measured against the scope and responsibilities of each named executive’s position), complexity and importance of role and responsibilities, position tenure and leadership and growth potential. The CEO made recommendations to the Compensation Committee with respect to the 2009 total compensation opportunity of the other named executives, based in part on each NEO’s attainment in 2008 of individual performance objectives, as well as on the CEO’s assessment of the executive officer’s professional competency in the areas of analysis and problem solving, commercial and professional skills, communications, integrity and compliance, leadership and process/project management.

➢

consultations with the compensation consultant—For the CEO, the Compensation Committee, with the assistance of its compensation consultant, Watson Wyatt, performed its own review and assessment of factors such as individual and team contribution and performance, leadership, strategic perspective, integrity and management of key external relationships. In addition, in order to provide background for the Compensation Committee’s decisions, Watson Wyatt provided the Committee with a review of current trends in executive compensation. In 2009, Watson Wyatt advised the Committee that in its view the Company has been successful in paying for performance. See the discussion beginning on page 22 of this proxy statement for additional information about the role of the compensation consultant.

➢

market comparisons—The Compensation Committee considered the competitive market for comparable executives and compensation opportunities provided by comparable companies. The primary effect of competition for executive talent is on the aggregate level of the total compensation opportunity available to the NEOs. FPL Group believes that it is critical to the Company’s long-term performance to offer its executive officers compensation opportunities broadly commensurate with their competitive alternatives, which may vary from individual to individual and which may extend beyond equivalent positions in the Company’s industry or at other publicly traded or similarly-situated companies.

The Company obtained market comparison information from reviews of available information about a peer group comprised of a set of companies from the energy services industry and a set of companies from general industry. These companies were chosen with input from executive officers (including the CEO) and the assistance of Watson Wyatt. The Compensation Committee used its business judgment in developing the appropriate peer group, and believes that the use of companies from both the energy services industry and from general industry was appropriate because the Company’s executive officers come from both within and outside of the Company’s industry and their opportunities are not limited to other energy or utility companies.

For 2009, the Compensation Committee chose to continue to use a peer group, first selected after thorough review for use in determining 2007 executive compensation, which included energy services industry companies based on their relative annual revenue and relevance to FPL Group’s mix of businesses, and general industry companies based on the following criteria: (1) publicly-traded companies of similar size and scope to FPL Group; (2) highly reputable organizations which have a strong domestic presence; (3) company cultures similar to that of FPL Group, including operational excellence, product/service leadership and/or customer experience and (4) absence of unusual pay arrangements for the chief executive officer. More specifically, as compared to the peer group used for 2008 executive compensation determinations:

•	TXU Corp. was removed from the energy services group because it became privately-held following its merger into another company.

The executive compensation programs of the following companies were reviewed as market comparators for 2009:

Energy Services Industry	General Industry
Allegheny Energy, Inc.	Air Products and Chemicals, Inc.
American Electric Power Company, Inc.	Alcoa Inc.
Consolidated Edison, Inc.	CIGNA Corporation
Constellation Energy Group, Inc.	Colgate-Palmolive Company
Dominion Resources, Inc.	Devon Energy Corporation
Duke Energy Corporation	E. I. du Pont de Nemours and Company
Edison International	Eaton Corporation
Entergy Corporation	Emerson Electric Co.
Exelon Corporation	Fluor Corporation
FirstEnergy Corp.	General Dynamics Corporation
PG&E Corporation	Hess Corporation
Progress Energy, Inc.	Honeywell International Inc.
Public Service Enterprise Group Incorporated	Kellogg Company
Sempra Energy	The McGraw-Hill Companies, Inc.
The Southern Company	Murphy Oil Corporation
Xcel Energy Inc.	Principal Financial Group, Inc.
Schlumberger Limited
SunTrust Banks, Inc.
Texas Instruments Incorporated
Union Pacific Corporation
Xerox Corporation

Although the Compensation Committee did not target specific total compensation levels relative to industry norms (a so-called “percentile” approach), it generally reviewed peer company data at the 50th percentile for the general industry companies and the 75th percentile for the energy services industry companies. The Committee believed these levels were appropriate because:

•	it is the Company’s practice to make a relatively high portion of each NEO’s compensation performance-based (i.e., at risk) as compared to its peers;

•

most of the Company’s operational performance targets were set at the top quartile or higher as compared to the performance of its peers on the targeted factors (based on internal reviews of publicly-available information and information provided by consultants and industry associations); and

•

the Company’s 2008 market capitalization, net income and 3-year and 5-year adjusted earnings per share growth were at or above the 50th percentile of its general industry peer companies and at or above the 75th percentile of its energy service industry peer companies.

However, when making market comparisons, the Compensation Committee, its advisors and the executive officers also considered other statistics as and when they deemed appropriate, including, for example, median performance, data outliers and individual company data.

Pay Mix

Each named executive’s 2009 total compensation opportunity was primarily comprised of a mix of the following compensation elements:

•	base salary;

•	annual performance-based incentive; and

•	longer-term performance-based equity incentives (a mix of stock options, restricted stock and performance shares).

This mix can change from time to time as the Company’s needs and objectives and external circumstances change. In addition, the Company seeks to provide competitive personal and retirement benefits for its named executives. The Compensation Committee periodically reviews the Company’s benefits and retirement programs for executive officers and the effect that the Committee’s compensation decisions have on those programs. When determining the proportion of total compensation that each compensation element constituted in 2009, the Compensation Committee reviewed current market practices and industry trends, taking into consideration the Company’s preference for emphasizing performance-based compensation and de-emphasizing fixed compensation. Within the performance-based compensation category, the Compensation Committee sought to focus the efforts of the named executives on a balance of short, intermediate and long-term goals. In addition, the Compensation Committee considered the named executives’ perception of the relative values of the various elements of compensation and sought input from the CEO and Watson Wyatt. See the pie charts on page 35 for illustrations of the 2009 target pay mixes set for the NEOs.

Base Pay

FPL Group provides its named executives with base pay because the Company recognizes that cash is an important component of compensation and is highly valued by executive officers. In general, the Company provides the named executives with base pay at levels consistent with those offered by companies in the Company’s peer group. Base pay is established by the Compensation Committee taking into account the nature and responsibilities of the position, the expertise and performance of the named executive over the prior year, the competitiveness of the market for the named executive’s services, the effect that changes in base pay have on certain other compensation components and the recommendations of the CEO (except in the case of his own compensation). No rigid formula is applied; rather, the Compensation Committee exercises its business judgment. Base pay represented a relatively small proportion of 2009 total compensation opportunity (approximately 14% for the CEO and ranging from approximately 19% to 27% for the other NEOs). In general, base pay as a percentage of total compensation opportunity decreases as an executive officer’s level of responsibility increases.

2009 Base Pay for the Named Executives

In 2009, Mr. Hay’s base pay was increased by $37,700, or 3%, primarily based on the Company’s excellent operating results in 2008, the nature and responsibilities of Mr. Hay’s position, his expertise and performance, the competitiveness of his current pay in relation to his corresponding peer group and the business judgment of the Compensation Committee. Before approving Mr. Hay’s 2009 base pay increase, the Compensation Committee discussed at length such factors as Mr. Hay’s individual performance, Company performance, competitive pay levels and consistency with other Company executives. The Compensation Committee also took into account the effect that a base salary increase would have on other components of compensation, including annual incentive pay, long-term incentive plan grants and retirement benefits.

Mr. Robo’s base pay in 2009 of $831,600 represented a 10% increase, based primarily on the continuing increase in his responsibilities following his assumption of the President and COO positions in December 2006 and his individual performance. Mr. Dewhurst received base pay at the same annual rate ($589,800) as he had been paid when he retired from the Company in May 2008. That base pay rate was negotiated with Mr. Dewhurst as an integral part of a broader negotiation to induce him to return in August 2009. Mr. Olivera’s base pay in 2009 of $609,600 represented a 2.5% increase, and Mr. Pimentel’s base pay in 2009 of $556,500 represented a 6% increase, both of which were based on the nature and responsibilities of their respective positions, their expertise and performance, the competitiveness of each NEO’s current pay in relation to his corresponding peer group and the recommendations of the CEO.

2010 Base Pay for the Named Executives

In 2010, the base pay of the NEOs was not increased, other than the base pay of Mr. Pimentel, which increased by $27,825 to $584,325 based upon the competitiveness of Mr. Pimentel’s current pay in relation to his corresponding peer group, the nature and responsibilities of his position, his expertise and performance, and the recommendation of the CEO.

Annual Incentive Compensation

General

The FPL Group, Inc. Amended and Restated Executive Annual Incentive Plan (the “Annual Incentive Plan”) focuses the named executives’ attention on shorter-term attainment of high levels of operating and financial performance. Named executives are eligible for annual incentive compensation under the Annual Incentive Plan based primarily upon the level of achievement, both by the individual officer and the Company, of performance targets established prior to the beginning of each year, as well as on the Compensation Committee’s assessment of individual performance, following consideration of input from the CEO with respect to the named executives other than himself.

Description of the Annual Incentive Plan

Prior to the beginning of 2009, the Compensation Committee assigned each named executive a target annual incentive, expressed as a percentage of base pay, under the Annual Incentive Plan. The chart on page 44 sets forth the dollar value of these targets for the NEOs in 2009.

At the same time, the Compensation Committee approved for purposes of the 2009 Annual Incentive Plan a financial performance matrix for all named executives based on the Company’s adjusted earnings per share growth and adjusted return on equity, as illustrated below. Under the matrix, which has been used for annual incentive purposes since it was first established for use with the Annual Incentive Plan in 2008 and remains subject to annual consideration by the Compensation Committee, adjusted return on equity is equal to the Company’s adjusted earnings divided by average common shareholders’ equity, expressed as a percentage. The financial performance matrix compares the Company’s adjusted earnings per share growth and adjusted return on equity with annual earnings per share growth and return on equity measures derived from actual annual results of the S&P 500 Utilities Index over a three-year period believed to be generally representative of historical industry performance absent abnormal conditions, centered at the middle of the deemed historical industry performance. The matrix is designed to provide relatively greater rewards if the Company outperforms the indexed measures and relatively lower rewards if it does not. The Compensation Committee approved the use of triciles in the matrix to lessen the effect of atypical peer company results during the actual years used to establish historical industry performance. The numbers in the matrix below set forth the range of possible ratings for corporate financial performance. A “1” indicates overall corporate financial performance at industry average, while higher ratings indicate corporate financial performance superior to industry average, and lower ratings indicate corporate financial performance which lags industry average.

In addition, for all executive officers other than the chief executive officer, the Compensation Committee, after consultation with the chief executive officer, approved multiple operational performance targets at each of the Company’s principal subsidiaries (see Operational Performance Targets, below). In general, the operational performance targets were set at performance levels equal to or above the top quartile of performance in the Company’s industry in prior years, based on internal reviews of publicly-available information and information provided by consultants and industry associations. The Compensation Committee believes that the financial performance matrix, together with the operational performance targets, provided a balanced scorecard of Company performance in 2009. During the year, regular reports were made to the Board about the Company’s performance as compared to the operational performance targets.

In lieu of operational performance targets for the chief executive officer, for 2009 the Compensation Committee assessed the CEO’s performance against a scorecard which included the following objectives which were approved by the Compensation Committee prior to the beginning of the year following discussion with the CEO:

•	Strategic perspective

•	Leadership

•	Integrity

•	Developing and deploying management talent

•	Role as Chairman of the Board

•	Management of key external relationships

•	Additional key objectives agreed upon by the Compensation Committee and the CEO based upon the Company’s budget and strategic plan

Each NEO’s annual incentive compensation under the Annual Incentive Plan is subject to attainment of an adjusted earnings objective for FPL Group and to a cap, each of which was set by the Compensation Committee prior to the beginning of 2009. Meeting the adjusted earnings objective is a condition to the payment of any annual incentive compensation under the Annual Incentive Plan. If the adjusted earnings objective is met, the actual amount of annual incentive compensation paid is determined, subject to the cap, with reference to the financial performance matrix, the operational performance targets (or, for the CEO, the performance scorecard) and the Compensation Committee’s assessment, following consideration of recommendations by the CEO for all executive officers other than himself, of individual performance. For 2009, the adjusted earnings objective for FPL Group was $500 million and in accordance with the cap, no executive officer could earn more than 200% of the executive’s targeted annual incentive. Prior to the beginning of 2009, the Compensation Committee determined that adjusted earnings for purposes of the objective would be equal to the Company’s consolidated net income, as reported in the audited annual financial statements as determined in accordance with generally accepted accounting principles, excluding the effect of: (1) changes in the mark-to-market value of non-qualifying hedges, (2) other than temporary impairments on investments, (3) extraordinary items, (4) non-recurring charges or gains, (5) discontinued operations, (6) regulatory and/or legislative changes and/or changes in accounting principles, (7) labor union disruptions and (8) acts of God such as hurricanes. The Compensation Committee uses adjusted earnings as the objective because it believes that adjusted earnings provide a more meaningful representation of the Company’s fundamental earning power. Therefore, the Committee believes that using adjusted earnings best aligns executive officers’ motivations with the Company’s strategy and with shareholders’ long-term interests. For 2009, the Company exceeded the adjusted earnings objective. Subject to the overall cap, the Annual Incentive Plan is not a strictly formulaic plan and the Compensation Committee retains discretion to modify awards. The Company has structured the Annual Incentive Plan to meet applicable IRS criteria to qualify the amounts paid under the plan as “qualified performance-based compensation” in most circumstances. See Tax and Accounting Considerations.

Financial Performance Matrix

After the end of the year, the Compensation Committee reviewed the Company’s 2009 performance against the financial performance matrix. The Company’s adjusted return on equity of 13.5% and adjusted earnings per share growth of 5.5% placed it in the middle box in the top row (the 1.5 position) in the financial performance matrix, indicating performance superior to industry average.

Operational Performance Targets

As a general principle, the Company seeks to set operational performance targets at levels that represent excellent performance, superior to the results of typical companies in FPL Group’s industry, and that require significant effort on the part of the executive team. The Company believes that targets that are set too low may fail to result in the best performance attainable, while targets that are set too high can be demotivating. Florida Power & Light typically targets performance measures that are generally equal to or better than the top quartile performers in its industry and NextEra Energy Resources targets earnings growth and profitability targets that are well above utility industry norms (in both cases based on internal reviews of publicly-available information and information provided by consultants and industry associations). Over time, the Compensation Committee seeks to maintain this basic principle. Depending upon the nature of the specific operational performance target, from year to year this can mean a progressive increase in target, no change, or an occasional reduction, where external or other factors affect the expected level of an indicator (for example, the effect of significant scheduled plant upgrades on the nuclear division’s availability indicator).

After the end of 2009, the review board assessed whether the operational performance targets had been achieved, exceeded or missed, and the degree of difficulty of achieving each target, and arrived at an aggregate determination for the Company’s performance as compared to the targets. The determination of the review board was then presented to the Compensation Committee for consideration and approval, with the Compensation Committee retaining ultimate authority and discretion to accept or modify all or any part of the determination of the review board.

For 2009, the operational performance targets and the actual performance achieved, or an assessment of the difficulty of achievement of those performance targets which the Company has determined to be confidential, were as follows:

Florida Power & Light Company:
Indicator	Goal	Actual
Operations & maintenance costs (plan-adjusted)(1)	$1,434 million(1)	$1,327 million(1)
Capital expenditures (plan-adjusted)(1)	$2,790 million(1)	$2,507 million(1)
Net income	$790 million	$831 million ($779 million, weather-normalized)
Regulatory return on equity	performance consistent with rate agreement with Florida Public Service Commission	achieved performance consistent with rate agreement
Fossil generation availability	target top decile performance	met - best in class performance(2)
Nuclear industry composite performance index	aggressive target	missed target, but above industry average
Service reliability—service unavailability (minutes)	within the top quartile (76 minutes)	within the top quartile—significantly better than national average (84 minutes)
Service reliability—average frequency of customer interruptions	1.50 interruptions per customer per year (average)	1.42
Service reliability—average number of momentary interruptions per customer	14.5 momentary interruptions per customer per year	15.2
Employee safety—OSHA recordables/200,000 hours	1.70	1.67
Significant environmental violations	0	0
Customer satisfaction—residential value surveys	aggressive target	met target
Customer satisfaction—business value surveys	aggressive target	beat target
Successful completion of new generation build	aggressive target	met target
Base rate proceeding	successful completion	short of expectation

NextEra Energy Resources:
Indicator	Goal	Actual
Earnings (plan-adjusted)(1)	$917 million(1)	$882 million(1)
Employee safety—OSHA recordables/200,000 hours	1.20	.58
Significant environmental violations	0	0
Nuclear industry composite performance index	well above industry average	missed, but well above industry average
Meet budgeted cost targets	$1,326 million	$1,235 million
Performance under FERC and NERC reliability standards	no significant violations	no significant violations
Equivalent forced outage rate	top quartile performance	beat target—top decile performance
Hedged budgeted gross margin for 2010	≥85%	92%
New U.S. wind development / acquisitions	900 MW	1,170 MW
New growth opportunities in solar, gas infrastructure, transmission, Canadian wind and M&A	aggressive target	well above target
Pre-tax income contribution from all asset optimization, marketing and trading activities	aggressive target	exceeded target

(1)	Certain of the financial performance indicators used in the Annual Incentive Plan are calculated in a manner consistent with FPL Group’s planning and budgeting process and how management reviews its performance relative to that plan, and do not relate directly to financial measures calculated in accordance with generally accepted accounting principles (“GAAP”). For information about the Company’s results of operations for 2009, as determined in accordance with GAAP, investors should review the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and should not rely on any adjusted amounts or non-GAAP financial measures set forth above. The following explains how the plan-adjusted amounts are calculated from FPL Group’s audited financial statements: (a) Florida Power & Light operations & maintenance costs (plan-adjusted) is a measure that includes most but not all operations & maintenance expenses and includes certain expenses not classified as operations & maintenance expenses under GAAP but reported for state regulatory purposes as operations & maintenance expenses (material exclusions in 2009 were expenses recovered through cost recovery clauses); and (b) NextEra Energy Resources’ earnings (plan-adjusted) exclude the mark-to-market effect of non-qualifying hedges and net other than temporary losses on securities held in NextEra Energy Resources’ nuclear decommissioning funds.

(2)	based on latest available industry data

2009 Annual Incentive Awards for the Named Executives

Each named executive’s 2009 annual incentive compensation was determined based on a rating (“FPL Group performance rating”) derived by combining the Company’s financial performance as measured by the financial performance matrix (weighted 50%) and the Company’s operational performance as compared to the operational performance targets (or the performance scorecard, in the case of the CEO) (weighted an aggregate of 50%, without assigning an individual weight to each operational performance target).

The FPL Group performance rating determined as set forth in the previous paragraph may be adjusted for each named executive by the Compensation Committee based on individual performance. The Compensation Committee uses this aspect of the executive compensation program in particular to reinforce performance expectations with respect to attributes that cannot readily be quantified, such as teamwork, the promotion of appropriate cultural values and leadership development. The individual performance adjustment typically is between 80% and 150%, with 150% being the maximum individual performance factor. The Compensation Committee determines the individual performance factors based on recommendations from the CEO (for all of the named executives other than himself). For the named executives other than the CEO, the 2009 individual performance factor was based primarily upon the intangible factors listed above, as well as each NEO’s performance relative to a set of objectives agreed upon with the CEO at the beginning of the year. For the CEO, the Compensation Committee determines the individual performance factor. The Compensation Committee determined Mr. Hay’s 2009 individual performance factor based on the Committee’s assessment of Mr. Hay’s performance against the objectives set for him at the beginning of the year (as described on page 40 and the Company’s overall performance, including, among other considerations:

•

achievement of adjusted return on equity of 13.5% and adjusted earnings per share growth of 5.5%—top quartile performance compared to the Standard & Poor’s electric utility index in challenging economic environment;

•	Company’s total shareholder return outperformed Standard & Poor’s electric utility index;

•	executed on the Company’s financing plans in challenging market conditions;

•	led the U.S. in wind assets and in new wind capacity put in service over the two year period ended December 31, 2009;

•	delivered top decile fossil and hydro generation operations;

•	achieved best-ever outage frequency performance;

•	FPL customer service continued strong operational and financial performance—earned ServiceOne Award for the sixth consecutive year;

•	achieved best ever performance results for NextEra Energy Power Marketing, LLC and Gexa Energy;

•	achieved best-ever safety performance;

•	scaled up solar generation development efforts and completed largest solar PV facility in the nation;

•	continued improvement in nuclear fleet performance; and

•	named Power Company of the Year at the Platts 2009 Global Energy Awards and ranked America’s most admired electric and gas utility by Fortune Magazine for the third consecutive year.

The following illustrates the determination of the 2009 annual incentive for each NEO:

annual incentive =	(FPL Group performance rating x individual performance factor) x target annual incentive

The 2009 annual incentive determined as set forth above was prorated for Mr. Dewhurst, who returned to the Company in August 2009.

In years where the Company’s performance is above or substantially above the performance of its peers, as it was in 2009, the Company expects that annual incentive awards will be paid to the NEOs at a rate exceeding the targeted rate. For 2009, the NEOs’ annual incentive awards were as follows:

Named Executive Officer	2009 Target Annual Incentive	2009 Annual Incentive Award
Lewis Hay, III	$1,293,500	$1,746,225
Armando Pimentel, Jr.	$389,550	$518,102
James L. Robo	$665,280	$798,336
Moray P. Dewhurst	$154,964	$199,904
Armando J. Olivera	$426,698	$482,169

The amounts set forth above for the NEOs’ 2009 annual incentive awards are also set forth in the “Non-Equity Incentive Plan Compensation” column (column (g)) in Table 1a: Summary Compensation Table. The 2009 target and actual annual incentive shown above for Mr. Dewhurst were prorated to reflect his return to the Company in August 2009.

Equity-Based Compensation

General

Equity-based compensation is designed to reward longer-term performance, to retain executives and to more closely align the interests of the Company’s executives with the interests of its shareholders, all of which are intended to support the creation of long-term shareholder value. In general, and consistent with its performance-based compensation philosophy, FPL Group’s named executives have a higher proportion of their total compensation comprised of equity-based elements than of cash elements. All equity awards are subject to vesting restrictions, so they are not immediately payable and are at risk of forfeiture until all vesting requirements are met. While all FPL Group equity awards are inherently performance-based, the Compensation Committee structures equity grants to named executives to meet IRS criteria for “qualified performance-based compensation.” See Tax and Accounting Considerations. Under the Company’s Stock Ownership Policy and Stock Retention Policy, NEOs must retain equity valued at a specified multiple of their annual base salaries by the third anniversary of their appointment as NEOs and, until such requirement is met, must retain at least two-thirds of their vested (and, in the case of stock options, exercised) equity compensation, net of shares withheld for taxes (and, in the case of stock options, net of shares tendered to pay all or a portion of the exercise price). All NEOs are in compliance with this requirement. See Stock Ownership and Retention Policies.

In 2009, the Compensation Committee awarded a mix of restricted stock, non-qualified stock options and performance shares to the named executives under the LTIP as a part of their total compensation opportunity for 2009. In addition, for the reasons described in the Compensation Discussion & Analysis section of the proxy statement for the Company’s 2009 Annual Meeting of Shareholders, half of each officer’s 2008 annual incentive was paid in February 2009 through a grant of unrestricted shares of the Company’s common stock under the LTIP.

Mr. Dewhurst’s compensation was established by negotiation with him prior to his return to the Company in August 2009. When Mr. Dewhurst retired from the Company in May 2008, he forfeited a substantial amount of then-unvested equity which had been part of his total compensation opportunity in prior years. As an integral part of a broader negotiation to induce Mr. Dewhurst to return to the Company, upon Mr. Dewhurst’s return the Compensation Committee granted him equity awards (including a deferred retirement award) valued at amounts substantially equivalent to the value of the equity awards which he had forfeited, and provided that the equity would vest approximately fifteen months (or approximately the length of time that Mr. Dewhurst remained in retirement) later than the forfeited equity would have vested, absent his break in service.

Equity Compensation Mix

The Compensation Committee awards each type of equity compensation described above because the Committee believes each rewards shareholder value creation in a different way. Although the value of all forms of equity-based compensation is directly affected by both increases and decreases in the price of FPL Group’s common stock, performance shares most directly focus named executives on the multi-year sustained achievement of challenging financial and operational goals, as the number of shares ultimately earned depends upon the level of performance of the Company and the named executive over a three-year period. Stock options reward the named executives only if FPL Group’s stock price increases and remains above the stock price on the date on which the options were granted. Restricted stock is affected by all stock price changes, so its value to named executives is affected by both increases and decreases in the Company’s stock price. Stock options and restricted stock granted to the NEOs in 2009 vest ratably over three years (subject, in the case of the restricted stock, to the attainment of performance objectives).

In determining the appropriate mix of equity compensation components, the Compensation Committee primarily considers the following factors:

•	the mix of these components at competitor and peer companies;

•	the perceived value to the NEO of each element;

•	the retention value of each element and other values important to the Company, including, for example, the tax and accounting consequences of each type of award; and

•	the advice of the Compensation Committee’s compensation consultant.

After the Compensation Committee uses its business judgment to determine the appropriate mix of equity compensation components, the target award level for each equity-based element is expressed as a percentage of each NEO’s base salary, which percentage has remained generally stable over the past several years. The target dollar value for each component is converted to a number of shares of equivalent value (estimated present value for stock options). All other things being equal, a higher FPL Group common stock price on the date of grant results in the award of fewer shares, and a lower FPL Group common stock price results in the award of more shares.

2009 Equity-Based Compensation Awards Mix for the Named Executives

In 2009, the Compensation Committee granted the following mix of equity-based compensation to FPL Group’s named executive officers:

	Mix of Equity-Based Compensation Awards(1)
Named Executive Officer	Restricted Stock	Options	Performance Shares
Lewis Hay, III	45%	13%	42%
Armando Pimentel, Jr.	46%	20%	34%
James L. Robo	41%	24%	35%
Moray P. Dewhurst(2)	50%	20%	30%
Armando J. Olivera	42%	22%	36%

(1)	Calculation of mix percentages based on the grant date present value of each grant as a percentage of each NEO’s total equity-based compensation.

(2)	As more fully described above, upon Mr. Dewhurst’s return to the Company in August 2009, the Compensation Committee granted him equity awards valued at amounts substantially equivalent to the value of the equity awards which he had forfeited.

Equity Grant Practices

Equity awards are granted by the Compensation Committee to the named executives each year effective on the date of the Board meeting in mid-February, which is a date that is normally set more than a year in advance of the meeting. The Compensation Committee believes that granting equity in this way is appropriate because the Company typically releases year-end earnings in late January or early February, so all relevant news generally should be available to the market on the grant date.

Equity awards may also be made to new executive officers upon hire or promotion, generally coincident with the Compensation Committee meeting either prior to, or next following, the date of hire or promotion. The Compensation Committee does not seek to time equity grants to take advantage of information, either positive or negative, about the Company which has not been publicly disseminated. The exercise price of options granted is equal to the closing market price of FPL Group’s common stock on the effective date of grant.

Restricted Stock

Restricted stock awards that are granted to FPL Group’s named executives are subject to time and performance-based vesting conditions. Shares of restricted stock which would otherwise vest in any year strictly upon the passage of time do not vest unless and until the Compensation Committee certifies that FPL Group’s adjusted earnings for the prior year equal or exceed a level designated in advance by the Committee. FPL Group’s adjusted earnings exceeded the designated level in 2008, resulting in the vesting of restricted stock as set forth in the aggregate in Table 4: 2009 Option Exercises and Stock Vested, and in 2009.

In addition, because the Compensation Committee intends for the grant date present value of restricted stock awards to equal the fair market value of an equivalent number of shares of the Company’s common stock absent the vesting condition, equivalent dividends are paid on restricted stock awards as and when dividends are paid on the common stock. The Compensation Committee determined in February 2009 that any dividends paid to the named executives on restricted stock awards granted after January 2007 that do not vest must be repaid by the executive within 30 days following the forfeiture of the award.

See Table 2: 2009 Grants of Plan-Based Awards for information about the restricted stock awarded to the NEOs in 2009 and the description following that table for information about the material terms and conditions applicable to those restricted stock awards.

Non-Qualified Stock Option Awards

The Compensation Committee grants non-qualified stock options, rather than incentive stock options, primarily because the tax treatment of non-qualified stock options is more favorable to the Company than the treatment of incentive stock options. In 2009, stock options were not granted to employees other than executive officers. See Table 2: 2009 Grants of Plan-Based Awards for information about the stock options granted to the NEOs in 2009 and the description following that table for further information about the material terms and conditions applicable to stock options.

Performance Share Awards

Each named executive is granted a target number of performance shares each year, with the performance period over which the shares may be earned beginning on January 1 in the year of grant and ending on December 31 of the year which is two years after the year of grant (e.g., January 1, 2009 through December 31, 2011). At the end of the performance period, the average of the named executive’s Total Performance Factor (FPL Group performance rating times individual performance factor) under the Annual Incentive Plan for the three years in the performance period (with a maximum of 160%) is multiplied by the NEO’s target number of shares to determine the number of shares of FPL Group common stock to be issued.

The following illustrates the calculation for the performance shares paid out for the performance period ended December 31, 2009:

Number of shares issued =	target number of performance shares x the lesser of: (a) (2007 Total Performance Factor + 2008 Total Performance Factor + 2009 Total Performance Factor)/3 or (b) 160%

During the performance period shares are not issued, the named executive may not sell or transfer his contingent right to receive performance shares and dividends are not paid. As a consequence, the value of the performance shares on the date of grant is less than the fair market value of the target number of shares. See Table 2: 2009 Grants of Plan-Based Awards for information about the performance shares awarded to the NEOs in 2009, and Table 4: 2009 Option Exercises and Stock Vested for information about the performance shares issued for the three-year performance period which began on January 1, 2007 and ended on December 31, 2009. See also the description following Table 2 for further information about the material terms and conditions applicable to performance shares.

Stock Ownership and Retention Policies

One of the reasons that FPL Group provides equity-based awards is to align named executives’ interests with those of the Company’s shareholders. The Company believes it is important for executive officers to accumulate a significant amount of FPL Group common stock. FPL Group’s named executives (and all other executives) are subject to a stock ownership policy and, until the required ownership level is reached, a stock retention policy. The Company believes these policies strongly reinforce FPL Group’s executive compensation philosophy and objectives. At the same time, the Company recognizes that the accumulation of a large, undiversified position in FPL Group common stock can at some point create undesired incentives, and it permits its officers some degree of diversification once the target level of holdings is reached.

Under the stock ownership policy, officers are expected, within three years after appointment to office, to own FPL Group common stock with a value of a multiple of their base salaries. Shares of FPL Group common stock or share units held in FPL Group’s employee benefit plans and deferred compensation plan are credited toward meeting this requirement. Shares subject to options do not count toward the calculation of required holdings until the options are exercised. In 2008, the Compensation Committee significantly increased the number of shares which must be owned under the stock ownership policy for the CEO (increased from three to seven times base salary rate) and for senior executive officers (increased from two to three times base salary rate). The current multiples are as follows:

Chief Executive Officer	seven times base salary rate
Senior executive officers	three times base salary rate
Other officers	one times base salary rate

As of December 31, 2009, all named executives who had held office for at least three years owned common stock significantly in excess of the requirement under the stock ownership policy, as shown in the following table:

Named Executive Officer(3)	Target Number of Shares Under Stock Ownership Policy(1)	Shares Owned(2)
Lewis Hay, III	171,422	632,802
James L. Robo	47,233	172,664
Moray P. Dewhurst	33,499	196,531
Armando J. Olivera	34,622	145,642

(1)	Determined based on the closing price of FPL Group common stock of $52.82 on December 31, 2009.

(2)	As of December 31, 2009, computed as required under the stock ownership policy, including shares deferred under the Deferred Compensation Plan, phantom shares in the SERP and, for Messrs. Dewhurst and Robo, shares underlying a deferred retirement award under the LTIP.

(3)	Armando Pimentel, Jr., who commenced employment with the Company in February 2008, has until February 2011 to meet the applicable requirement. As of March 1, 2010, Mr. Pimentel owned 33,207 shares, which was sufficient to meet the stock ownership requirement.

Under the stock retention policy, until such time as the requirements of the stock ownership policy are met, FPL Group expects executive officers to maintain shares sufficient to satisfy a minimum retention ratio of at least two-thirds, determined by dividing the number of shares and share units owned by the number of shares acquired (cumulatively, from date of appointment as an executive officer) through long-term equity incentive plan awards. Shares subject to options do not count toward the calculation of required retention until the options are exercised.

Officers who fail to comply with these minimum retention guidelines may not be eligible for future equity-based compensation awards for a two-year period. The chief executive officer may approve the modification or reduction of the minimum retention requirements (other than for himself) to address the special needs of a particular officer. Among the NEOs only Mr. Pimentel was subject to the Company’s stock retention requirements as of December 31, 2009, and he was then in compliance with those requirements.

Benefits

General

FPL Group provides its executive officers with a comprehensive benefits program which includes health and welfare, life insurance and other personal benefits. For programs to which employees contribute premiums, executive officers pay the same premiums as other exempt employees. Retirement and other post-employment benefits are discussed below under Post-Employment Compensation. These benefits are an integral part of the total compensation package for named executives, and the aggregate value is included in the information reviewed by the Compensation Committee annually to ensure reasonableness and appropriateness of total rewards. In addition, FPL Group believes that the intrinsic value placed on personal benefits by the named executives is generally greater than the incremental cost of those benefits to the Company.

Personal Benefits

FPL Group provides its executive officers with personal benefits not generally available to all other employees. In many cases, these personal benefits improve efficiency by allowing the executive officers to focus on their critical job responsibilities and/or increasing the hours they can devote to work. Some of these benefits also serve to better secure the safety of the executive officers and their families. The personal benefits are intended to promote desired behaviors and/or leverage the executive officers’ time and have generally been in existence in their present form for many years. The Compensation Committee and its compensation consultant periodically review the personal benefits offered by the Company to ensure that the program is competitive and producing the desired results. The personal benefits are considered part of the overall executive compensation program and are presented in this light (1) as part of the total compensation package approved by the Compensation Committee at the time of an executive officer’s hire or promotion, (2) as part of the Compensation Committee’s review of each NEO’s annual total compensation and (3) in compensation discussions with executive officers. The Compensation Committee believes the benefits the Company and the individual derive from these personal benefits more than offset their costs.

Policy on Tax Reimbursements on Executive Perquisites

After reviewing the reasons that the Company had provided tax reimbursements (sometimes referred to as “gross-ups”) on perquisites to the NEOs, and considering the emerging trend toward the elimination of those tax reimbursements, in February 2010 the Compensation Committee adopted the FPL Group, Inc. Policy on Tax Reimbursements on Executive Perquisites (the “Perquisite Gross-up Policy”). Under the Perquisite Gross-up Policy, beginning in 2010 the Company no longer provides tax reimbursements on perquisites to the named executives. The Company may, in circumstances where the Compensation Committee deems it appropriate, provide tax reimbursements as part of a plan, policy or arrangement applicable to a broad base of management employees of the Company, such as a relocation or expatriate tax equalization policy.

See footnote 2 to Table 1b: Supplemental All Other Compensation for a description of the personal benefits provided to the named executives.

Use of Company-Owned Aircraft

Company aircraft are available to the named executives, as well as other employees and directors, for business travel, which includes, in the judgment of the Company’s Governance & Nominating Committee, travel by NEOs to Company-approved outside board meetings and travel in connection with physical examinations.

FPL Group permits limited non-business use of Company aircraft by named executives when that use does not interfere with the use of Company aircraft for business purposes. Non-business use is generally discouraged, however, and all non-business travel on Company aircraft must be approved in advance by the chief executive officer. Named executives must pay the Company for their non-business use based on the rate prescribed by the IRS for valuing noncommercial flights (which is not the same as the incremental cost to the Company of the flight used for valuation of personal benefits in Table 1a: Summary Compensation Table and Table 1b: Supplemental All Other Compensation). A named executive traveling on Company aircraft for business purposes also must seek approval of the chief executive officer for his guests, spouse and/or other family members to travel on Company aircraft. Where the NEO is traveling on Company business and seating is otherwise available on the aircraft for accompanying passengers, there is essentially no incremental cost to the Company. Unless their travel is important to carrying out the business responsibilities of the NEO, the Company requires payment by the NEO for these passengers as described above. All non-business use of Company aircraft is reported to and reviewed by the Governance & Nominating Committee annually. In 2009, the named executives’ use of Company aircraft for non-business purposes represented approximately 45 passenger flight hours and for travel to Company-approved outside board meetings and annual physical examinations represented approximately 50 passenger flight hours. Company aircraft were used for total of approximately 3,925 passenger flight hours in the aggregate in 2009.

Post-Employment Compensation

General

FPL Group expects continued and consistent high levels of individual performance from all executive officers as a condition of continued employment. The Company has in the past terminated the employment of executive officers who were unable to sustain the expected levels of performance, and it would do so in the future should that become necessary.

All of the named executives, with the exception of Mr. Hay, are “employees at will.” FPL Group does not have in place agreements or arrangements which require the Company to provide post-termination compensation for terminations unrelated to a change in control or potential change in control, retirement, death or disability to any of the named executives except for Mr. Hay. Mr. Hay’s employment is governed by an employment agreement. However, FPL Group has a long-standing practice of providing reasonable severance compensation to executive officers terminated other than for cause, and the Compensation Committee makes such determinations on a case-by-case basis, taking into account all relevant circumstances, including the executive officer’s past accomplishments, term of employment, reasons for separation, potential risks and the executive’s agreement not to compete with the Company or solicit the Company’s employees or customers. No such severance was provided to any executive officer in 2009.

Change in Control

Each of the named executives is a party to an executive retention employment agreement (“Retention Agreement”) with the Company. The Compensation Committee has concluded that the Retention Agreements are desirable in order to align NEO and shareholder interests under some unusual conditions, as well as useful and, in some cases, necessary to attract and retain senior executive talent.

In connection with a change in control of the Company, it can be extremely important to secure the dedicated attention of executive officers whose personal positions are at risk and who have other opportunities readily available to them. By establishing compensation and benefits payable under various merger and acquisition scenarios, change in control agreements enable the named executives to set aside personal financial and career objectives and focus on maximizing shareholder value. These agreements help to minimize distractions such as the officer’s concern about what may happen to his position, and help to keep the officer objective and neutral in analyzing opportunities that may arise. Furthermore, they ensure continuity of the leadership team at a time when business continuity is of paramount concern. Without the Retention Agreements, the Company would have a greater risk of losing key executives in times of uncertainty.

Policy on Excise Tax Gross-ups in Retention Agreements

In December 2009, the Compensation Committee adopted the FPL Group, Inc. Policy on Excise Tax Gross-ups in Executive Retention Employment Agreements (the “Excise Tax Gross-up Policy”). The Excise Tax Gross-up Policy provides that:

•

It is the Compensation Committee’s policy not to approve the inclusion of excise tax gross-up provisions in retention agreements initially entered into, or materially modified, on or after the date the Excise Tax Gross-Up Policy was adopted.

•

In unusual circumstances where the Compensation Committee believes that accommodations are appropriate in order to facilitate the recruitment of a new executive, an excise tax gross-up provision may be included in the executive’s retention agreement; but, in such circumstance, the excise tax gross-up would be limited to payments triggered by both a change in control and termination of employment and would be subject to a two-year sunset provision.

Although the Excise Tax Gross-up Policy was adopted in December 2009, the Compensation Committee ceased to approve the inclusion of excise tax gross-up provisions in Retention Agreements in January 2009. Therefore, the Retention Agreements for Mr. Dewhurst and three other new executive officers do not include excise tax gross-up provisions.

The material terms of the Retention Agreements are described under Potential Payments Upon Termination or Change in Control. When Retention Agreements were initially entered into with the Company’s executive officers in 2002, the Compensation Committee believed that the payment and benefit levels were generally consistent with similar existing agreements entered into by comparable companies and approved the following terms for the following reasons:

Term	Reason
Agreement becomes effective on, among other things, the date a merger agreement is signed or the incumbent directors cease to constitute a majority of the Board	Taking into account the relatively long period of time it takes to obtain all approvals required in a business combination involving a utility, this is the appropriate time to begin a retention/protection period
Three year employment period	Not considered a long period of time in the business environment
Severance amount/benefit continuation	Considered typical for senior executives
Accelerated vesting of equity	Considered a retention incentive and typical for senior executives

Employment Agreement with Chief Executive Officer

The Company is a party to an agreement with Mr. Hay (the “Hay Agreement”) that provides for his continued employment as Chairman and CEO of FPL Group and for certain payments and benefits in the case of termination of his employment other than for cause or upon a change in control. Obligations in the event of a change in control are governed by Mr. Hay’s Retention Agreement, which supersedes the Hay Agreement in the event of a change in control. The Compensation Committee approved the Hay Agreement because the Committee believed that it was in the Company’s interest to more formally secure the services of a high-performing and valuable leader and to lessen the risk that Mr. Hay’s services would be successfully sought by another company. In addition, the Hay Agreement binds Mr. Hay to non-solicitation and confidentiality agreements which are valuable to the Company.

The Compensation Committee believes that the terms of the Hay Agreement, which were negotiated with Mr. Hay and are more fully described under Employment Agreement with CEO following Table 2: 2009 Grants of Plan-Based Awards, are, on the whole, comparable to similar agreements at competitor and peer companies, and comparable to what Mr. Hay would likely be offered should he choose to seek employment elsewhere. At the time that the Hay Agreement was originally entered into in 2005, the Compensation Committee reviewed the estimated value of the termination benefits set forth therein, and was advised by its outside counsel that the severance formula and overall design of the agreement were in the middle of the range of practices for severance for chief executive officers of U.S. public companies.

Retirement Programs

Employee Pension Plan and 401(k) Plan

FPL Group maintains two retirement plans which qualify for favorable tax treatment under the Internal Revenue Code: a non-contributory defined benefit pension plan and a defined contribution 401(k) plan. These plans are available to substantially all FPL Group employees. Each of the named executives participates in both plans. The 401(k) plan is more fully described following Table 2: 2009 Grants of Plan-Based Awards and the pension plan is more fully described following Table 5: Pension Benefits.

Supplemental Executive Retirement Plan (“SERP”)

Current tax laws place various limits on the benefits payable under tax-qualified retirement plans, such as FPL Group’s defined benefit plan and 401(k) plan, including a limit on the amount of annual compensation that can be taken into account when applying the plans’ benefit formulas. Therefore, the retirement incomes provided to the named executives by the qualified plans generally constitute a smaller percentage of final pay than is typically the case for other Company employees. In order to make up for this shortfall and maintain the market-competitiveness of FPL Group’s executive retirement benefits, FPL Group maintains an unfunded, nonqualified SERP for its executive officers, including the named executives. For the named executives, compensation included under the SERP is annual base salary plus the annual cash incentive award, unlike the qualified plans which includes base salary only. FPL Group believes it is appropriate to include annual cash incentive awards for purposes of determining retirement plan benefits (both defined benefit and 401(k)) for the named executives in order to ensure that the named executives can replace in retirement a proportion of total compensation similar to that replaced by other employees participating in the Company’s defined benefit and 401(k) plans, bearing in mind that base pay alone comprises a relatively smaller percentage of a named executive’s total compensation.

In connection with the hiring of Mr. Pimentel in February 2008, the Compensation Committee approved a supplement to the SERP which provided Mr. Pimentel with an opening SERP cash balance account balance of $150,000, and in addition provided that $150,000 would be added to his SERP cash account balance on each of the first and second anniversaries of his hiring. The Compensation Committee approved these actions in order to partially offset the significant benefits that Mr. Pimentel forfeited from his prior employer in order to accept the Company’s offer of employment. Mr. Pimentel’s SERP balance will not vest until he completes five years of service with the Company.

For additional information about the defined benefit plan benefit formulas under the SERP, see Table 5: Pension Benefits and accompanying descriptions.

Individual SERP arrangement for Mr. Hay

In 2002, FPL Group entered into an agreement to provide Mr. Hay with a defined benefit retirement benefit that is competitive with those of other CEOs in order to encourage Mr. Hay to remain with the Company until a mutually agreed-upon retirement date. The Compensation Committee concluded that it was desirable to provide separate supplemental retirement benefits for Mr. Hay which provide a targeted final retirement benefit at normal retirement age at a higher percentage of covered pre-retirement earnings than the SERP would otherwise provide. For additional information, see Table 5: Pension Benefits and the accompanying discussion.

In 2005, Watson Wyatt reviewed Mr. Hay’s individual SERP agreement and advised the Compensation Committee that his target retirement benefits are consistent with those provided other CEOs in the energy services industry, and are within competitive ranges for general industry. Furthermore, the consultants concluded that the definitions in the individual SERP agreement for final average pay, income replacement percentages and early retirement reduction factors are within normal ranges of competitive practice.

Deferred Compensation Plan

FPL Group sponsors a non-qualified, unfunded Deferred Compensation Plan, which allows eligible highly compensated employees, including the named executives, to voluntarily and at their own risk elect to defer certain forms of compensation prior to the compensation being earned and vested. FPL Group makes this opportunity available to its highly compensated employees as a financial planning tool and an additional method to save for retirement. Deferrals by executive officers generally result in the Company deferring its obligation to make cash payments or issue shares of its common stock to those executive officers.

The Compensation Committee does not view the Deferred Compensation Plan as providing executives with additional compensation. Deferred cash compensation is credited to a recordkeeping account that provides investment opportunities which mirror the Company’s 401(k) plan investment choices. As with the 401(k) plan, Deferred Compensation Plan participants bear the investment risk. Deferred performance shares are credited to a second form of recordkeeping account, and an amount equal to the value of ordinary dividends, plus interest thereon, is credited quarterly. Participants in the Deferred Compensation Plan are general creditors of the Company and the deferral of the payment obligation provides a financial advantage to the Company.

Tax and Accounting Considerations

The Compensation Committee carefully considers the tax impact of the Company’s compensation programs on FPL Group as well as on the named executives. However, the Compensation Committee believes that decisions regarding executive compensation should be primarily based on whether they result in positive long-term value for the Company’s shareholders and other important stakeholders. For example, the Compensation Committee has considered the impact of tax provisions such as section 162(m) in structuring FPL Group’s executive compensation program and, to the extent reasonably possible in light of its compensation goals and objectives, the compensation paid to the NEOs has been structured so as to qualify as qualified performance-based compensation deductible by the Company for federal income tax purposes under section 162(m). However, in light of the competitive nature of the market for executive talent, the Compensation Committee believes that it is more important to ensure that the named executives remain focused on building shareholder value than to use a particular compensation practice or structure solely to ensure tax deductibility. Therefore, in some cases the compensation paid to named executives is nondeductible, including in 2009 a portion of Mr. Hay’s base salary, the value of certain of Mr. Hay’s personal benefits and the dividends accruing on Mr. Hay’s unvested restricted stock, which the Committee believes is appropriate and immaterial.

The Compensation Committee in December 2009 required amendments to be made to agreements between the Company and each of the NEOs to reflect changes necessary to comply with a 2008 interpretation by the Internal Revenue Service of the application of section 162(m). The amendments are intended to ensure that the terms of agreements with executive officers whose compensation is subject to section 162(m) relating to compensation in connection with certain terminations of employment will not disqualify payments made to them during their employment from qualifying as performance-based compensation under Section 162(m) (and therefore as deductible for federal income tax purposes). The amendments generally provide that annual incentives, performance shares and other compensation payable to executive officers whose compensation is subject to section 162(m) that otherwise would have been automatically payable to these individuals upon the termination of their employment in specified circumstances will not be paid unless the corporate performance objective applicable to such performance-based compensation has been achieved.

In addition, as part of its determination in February 2009 that dividends paid to the named executives on restricted stock awards granted after January 2007 that are forfeited prior to vesting must be repaid by the executive, the Compensation Committee considered that the failure to impose a dividend repayment requirement or similar provision could have an adverse effect on the Company’s earnings per share commencing in 2009 as a result of the Company’s implementation in January 2009 of the Financial Accounting Standards Board’s Emerging Issues Task Force Issue No. 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management, counsel and its compensation consultants the Compensation Discussion & Analysis required by applicable SEC rules which precedes this Report, and, based on its review and those discussions, the Committee recommended to the Board that the Compensation Discussion & Analysis set forth above be included in the Company’s proxy statement for the 2010 Annual Meeting of Shareholders.

Respectfully submitted,

J. Brian Ferguson, Chair

Sherry S. Barrat

Robert M. Beall, II

James L. Camaren

Toni Jennings

Rudy E. Schupp

When reviewing the narrative, tables and footnotes which follow, note that, in order to meet the goals and objectives of FPL Group’s executive compensation program as described in Compensation Discussion & Analysis, the Compensation Committee primarily focuses on, and values, each named executive’s total compensation opportunity at the beginning of the relevant performance periods. Since many elements of total compensation are variable based on performance and are not paid to the named executive for one, two or three years (and in some instances longer) after the compensation opportunity is first determined, the amounts reported in some of the tables in this proxy statement may reflect compensation decisions made prior to 2009 and in some cases reflect amounts different from the amounts that may ultimately be paid.

Table 1a: Summary Compensation Table

The table below provides certain information about the compensation paid to, or accrued on behalf of, the named executives. It is important to keep in mind the following when reviewing the table:

(1) The “Salary” column includes the base salary for each NEO in 2009, 2008 and 2007 (other than Mr. Pimentel, who began employment in 2008).

(2) The “Bonus” column contains zeroes for all NEOs other than Mr. Pimentel, because no discretionary bonuses were paid with respect to 2009, 2008 or 2007 to any NEO, other than a signing bonus paid to Mr. Pimentel in 2008 in connection with his commencement of employment with the Company.

(3) The amounts shown in the “Stock Awards” and the “Option Awards” columns are based on the aggregate grant date fair value of awards computed under applicable accounting rules for all equity compensation awards granted to each NEO in 2009, 2008 and 2007, respectively.

(4) The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflects the actuarially-determined change in the present value of the pension benefit payable to each NEO in the applicable year. The Compensation Committee considers estimated year-to-year comparisons of pension benefits determined substantially in this manner prior to the beginning of each year.

Table 1a: Summary Compensation Table

Name and Principal Position(a)	Year (b)	Salary ($)(c)		Bonus ($)(d)	Stock Awards (2)(3) ($)(e)		Option Awards (2)(9) ($)(f)		Non-Equity Incentive Plan Compensation (15)($)(g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(16) (17)($)(h)	All Other Compensation (16)(18) ($)(i)	Total ($)(j)
Lewis Hay, III Chairman and CEO of FPL Group and Chairman of FPL	2009	$1,293,500		$0	$6,743,843	(4)	$724,310	(10)	$1,746,225	$3,877,089	$371,450	$14,756,417
	2008	1,255,800		0	7,048,568		748,400		2,400,000	0	557,175	12,009,943
	2007	1,207,500		0	6,146,486		685,340		2,000,000	910,388	345,719	11,295,433
Armando Pimentel, Jr. Executive VP, Finance and CFO of FPL Group and Executive VP, Finance and CFO of FPL	2009	556,500		0	993,994	(5)	178,849	(11)	518,102	269,342	99,810	2,616,597
	2008	446,250		50,000	926,676		172,656		657,825	192,340	53,417	2,499,164
James L. Robo President and COO of FPL Group	2009	831,600		0	2,389,323	(6)	535,383	(12)	798,336	257,814	141,563	4,954,019
	2008	756,000		0	2,235,074		517,968		1,082,592	200,977	273,465	5,066,076
	2007	700,000		0	1,815,254		479,752		957,600	150,621	202,670	4,305,897
Moray P. Dewhurst Vice Chairman and Chief of Staff of FPL Group	2009	204,162	(1)	0	3,735,801	(7)	519,398	(13)	199,904	109,320	27,932	4,796,517
	2008	260,102	(1)	0	1,707,285		388,476		263,198	54,131	69,410	2,742,602
	2007	556,394		0	1,499,877		392,741		574,199	147,100	80,089	3,250,400
Armando J. Olivera President and CEO of FPL	2009	609,568		0	1,599,314	(8)	332,587	(14)	482,169	1,490,135	131,172	4,644,945
	2008	594,700		0	1,605,787		345,312		636,924	205,540	318,640	3,706,903
	2007	567,758		0	1,470,519		392,741		651,786	378,399	111,086	3,572,289

(1)	Mr. Dewhurst retired from the Company in May 2008 and returned to the Company as Vice Chairman and Chief of Staff of FPL Group in August 2009. The salary shown for 2009 is the amount earned by Mr. Dewhurst in 2009, when his annual base salary rate was $589,800. The salary shown for 2008 is the amount earned by Mr. Dewhurst prior to his retirement, when his base salary rate was also $589,800.

(2)	The amounts shown are based on the aggregate grant date fair value of equity-based compensation awards granted during the relevant year valued in accordance with applicable accounting rules. These amounts were not realized by the NEOs during such year, and the realized value of awards which vest at a later date is likely to be different from the amount listed, based on, among other things, the performance of the Company and the price of the Company’s common stock. See Table 4: 2009 Option Exercises and Stock Vested for the value of the NEOs’ equity awards which vested in 2009. Under applicable accounting rules, the Company determines the grant date fair value of equity-based compensation and recognizes it over the vesting period (using the straight-line basis for awards with graded vesting schedules as well as for awards with cliff vesting schedules). The expense recognized during the applicable year for each NEO therefore reflects the partial expense recognition of equity awards granted during such year plus the partial expense recognition of equity awards granted in earlier years which were not yet vested (or which became vested) during the applicable year. See Note 11—Common and Preferred Stock—Stock-Based Compensation to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and Note 12—Common and Preferred Stock—Stock-Based Compensation to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the years ended December 31, 2008 and 2007 for the assumptions used in this valuation. In accordance with SEC rules, the amounts in these columns are consistent with the grant date estimate of compensation cost to be recognized over the service period, without reduction for estimated forfeitures.

(3)	Includes restricted stock awards and performance share awards. As described in footnote (2) above, performance share awards are valued in accordance with applicable accounting rules. The performance rating assumption used for expensing all performance share awards under applicable accounting guidance is 1.40 (i.e. target shares multiplied by 1.40); although the accounting valuation assumes a certain level of future performance, the actual realized value of the shares at payout could be different based on actual performance and the Company’s stock price. An amount equal to the value of the difference between the assumed and actual rating (the “true-up amount”), if any, is expensed (or credited) in the year the performance shares are issued (which is the year after the year in which the applicable performance period ends).

(4)

Stock awards for Mr. Hay include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2009: 60,908 shares of restricted stock granted on 2/13/2009 and 58,032 performance shares at target (before multiplying by 1.40 as set forth in footnote (3)) granted on 2/13/2009; (b) 2008: 51,694 shares of restricted stock granted on 2/15/2008 and 44,765 performance shares at target (before multiplying by 1.40 as set forth in footnote (3)) granted on 2/15/2008; and (c) 2007: 46,905 shares of restricted stock granted on 2/15/2007 and 44,534 performance shares at target (before multiplying by 1.40 as set forth in footnote (3)) granted on 2/15/2007. The maximum payout of performance shares is 1.60; therefore, the maximum aggregate grant date fair value of these awards granted in 2009, 2008 and 2007 is 92,851 shares or $4,163,448, 71,624 shares or $4,233,695 and 71,254 shares or $3,859,138, respectively. Vesting of these shares is subject to the attainment of performance targets.

(5)	Stock awards for Mr. Pimentel include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2009: 10,126 shares of restricted stock granted on 2/13/2009 and 7,622 performance shares at target (before multiplying by 1.40 as set forth in footnote (3)) granted on 2/13/2009; and (b) 2008: 7,298 shares of restricted stock granted on 2/15/2008 and 5,493 performance shares at target (before multiplying by 1.40 as set forth in footnote (3)) granted on 2/15/2008. The maximum payout of performance shares is 1.60; therefore, the maximum aggregate grant date fair value of these awards granted in 2009 and 2008 is 12,195 shares or $546,833 and 8,789 shares or $519,506, respectively. Vesting of these shares is subject to the attainment of performance targets.

(6)	Stock awards for Mr. Robo include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2009: 22,817 shares of restricted stock granted on 2/13/2009 and 19,557 performance shares at target (before multiplying by 1.40 as set forth in footnote (3)) granted on 2/13/2009; (b) 2008: 16,480 shares of restricted stock granted on 2/15/2008 and 14,126 performance shares at target (before multiplying by 1.40 as set forth in footnote (3)) granted on 2/15/2008; and (c) 2007: 14,920 shares of restricted stock granted on 2/15/2007 and 12,321 performance shares at target (before multiplying by 1.40 as set forth in footnote (3)) granted on 2/15/2007. The maximum payout of performance shares is 1.60; therefore, the maximum aggregate grant date fair value of these awards granted in 2009, 2008 and 2007 is 31,291 shares or $1,403,097, 22,602 shares or $1,335,981 and 19,714 shares or $1,067,689, respectively. Vesting of these shares is subject to the attainment of performance targets.

(7)	Stock awards for Mr. Dewhurst include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for (a) 2009: 22,905 shares of restricted stock granted on 8/17/2009, 25,219 shares under a deferred retirement award granted on 8/17/2009 and two performance share grants one for 8,804 shares and one for 5,188 shares at target (before multiplying by 1.40 as set forth in footnote (3)) granted on 8/17/2009; (b) 2008: 13,341 shares of restricted stock granted on 2/15/2008 and 10,202 performance shares at target (before multiplying by 1.40 as set forth in footnote (3)) granted on 2/15/2008; and (c) 2007: 12,824 shares of restricted stock granted on 2/15/2007 and 9,794 performance shares at target (before multiplying by 1.40 as set forth in footnote (3)) granted on 2/15/2007. The maximum payout of performance shares is 1.60; therefore, the maximum aggregate grant date fair value of these awards granted in 2009 is 14,086 shares or $722,773 and 8,301 shares or $443,678; and in 2008 and 2007 is 16,323 shares or $964,864 and 15,670 shares or $848,709, respectively. With the exception of the deferred retirement award, vesting of these shares is subject to the attainment of performance targets.

(8)	Stock awards for Mr. Olivera include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2009: 15,186 shares of restricted stock granted on 2/13/2009 and 13,161 performance shares at target (before multiplying by 1.40 as set forth in footnote (3)) granted on 2/13/2009; (b) 2008: 11,772 shares of restricted stock granted on 2/15/2008 and 10,202 performance shares at target (before multiplying by 1.40 as set forth in footnote (3)) granted on 2/15/2008; and (c) 2007: 12,070 shares of restricted stock granted on 2/15/2007 and 9,994 performance shares at target (before multiplying by 1.40 as set forth in footnote (3)) granted on 2/15/2007. The maximum payout of performance shares is 1.60; therefore, the maximum aggregate grant date fair value of these awards granted in 2009, 2008 and 2007 is 21,058 shares or $944,223, 16,323 shares or $964,864 and 15,990 shares or $866,040, respectively. Vesting of these shares is subject to the attainment of performance targets.

(9)	Non-qualified stock options valued on the dates of grant using the Black-Scholes option pricing model with the following variables:

Description	Market	Strike	Volatility	Yield	Interest Rate	Expected Life	Black-Scholes
For the 2/15/2007 grant:	$59.05	$59.05	16.60%	2.54%	4.64%	6 yr.	$10.96
For the 2/15/2008 grant:	$64.69	$64.69	17.33%	2.75%	3.24%	6 yr.	$9.90
For the 2/13/2009 grant:	$50.91	$50.91	19.02%	3.71%	2.68%	6 yr.	$6.57
For the 8/17/2009 grant:	$56.42	$56.42	20.23%	3.35%	2.97%	6 yr.	$8.65

Stock option compensation expense varies based upon the grant date fair value of the stock, expected life of the option, dividend yield, risk-free interest rate and volatility of the stock price. In 2006, FPL Group revised its expected life of the option assumption based on the actual historical exercise practices of its optionees.

(10)	Option awards for Mr. Hay include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2009: 110,245 non-qualified stock options granted on 2/13/2009; (b) 2008: 75,596 non-qualified stock options granted on 2/15/2008; and (c) 2007: 62,531 non-qualified stock options granted on 2/15/2007.

(11)	Option awards for Mr. Pimentel include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2009: 27,222 non-qualified stock options granted on 2/13/2009; and (b) 2008: 17,440 non-qualified stock options granted on 2/15/2008.

(12)	Option awards for Mr. Robo include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2009: 81,489 non-qualified stock options granted on 2/13/2009; (b) 2008: 52,320 non-qualified stock options granted on 2/15/2008; and (c) 2007: 43,773 non-qualified stock options granted on 2/15/2007.

(13)	Option awards for Mr. Dewhurst include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2009: 60,046 non-qualified stock options granted on 8/17/2009; (b) 2008: 39,240 non-qualified stock options granted on 2/15/2008; and (c) 2007: 35,834 non-qualified stock options granted on 2/15/2007.

(14)	Option awards for Mr. Olivera include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2009: 50,622 non-qualified stock options granted on 2/13/2009; (b) 2008: 34,880 non-qualified stock options granted on 2/15/2008; and (c) 2007: 35,834 non-qualified stock options granted on 2/15/2007.

(15)	Non-equity incentive plan compensation is the amount earned by each named executive in 2009 and 2008 under the Annual Incentive Plan and in 2007 under a predecessor annual incentive plan. In 2009 and in 2008, the amount earned by Mr. Dewhurst was adjusted for actual service. For 2008, other than with respect to Mr. Dewhurst, half of the amount set forth above was paid in cash and the other half was paid through a grant of unrestricted shares of the Company’s common stock under the LTIP. For additional information about these awards, see Table 2: 2009 Grants of Plan-Based Awards and Compensation Discussion & Analysis.

(16)	FPL Group maintains both defined benefit and defined contribution retirement plans (as described in Compensation Discussion & Analysis—Post-Employment Compensation—Retirement Programs—Supplemental Executive Retirement Plan). Values for Company contributions to defined benefit and defined contribution retirement plans (both qualified and nonqualified) are split between columns (h) and (i), respectively.

(17)	All amounts in this column reflect the one-year change in the actuarial present value of each named executive’s accumulated benefit under the tax-qualified defined benefit employee pension plan and the SERP. In 2008, FPL Group changed its pension measurement date from September 30 to December 31. In light of this change, 2008 amounts were annualized (thereby adjusting the 15 month period to a 12 month period) with respect to all NEOs other than Mr. Pimentel.

a) For Mr. Hay, in 2009, the amounts were calculated by subtracting estimates of his accrued benefit (payable at age 65) in the defined benefit plan at the pension plan measurement date and the prior pension plan measurement date. These accrued benefit estimates are based on the number of years of credited service shown in Table 5: Pension Benefits as of the current and prior measurement dates and his current covered compensation as of the current and prior measurement dates. After the accrued benefits are determined in the form of annuities payable at age 65, the annuities are converted to lump sum values payable at age 65. The lump sum amounts at age 65 for Mr. Hay were calculated using assumptions consistent with those used for accounting purposes. This is the first year that Mr. Hay’s change in present values are being reported based on applicable accounting guidance for an individual SERP contract and this change caused a $795,690 increase in his present value as of the prior measurement date. The specific interest rates and other assumptions used to estimate these values are:

For 2009: (i) the discount rate on December 31, 2008 was 6.90%; (ii) the discount rate on December 31, 2009 is 5.00%; (iii) the age 65 lump sum amount as of December 31, 2008 was calculated using the 2009 Pension Protection Act (“PPA”) lump sum IRC 417(e) 3-segment rates (based on an August 2008 lookback) of 4.78%; 5.45% and 5.46% and the PPA 2009 IRC Section 417(e) mortality table (Revenue Ruling 2007-67 mortality); (iv) the age 65 lump sum amount as of December 31, 2009 was calculated using the 2010 PPA lump sum IRC 417(e) 3-segment rates (based on an August 2009 lookback) of 3.60%; 5.31% and 5.47% and the PPA 2010 IRC Section 417(e) mortality table (Revenue Ruling 2007-67 mortality); and (v) assumed retirement age is 65 and no pre-retirement decrements are assumed. The change in the discount rate from December 31, 2008 to December 31, 2009, as described above, was the primary cause of the increase in the present value of Mr. Hay’s benefits as of December 31, 2009. There were no changes in the underlying benefit plans.

For 2008, the change in pension value for Mr. Hay was a decrease of $110,725; therefore in accordance with applicable SEC rules, the amount set forth in the Summary Compensation Table for 2008 is $0.

b) For Messrs. Pimentel and Robo, the amounts are calculated by subtracting from their respective accrued pension benefits (which are equal to their respective cash balance account balances in the employee pension plan and in the SERP) at the pension plan measurement date used for financial statement reporting purposes for the year shown (for 2009 and 2008, that date is December 31 and, for 2007, September 30) from their respective accrued pension benefits at the pension plan measurement date for the prior year (annualized for Mr. Robo as described above for 2008). Since Mr. Pimentel was first employed by the Company in 2008, his accrued pension benefit at the beginning measurement date was $0.

c) For Mr. Dewhurst, the amounts are calculated by subtracting from his accrued pension benefit (which is equal to his cash balance account balance in the employee pension plan plus his SERP benefit) at the pension plan measurement date for the year shown from his accrued pension benefit at the pension plan measurement date for the prior year (annualized as described above for 2008). In 2009 only, the SERP present value as of 12/31/2009 includes the benefit earned subsequent to his return to the Company and his monthly life annuity benefit of $2,605 that commenced 12/1/2008 and continued upon his return, converted to a present value at 12/31/2009 using a 5.00% discount rate and the 2010 PPA annuitant mortality table for males with generational improvements assumed. In 2008 only, the SERP portion is calculated by subtracting the accrued benefit (which is the cash balance account balance in the SERP) at September 30, 2007 from the present value at December 31, 2008 of the $2,605 monthly single life annuity benefit that Mr. Dewhurst began receiving on December 1, 2008, annualized as described above. The following assumptions were used for determining the present value at December 31, 2008 of the future SERP annuity payments: discount rate of 6.90% and the 2009 PPA annuitant mortality table for males with generational improvements assumed.

d) For Messrs. Hay (in 2008 and 2007 only) and Olivera, the amounts are calculated by subtracting from the estimates of each officer’s accrued benefit (payable at age 65) in the defined benefit plans at the pension plan measurement date for the year shown from the estimates of each officer’s accrued benefit (payable at age 65) in the defined benefit plans at the pension plan measurement date for the prior year. These estimates are based on the number of years of credited service shown in Table 5: Pension Benefits and on each officer’s current covered compensation. After calculating the accrued benefits at the pension plan measurement date for the year shown and at the pension plan measurement date for the prior year in the form of annuities payable at age 65, the annuity values are converted to lump sum values payable at age 65 (annualized as described above for 2008). These calculations are performed using assumptions consistent with those used by FPL Group’s actuaries to calculate plan disclosures under generally accepted accounting principles. The specific interest rates and other assumptions used to estimate these values are as follows:

For 2009: (i) the discount rate on December 31, 2008 was 6.90%, (ii) the discount rate on December 31, 2009 was 5.00%; (iii) lump sum amounts were calculated using a 5.50% discount rate and Revenue Ruling 2007-67 mortality rates; and (iv) assumed retirement age is 65 and no pre-retirement decrements are assumed.

For 2008: (i) the discount rate on September 30, 2007 was 6.00%, (ii) the discount rate on December 31, 2008 was 6.90%; (iii) lump sum amounts were calculated using a 6.50% discount rate and Revenue Ruling 2007-67 mortality rates; and (iv) assumed retirement age is 65 and no pre-retirement decrements are assumed.

For 2007: (i) the discount rate on September 30, 2006 was 5.70%, (ii) the discount rate on September 30, 2007 was 6.00%; (iii) lump sum amounts were calculated using a 5.75% discount rate and Revenue Ruling 2007-67 mortality rates; and (iv) assumed retirement age is 65 and no pre-retirement decrements are assumed.

For 2009, the decreases in both the discount rate and the lump sum interest rate from the prior year were the primary causes of the increase in the present value of Mr. Olivera’s benefits as of December 31, 2009. There were no changes in the underlying benefit plans.

The Deferred Compensation Plan permits deferral of salary (up to 100%), annual incentive (up to 100%), and performance shares (up to 100%). Deferred cash compensation (salary and annual incentive) is “invested” in phantom investments which mirror the investment vehicles offered to the participants in the Company’s 401(k) plan and are not guaranteed by the Company. Under applicable SEC rules, these earnings are not included in this table.

No above-market interest was credited in 2009, 2008 or 2007. Earnings on deferred performance shares are also included in Table 6: Nonqualified Deferred Compensation.

(18)	Additional information about the amounts set forth in the “All Other Compensation” column may be found in Table 1b: Supplemental All Other Compensation, which immediately follows.

The table below (Table 1b) provides additional information regarding column (i) of Table 1a: Summary Compensation Table.

Table 1b: Supplemental All Other Compensation

Name	Year	Total From Summary Compensation Table ($)	Contributions to Defined Contribution Plans(1) ($)	Perquisites and Other Personal Benefits(2) ($)	Tax Reimbursements(3) ($)
Lewis Hay, III	2009	$371,450	$175,387	$154,260	$41,803
	2008	557,175	324,590	180,544	52,041
	2007	345,719	151,806	161,751	32,163
Armando Pimentel, Jr.	2009	99,810	57,635	31,152	11,024
	2008	53,417	19,937	22,497	10,983
James L. Robo	2009	141,563	90,815	37,927	12,822
	2008	273,465	171,279	81,838	20,348
	2007	202,670	68,488	121,109	13,073
Moray P. Dewhurst	2009	27,932	15,368	9,939	2,626
	2008	69,410	39,629	22,852	6,929
	2007	80,089	53,684	20,636	5,769
Armando J. Olivera	2009	131,172	59,188	54,851	17,133
	2008	318,640	259,130	44,556	14,954
	2007	111,086	50,781	46,525	13,780

(1)	FPL Group maintains both defined benefit and defined contribution retirement plans. Amounts attributable to the defined benefit plans are reported in Table 1a: Summary Compensation Table under column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” Amounts attributable to the defined contribution plans are reported under “All Other Compensation” and are further described below under Additional Disclosure Related to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table. This column includes employer matching contributions to the Company’s qualified 401(k) plan of $11,638 for 2009 for each NEO, except Mr. Dewhurst, for whom employer matching contributions of $9,698, were made; $10,925 for 2008 for each NEO, except Messrs. Dewhurst and Pimentel, for whom employer matching contributions of $5,042 and $8,404, respectively, were made; and $10,688 for 2007 for each NEO (other than Mr. Pimentel, who was not then employed by the Company), plus the Company’s contribution to the non-qualified defined contribution portion of the SERP in each year for each NEO who was then employed by the Company. In connection with the termination of the Company’s split-dollar life insurance program at the end of 2007, the Company’s contribution to the non-qualified defined contribution portion of the SERP in 2008 included a one-time credit for Messrs. Hay, Robo and Olivera that was substantially equivalent in value to the cash value of the benefit accrued as of the termination date on behalf of each officer in his respective split dollar life insurance policy.

(2)

This column includes, for each of 2009, 2008 and 2007, the aggregate incremental cost to FPL Group of providing personal benefits to the NEOs. For each NEO, the personal benefits reported for 2009 in this column include: annual premiums for $5 million in umbrella coverage under a group personal excess liability insurance policy; reimbursement for professional financial planning and legal services (and, for Mr. Hay, an additional amount for legal expenses resulting from Company-initiated amendments to Mr. Hay’s employment agreement to comply with Section 409A of the Internal Revenue Code); the cost of the officer’s participation in an executive vehicle program which includes use of a Company-leased passenger vehicle, fuel and other ancillary costs; fees paid for travel programs such as airline memberships and hospitality room memberships (except for Mr. Hay), and any transactional fees associated with personal travel booked through the Company’s travel agents; costs for maintenance of a residential home security system and central station monitoring (except for Messrs. Pimentel and Dewhurst); and annual dues and fees for memberships in a luncheon club and, for Mr. Hay, country clubs, which are used primarily for business but may also be used personally by the NEO and his family members. For Messrs. Hay and Olivera, the personal benefits reported in this column also include the incremental cost to the Company of indemnity medical insurance, which covers 100% of eligible medical expenses for the officers and, for Mr. Hay, his eligible dependents. For Mr. Pimentel, the personal benefits reported in this column also include the costs of participation in a voluntary annual physical exam, including lodging costs and related expenses. For all NEOs except Mr. Dewhurst, the personal benefits reported in this column also include premiums for a life insurance benefit in an amount equal to 2.5 times salary, which is higher than the benefit in the amount of one times salary available to all employees, in each case without cost, under the Company’s broad-based employee life insurance plan. For all NEOs, except for Mr. Dewhurst, the personal benefits reported in this column also include the incremental cost to the Company for personal use of Company-owned aircraft, which is the variable operating costs of such use, net of payments to the Company by or on behalf of the NEOs, as is generally required by Company policy for such personal use. Variable operating costs include fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs, excise taxes and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of statute miles the Company aircraft flew to derive an average variable cost per mile. Under SEC rules, personal use of aircraft includes travel undertaken to participate in certain outside board meetings, which the Company views as having a useful business purpose. In addition, for Mr. Pimentel, personal use of the aircraft included travel undertaken to participate in a voluntary annual executive physical (which was his only personal use of the aircraft).

(3)	For each named executive, represents reimbursements for taxes due on income imputed to the officer (in the manner required by the Internal Revenue Code) for participation in the executive vehicle program, for reimbursement of professional financial planning and legal services, for Messrs. Hay and Robo in 2009 and in 2008 and 2007 for Mr. Hay only, dues and fees for country club memberships, and for Mr. Robo in 2007 only, one-time personal use of a chartered aircraft. Effective January 1, 2010, the Compensation Committee adopted a policy discontinuing the provision of tax reimbursements on perquisites to named executives. See p. 49 of this proxy statement for a description of this policy.

Table 2: 2009 Grants of Plan-Based Awards

The table below provides information about the cash and equity incentive compensation awarded to the named executives in 2009. It is important to keep in mind the following when reviewing the table:

(1) Columns (c), (d) and (e) below set forth the range of possible payouts established in December 2008 under the Annual Incentive Plan for 2009, and are not amounts actually paid to the NEOs. The actual amounts paid with respect to 2009 under the Annual Incentive Plan, which is a Non-Equity Incentive Plan, as that term is used in the heading for columns (c), (d) and (e) of this table, are set forth in Table 1a: Summary Compensation Table in column (g), entitled “Non-Equity Incentive Plan Compensation.”

(2) The number of shares listed under “Estimated Future Payouts Under Equity Incentive Plan Awards” (columns (g) and (h)), represent grants of performance shares and restricted stock, the material terms of which are described below this table.

(3) The number of shares listed under “All Other Stock Awards: Number of Shares of Stock or Units” (column (i)) represents, for Mr. Dewhurst, a grant of stock under a deferred retirement award, the material terms of which are described below this table.

(4) The number of shares listed under “All Other Option Awards: Number of Securities Underlying Options” (column (j)) and the exercise price set forth under “Exercise or Base Price of Option Awards” (column (k)) represent the number and exercise price of non-qualified option grants, the material terms of which are described below this table.

(5) In the column headed “Grant Date Fair Value of Stock and Option Awards” (column (l)), the top number is the grant date fair value of the performance share award, the middle number is the grant date fair value of the restricted stock award and the last number is the grant date fair value of the options granted.

Table 2: 2009 Grants of Plan-Based Awards

Name(a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3) (i)	All Other Option Awards: Number of Securities Underlying Options(4) (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(5) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Lewis Hay, III	—	$0	$1,293,500	$2,587,000	—	—	—	—	—	—	—
	2/13/2009				0	58,032	92,851				$3,643,017(6)
	2/13/2009				0	60,908	60,908				3,100,826(7)
	2/13/2009								110,245	50.91	724,310(8)
Armando Pimentel, Jr.	—	0	389,550	779,100	—	—	—	—	—	—	—
	2/13/2009				0	7,622	12,195				478,479(6)
	2/13/2009				0	10,126	10,126				515,515(7)
	2/13/2009								27,222	50.91	178,849(8)
James L. Robo	—	0	665,280	1,330,560	—	—	—	—	—	—	—
	2/13/2009				0	19,557	31,291				1,227,710(6)
	2/13/2009				0	22,817	22,817				1,161,613(7)
	2/13/2009								81,489	50.91	535,383(8)
Moray P. Dewhurst	—	0	154,964	309,928	—	—	—	—	—	—	—
	8/17/2009				0	5,188	8,301				388,218(6)
	8/17/2009				0	8,804	14,086				632,427(6)
	8/17/2009				0	22,905	22,905				1,292,300(7)
	8/17/2009				0	0	0	25,219			1,422,856(7)
	8/17/2009								60,046	56.42	519,398(8)
Armando J. Olivera	—	0	426,698	853,395	—	—	—	—	—	—	—
	2/13/2009				0	13,161	21,058				826,195(6)
	2/13/2009				0	15,186	15,186				773,119(7)
	2/13/2009								50,622	50.91	332,587(8)

(1)	Non-Equity Incentive Plan awards are paid under the Annual Incentive Plan, the material terms of which are described below. For 2009, amounts payable were paid in cash in February 2010. See column (g) of Table 1a: Summary Compensation Table.

(2)	Each named executive was granted awards of performance shares and restricted stock under the LTIP in 2009. Performance shares were granted in 2009 for a three-year performance period ending December 31, 2011 (except for the awards to Mr. Dewhurst which, for the reasons set forth in Compensation Discussion & Analysis, were for one and two-year performance periods ending December 31, 2010 and December 31, 2011, respectively). The number of shares which will ultimately be paid to each named executive at the end of the performance period will be determined by multiplying the NEO’s target number of performance shares by a three-year average (or one or two-year average in the case of Mr. Dewhurst) of the NEO’s performance ratings under the Annual Incentive Plan, expressed as a percentage, which may not exceed 160% of the target award. Restricted stock awards granted in 2009 vest at the rate of one-third per year beginning one year from the date of grant (except for the awards to Mr. Dewhurst which, for the reasons set forth in Compensation Discussion & Analysis, vest as follows: 11,161 shares on 5/15/2010, 7,297 shares on 5/15/2011 and 4,447 shares on 5/15/2012), subject to certification by the Compensation Committee each year of the attainment of the FPL Group corporate performance objective under the Annual Incentive Plan for the previous year. If the objective is not achieved, the restricted stock which was scheduled to vest is forfeited. See footnotes (5) through (9) to Table 3: 2009 Outstanding Equity Awards at Fiscal Year End for further information about the vesting of restricted stock.

(3)	Mr. Dewhurst received a grant of a deferred retirement award under the LTIP in 2009. The award vests 50% on 6/15/2012 and becomes fully vested on 6/15/2017, and the receipt of the award is deferred following vesting.

(4)	Non-qualified stock options granted under the LTIP. The stock options generally vest and become exercisable at the rate of one-third per year beginning approximately one year from date of grant and are fully exercisable after three years. For the reasons set forth in Compensation Discussion & Analysis, 21,016 of the options granted to Mr. Dewhurst in 2009 will vest and become exercisable on 5/15/2010, 23,418 will vest and become exercisable on 5/15/2011 and 15,612 will vest and become exercisable on 5/15/2012. See footnote (1) to Table 3: 2009 Outstanding Equity Awards at Fiscal Year End for further information about the vesting of stock options. All options were granted at an exercise price of 100% of the closing price of FPL Group common stock on the date of grant.

(5)	The amounts shown are based on the value of the equity-based compensation grants as of the 2009 grant dates under applicable accounting rules. These amounts were not realized by the NEOs during 2009, and the realized value of awards which vest at a later date is likely to be different from the amount listed, based on, among other things, the performance of the Company and the price of the Company’s common stock. See Table 4: 2009 Option Exercises and Stock Vested for the value of the NEOs’ equity awards which vested in 2009. Under applicable accounting rules, the Company determines the grant-date fair value of equity-based compensation and recognizes it over the vesting period (using the straight-line basis for awards with graded vesting schedules as well as for awards with cliff vesting schedules). The expense recognized during 2009 for each NEO therefore reflects the partial expense recognition of equity awards granted during 2009 plus the partial expense recognition of equity awards granted in earlier years which were not yet vested (or which became vested) during 2009. See Note 11—Common and Preferred Stock—Stock-Based Compensation to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for the assumptions used in this valuation. In accordance with SEC rules, the amounts in these columns reflect the actual accounting cost without reduction for estimated forfeitures.

(6)	As described in footnote (5) above, the grant date fair value of performance share awards was determined under applicable accounting rules. Except for awards granted to Mr. Dewhurst, this valuation reflects a discount of $6.07 per share for the 2009 grants because dividends are not paid on performance shares during the three-year performance period. For Mr. Dewhurst, the valuation reflects a discount of $2.97 for 5,188 performance shares awarded for a one-year performance period and $5.11 for 8,804 performance shares awarded for a two-year performance period. The performance rating assumption used for expensing all performance share awards under applicable accounting rules is 1.40 (i.e. target shares multiplied by 1.40); although the accounting valuation assumes a certain level of future performance, the actual value at payout could be different based on actual performance and the price of the Company’s common stock.

(7)	As described in footnote (5) above, the grant date fair values of restricted stock and the deferred retirement award were valued under applicable accounting rules.

(8)	As described in footnote (5) above, the grant date fair value of stock option awards was determined under applicable accounting rules but without any reductions for estimated forfeitures. The estimated values shown for stock option grants were determined using the Black-Scholes option pricing model, based on the following assumptions: for all options, the volatility is equal to 19.02% and the dividend yield (which represents the per-share annualized dividends as of the grant date divided by the annualized fair market value of the common stock) is equal to 3.71%. The risk-free interest rate is equal to 2.68%, based on the interest rate on a U.S. Treasury zero-coupon bond on the date of grant with a maturity corresponding to the estimated time until exercise of six years. For Mr. Dewhurst, the assumptions used were: volatility of 20.23%, dividend yield of 3.35% and risk-free interest rate of 2.97%. The values do not take into account risk factors such as non-transferability or risk of forfeiture.

Additional Disclosure Related to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table

Material Terms of Performance Shares Granted to NEOs

•

three year performance period (except that, for the reasons set forth in the Compensation Discussion & Analysis section of this proxy statement, for Mr. Dewhurst, one award made in 2009 has a one year performance period and one award made in 2009 has a two year performance period);

•	paid in shares of FPL Group common stock, based primarily on the average of the NEO’s total performance factor under the Annual Incentive Plan for each year in the performance period, capped at 160%;

•	dividends are not paid or accrued during the performance period;

•	may vest in full or in part in the event of the occurrence of certain events, such as a change in control, death, disability or some retirements;

•	forfeited if employment terminates prior to end of performance period in all other instances; and

•	award agreement includes non-solicitation and non-competition provisions.

Material Terms of Restricted Stock Granted to NEOs

•

if corporate performance objective (as established under the Annual Incentive Plan) is met as of end of preceding year, vest one-third per year for three years beginning approximately one year from date of grant (except that, for Mr. Dewhurst, for the reasons set forth in Compensation Discussion & Analysis, vest in varying amounts for three years beginning May 15, 2010);

•	if corporate performance objective (as established under the Annual Incentive Plan) is not met in any year, restricted stock scheduled to vest in that year is forfeited;

•	corporate performance objective is attainment of FPL Group adjusted earnings goal under the Annual Incentive Plan for the previous year (or similar measure chosen by the Compensation Committee);

•	dividends are paid on restricted stock as and when declared by the Company but are generally subject to repayment by NEO if awards are forfeited prior to vesting;

•	NEOs have the right to vote their shares of restricted stock;

•

may vest in full or in part prior to or on normal vesting date and, in some circumstances, without regard to satisfaction of performance condition, in the event of the occurrence of certain events, such as a change in control, death, disability or some retirements;

•	forfeited if employment terminated prior to vesting in all other instances; and

•	award agreement includes non-solicitation and non-competition provisions.

Material Terms of Stock Options Granted to NEOs

•

vest and become exercisable one-third per year for three years beginning approximately one year from date of grant (except that, for Mr. Dewhurst, for the reasons set forth in Compensation Discussion & Analysis, vest and become exercisable in varying amounts for three years beginning May 15, 2010);

•	exercise price equal to closing price of FPL Group common stock on date of grant (February 13, 2009 for all NEOs other than Mr. Dewhurst; August 17, 2009 for Mr. Dewhurst);

•	generally expire ten years from date of grant;

•	may vest in full or in part prior to normal vesting date in the event of the occurrence of some events, such as a change in control, death, disability or some retirements;

•	forfeited if employment terminated prior to vesting in all other instances; and

•	award agreement includes non-solicitation and non-competition provisions.

Material Terms of Deferred Retirement Awards Granted to Messrs. Robo (in 2006) and Dewhurst (in 2009)

•	shares representing Company’s obligation to Mr. Robo are held in a grantor (rabbi) trust;

•	dividends are reinvested in shares of the Company’s common stock;

•	vest 50% in 2011 and 50% in 2016 for Mr. Robo; vest 50% in 2012 and 50% in 2017 for Mr. Dewhurst;

•

mandatory deferral of all vested shares plus accumulated dividends and shares obtained with reinvested dividends, until retirement or termination of employment (with certain exceptions for death, disability or change in control); and

•	award agreement includes non-solicitation and non-competition provisions.

Determination of Amount Payable Under Annual Incentive Plan to NEOs

See Compensation Discussion & Analysis for a description of the criteria used to determine the amount payable to each NEO under the Annual Incentive Plan (Non-Equity Incentive Plan Compensation).

Salary and Bonus as a Proportion of 2009 Total Compensation

Using the amounts set forth in column (c), “Salary,” only for all NEOs (as no discretionary bonuses were paid to the NEOs in 2009) in Table 1a: Summary Compensation Table, the salaries of each of the NEOs as a proportion of 2009 total compensation were as follows:

Mr. Hay—9%

Mr. Pimentel—21%

Mr. Robo—17%

Mr. Dewhurst—4%

Mr. Olivera—13%

These proportions are consistent with the Company’s philosophy of paying a higher percentage of performance-based compensation and a lower percentage of fixed compensation.

Employment Agreement with CEO

The Hay Agreement provides for Mr. Hay to be employed as the chief executive officer of FPL Group and to serve as a director and chairman of FPL Group’s Board for an initial term of three years which began on January 1, 2005. Each January 1 beginning in 2006 the term of employment is extended an additional year unless either party gives a notice of non-extension no later than 90 days prior thereto. No such notice has been given. The Hay Agreement does not establish Mr. Hay’s compensation; however, reduction of his then current base salary, target annual incentive bonus, target long term incentive compensation or aggregate employee benefits (with certain exceptions), failure to re-elect Mr. Hay as chairman (with certain exceptions) and chief executive officer, or the assignment to Mr. Hay of duties materially inconsistent with his position constitute “good reason” for Mr. Hay to terminate his employment and receive the termination benefits set forth in the agreement. The Hay Agreement also provides certain benefits upon termination of employment due to death, disability, retirement on or after age 65, retirement prior to, on or after age 65 with the consent of the Board, or without cause. Such termination benefits are described in Potential Payments Upon Termination or Change in Control, below.

In the event that Mr. Hay’s Retention Agreement (described in Potential Payments Upon Termination or Change in Control, below) becomes effective and his employment is terminated under the circumstances specified in the Retention Agreement, he will be entitled to the compensation and benefits provided under the Retention Agreement instead of any compensation or benefits payable or provided to him under the Hay Agreement.

Defined Contribution Retirement Benefits

FPL Group maintains a tax-qualified defined contribution 401(k) plan in which an employee may elect to defer some portion of his or her covered earnings (which excludes annual incentive compensation), and FPL Group matches the employee contributions in accordance with a specified formula. In a 401(k) plan, the employee bears the investment risk. Employees who choose to enroll in the 401(k) plan may contribute between 1% and 50% of covered earnings, subject to certain limits contained in the Internal Revenue Code, and the Company provides matching contributions, in the form of FPL Group common stock, up to 4.75% of covered earnings to the specified IRS limit. In 2009, each of the NEOs participated in the 401(k) plan and received the maximum Company matching contribution allowable under IRS rules, which for 2009 was $11,638 per NEO, except that Mr. Dewhurst, who began employment with the Company in August 2009, received a Company matching contribution of $9,698.

The non-qualified SERP provides a defined contribution benefit to each NEO which is designed to (1) make up for the lost Company matching contributions on the 401(k) due to IRS limits, and (2) provide Company matching contributions on annual incentive compensation (which is a significant percentage of executive cash compensation). Therefore, under the SERP, each NEO’s defined contribution account is credited annually with phantom FPL Group common stock with a value equal to 4.75% of base earnings above IRS limits plus annual incentive compensation. Each such account is also credited annually with additional phantom FPL Group common stock with a value based on dividend income on the phantom shares in the account.

For each NEO, the defined contribution benefits described herein are included under column (i), “All Other Compensation,” of Table 1a: Summary Compensation Table and described in footnote (1) to Table 1b: Supplemental All Other Compensation.

Table 3: 2009 Outstanding Equity Awards at Fiscal Year End

The table below provides information about equity incentive awards awarded to the named executives in 2009 and in prior years. It is important to keep in mind the following when reviewing the table:

(1) With respect to Option Awards, the options listed in column (b), “Number of Securities Underlying Unexercised Options (#) Exercisable,” are fully vested and currently exercisable by the NEO. If the NEO had exercised all or a part of these options in 2009, the value realized upon exercise would be listed in Table 4: 2009 Option Exercises and Stock Vested. The Compensation Committee deems the value of unexercised fully-vested options to be a current asset of the NEO and attributable to compensation earned in prior years, and does not consider this amount, or the current value of unvested options (which are listed in column (c)), when making compensation determinations.

(2) The number of shares listed in column (i), “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested,” includes both performance shares, at maximum payout level (in accordance with applicable SEC rules), prior to the expiration of the performance period, and restricted stock prior to the satisfaction of the performance and time criteria required for vesting. The number of shares listed in column (g), “Number of Shares or Units of Stock That Have Not Vested,” for Messrs. Robo and Dewhurst, includes a deferred retirement award.

(3) As required by SEC rules, the amounts listed in column (j), “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represent the value of restricted stock and performance share awards at maximum payout levels. These amounts were not realized by the NEOs during 2009, and the value of awards which vest at a later date is likely to be different from the amount listed, based on, among other things, the performance of the Company and the price of the Company’s common stock.

Table 3: 2009 Outstanding Equity Awards at Fiscal Year End

Name (a)	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options(#) Exercisable (b)	Number of Securities Underlying Unexercised Options(#) Unexer- cisable(1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#) (d)	Option Exercise Price($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (2)(#) (g)	Market Value of Shares or Units of Stock That Have Not Vested(3) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(10) (j)
Lewis Hay, III	300,000	0	0	$30.86	2/12/2011
	100,000	0	0	27.68	9/17/2011
	150,000	0	0	26.32	2/11/2012
	150,000	0	0	27.56	2/13/2013
	150,000	0	0	32.46	2/14/2014
	100,000	0	0	36.95	1/03/2015
	90,000	0	0	41.76	2/16/2016
	41,687	20,844	0	59.05	2/15/2017
	25,199	50,397	0	64.69	2/15/2018
	0	110,245	0	50.91	2/13/2019
								275,480	(5)	$14,550,854
Armando Pimentel, Jr.	5,814	11,626	0	64.69	2/15/2018
	0	27,222	0	50.91	2/13/2019
								35,975	(6)	1,900,200
James L. Robo	150,000	0	0	29.60	3/22/2012
	100,000	0	0	27.56	2/13/2013
	100,000	0	0	32.46	2/12/2014
	60,000	0	0	36.95	1/03/2015
	50,000	0	0	41.76	2/16/2016
	29,182	14,591	0	59.05	2/15/2017
	17,440	34,880	0	64.69	2/15/2018
	0	81,489	0	50.91	2/13/2019
						52,188	$2,756,570	92,668	(7)	4,894,724
Moray P. Dewhurst	100,000	0	0	26.32	2/11/2012
	100,000	0	0	27.56	2/13/2013
	100,000	0	0	32.46	2/12/2014
	60,000	0	0	36.95	1/03/2015
	46,028	0	0	41.76	2/16/2016
	24,762	0	0	59.05	2/15/2017
	6,898	0	0	64.69	2/15/2018
	0	60,046	0	56.42	8/17/2019
						25,219	1,332,068	46,690	(8)	2,466,166
Armando J. Olivera	30,000	0	0	30.86	2/12/2011
	50,000	0	0	26.32	2/11/2012
	50,000	0	0	27.56	2/13/2013
	100,000	0	0	32.46	2/12/2014
	60,000	0	0	36.95	1/03/2015
	50,000	0	0	41.76	2/16/2016
	23,889	11,945	0	59.05	2/15/2017
	11,627	23,253	0	64.69	2/15/2018
	0	50,622	0	50.91	2/13/2019
								64,437	(9)	3,403,562

(1)	All stock options are non-qualified. All options listed as exercisable at December 31, 2009 were fully vested at that date. Options listed as unexercisable at December 31, 2009 vest as follows:

Name	Grant Date	Vest Date	No. Options
Lewis Hay, III	2/13/2009	2/15/2010	36,749
		2/15/2011	36,748
		2/15/2012	36,748
	2/15/2008	2/15/2010	25,199
		2/15/2011	25,198
	2/15/2007	2/15/2010	20,844
Armando Pimentel, Jr.	2/13/2009	2/15/2010	9,074
		2/15/2011	9,074
		2/15/2012	9,074
	2/15/2008	2/15/2010	5,813
		2/15/2011	5,813
James L. Robo	2/13/2009	2/15/2010	27,163
		2/15/2011	27,163
		2/15/2012	27,163
	2/15/2008	2/15/2010	17,440
		2/15/2011	17,440
	2/15/2007	2/15/2010	14,591
Moray P. Dewhurst	8/17/2009	5/15/2010	21,016
		5/15/2011	23,418
		5/15/2012	15,612
Armando J. Olivera	2/13/2009	2/15/2010	16,874
		2/15/2011	16,874
		2/15/2012	16,874
	2/15/2008	2/15/2010	11,627
		2/15/2011	11,626
	2/15/2007	2/15/2010	11,945

(2)	Mr. Robo was granted 47,893 shares in 2006, and Mr. Dewhurst was granted 25,219 shares in 2009 as deferred retirement awards, which vest in equal installments on 3/15/2011 and 3/15/2016 (Mr. Robo) and 6/15/2012 and 6/15/2017 (Mr. Dewhurst). The shares will continue to be deferred following vesting in most circumstances. Shares representing the Company’s obligation to Mr. Robo are held in a grantor trust. Dividends are reinvested. In 2009, the trustee of the grantor trust acquired 1,752 shares in respect of Mr. Robo’s award; no reinvestment occurred with respect to Mr. Dewhurst’s award in 2009.

(3)	Market value of the unvested deferred retirement awards is based upon the closing price of FPL Group common stock on December 31, 2009 of $52.82.

(4)	Performance shares vest on the last day of the applicable performance period, with payouts determined by the Compensation Committee at its first meeting after the end of the year. Because the end of the performance period for the performance shares granted to each of the NEOs in 2007 was December 31, 2009, these performance shares are not included in Table 3: 2009 Outstanding Equity Awards at Fiscal Year End and are included in Table 4: 2009 Option Exercises and Stock Vested under columns (d) and (e), “Stock Awards—Number of Shares Acquired on Vesting” and “Stock Awards—Value Realized on Vesting,” and discussed in footnotes (2) and (3) to that table.

(5)	Mr. Hay’s outstanding performance shares at maximum payout level aggregated 164,475 shares with a market value on December 31, 2009 of $8,687,570. 44,765 performance shares at target were granted on February 15, 2008 (performance period beginning 1/1/2008 and ending 12/31/2010) and 58,032 performance shares at target were granted on February 13, 2009 (performance period beginning 1/1/2009 and ending 12/31/2011). Also includes 111,005 shares of restricted common stock with a market value of $5,863,284 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
restricted common stock	2/13/2009	2/15/2010	20,302
		2/15/2011	20,303
		2/15/2012	20,303
restricted common stock	2/15/2008	2/15/2010	17,231
		2/15/2011	17,231
restricted common stock	2/15/2007	2/15/2010	15,635

(6)	Mr. Pimentel’s outstanding performance shares at maximum payout level aggregated 20,984 shares with a market value on December 31, 2009 of $1,108,375. 5,493 performance shares at target were granted on February 15, 2008 (performance period beginning 1/1/2008 and ending 12/31/2010) and 7,622 performance shares at target were granted on February 13, 2009 (performance period beginning 1/1/2009 and ending 12/31/2011). Also includes 14,991 shares of restricted common stock with a market value of $791,825 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
restricted common stock	2/13/2009	2/15/2010	3,376
		2/15/2011	3,375
		2/15/2012	3,375
restricted common stock	2/15/2008	2/15/2010	2,433
		2/15/2011	2,432

(7)	Mr. Robo’s outstanding performance shares at maximum payout level aggregated 53,892 shares with a market value on December 31, 2009 of $2,846,575. 14,126 performance shares at target were granted on February 15, 2008 (performance period beginning 1/1/2008 and ending 12/31/2010) and 19,557 performance shares at target were granted on February 13, 2009 (performance period beginning 1/1/2009 and ending 12/31/2011). Also includes 38,776 shares of restricted common stock with a market value of $2,048,148 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
restricted common stock	2/13/2009	2/15/2010	7,605
		2/15/2011	7,606
		2/15/2012	7,606
restricted common stock	2/15/2008	2/15/2010	5,493
		2/15/2011	5,493
restricted common stock	2/15/2007	2/15/2010	4,973

(8)	Mr. Dewhurst’s outstanding performance shares at maximum payout level were 23,785 shares with a market value on December 31, 2009 of $1,256,324. Upon his retirement, an outstanding performance share award of 10,202 shares at target, granted on February 15, 2008 (performance period beginning 1/1/2008 and ending 12/31/2010) and related maximum payout level were prorated for days of service completed and reduced to 1,398 shares at target to be paid out based on the original vesting schedule, 5,188 performance shares at target were granted on August 17, 2009 (performance period beginning 1/1/2010 and ending 12/31/2010, and vest on 5/15/2011) and 8,804 performance shares at target were granted on August 17, 2009 (performance period beginning 1/1/2010 and ending 12/31/2011, and vest on 5/15/2012). Also includes 22,905 shares of restricted common stock with a market value of $1,209,842, which vest, subject to the satisfaction of applicable performance criteria, as follows:.

Award Type	Grant Date	Vest Date	No. Shares
restricted common stock	8/17/2009	5/15/2010	11,161
		5/15/2011	7,297
		5/15/2012	4,447

(9)	Mr. Olivera’s outstanding performance shares at maximum payout level were 37,380 shares with a market value on December 31, 2009 of $1,974,412. 10,202 performance shares at target were granted on February 15, 2008 (performance period beginning 1/1/2008 and ending 12/31/2010) and 13,161 performance shares at target were granted on February 13, 2009 (performance period beginning 1/1/2009 and ending 12/31/2011). Also includes 27,057 shares of restricted common stock with a market value of $1,429,151 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
restricted common stock	2/13/2009	2/15/2010	5,062
		2/15/2011	5,062
		2/15/2012	5,062
restricted common stock	2/15/2008	2/15/2010	3,924
		2/15/2011	3,924
restricted common stock	2/15/2007	2/15/2010	4,023

(10)	Market value is based upon the closing price of FPL Group common stock on December 31, 2009 of $52.82.

Table 4: 2009 Option Exercises and Stock Vested

The table below provides information about the NEOs’ stock awards which vested in 2009. It is important to keep in mind the following when reviewing the table:

(1) The “Number of Shares Acquired on Vesting” (column (d)) represents performance shares granted in 2007 for a three-year performance period which ended in 2009, as well as restricted stock vesting in 2009 from grants made in 2006, 2007 and 2008. The Compensation Committee looks at the value of these grants as of the date of grant, rather than as of the date of vesting, when making compensation determinations.

(2) The “Value Realized on Vesting” (column (e)) represents the aggregate payout value of the vested performance shares and vested restricted stock described above.

Table 4: 2009 Option Exercises and Stock Vested

Name(a)	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)		Number of Shares Acquired on Vesting(2) (#) (d)	Value Realized on Vesting(3) ($) (e)
Lewis Hay, III	0	$0		126,454	$6,057,277
Armando Pimentel, Jr.	0	0		2,433	123,864
James L. Robo	0	0		35,477	1,702,842
Moray P. Dewhurst	0	0		5,711	260,250
Armando J. Olivera	70,000	1,603,268	(1)	27,905	1,344,330

(1)	The aggregate dollar amount realized upon the exercise of stock options is calculated based on the difference between the market price of the Company’s common stock upon exercise and the exercise price of the stock options. Mr. Olivera exercised stock options between April 30, 2009 and December 1, 2009.

(2)	Includes for Mr. Hay 55,200 shares of restricted stock and 71,254 performance shares; for Mr. Pimentel 2,433 shares of restricted stock; for Mr. Robo 16,134 shares of restricted stock and 19,343 performance shares; for Mr. Dewhurst 5,711 performance shares (representing a prorated portion of his original award); and for Mr. Olivera 13,614 shares of restricted stock and 14,291 performance shares.

(3)	For Mr. Hay $2,810,232 is attributable to vested restricted stock and $3,247,045 is attributable to performance shares. For Mr. Pimentel $123,864 is attributable to vested restricted stock. For Mr. Robo $821,382 is attributable to vested restricted stock and $881,461 is attributable to performance shares. For Mr. Dewhurst $260,250 is attributable to performance shares. For Mr. Olivera $693,089 is attributable to vested restricted stock and $651,241 is attributable to performance shares.

Table 5: Pension Benefits

The table and description below provide information about the NEOs’ pension benefits. It is important to keep in mind that the “Present Value of Accumulated Benefits” (column (d)) listed for the SERP includes the present value of such benefits in the defined benefit portion of the SERP only, and that disclosure of information related to the defined contribution portion of the SERP can be found in the next table, Table 6: Nonqualified Deferred Compensation.

Table 5: Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Lewis Hay, III(2)	FPL Group Employee Pension Plan	10	$164,985	$0
	SERP(1)	10	12,496,506	0
Armando Pimentel, Jr.(3)	FPL Group Employee Pension Plan	2	21,902	0
	SERP(1)	2	437,603	0
James L. Robo(3)	FPL Group Employee Pension Plan	8	99,763	0
	SERP(1)	8	811,293	0
Moray P. Dewhurst(4)	FPL Group Employee Pension Plan	7	105,210	0
	SERP(1)	7	489,232	31,263
Armando J. Olivera(5)	FPL Group Employee Pension Plan	38	933,032	0
	SERP(1)	38	4,427,369	0

(1)	FPL Group’s non-qualified SERP provides both defined benefit and defined contribution benefits. See Additional Disclosure Related to Pension Benefits Table, below. The defined benefit portion of the SERP is shown in this table, while values attributable to the defined contribution portion of the SERP are included in Table 1a: Summary Compensation Table under column (i), “All Other Compensation” (values for which are detailed in Table 1b: Supplemental All Other Compensation), and are also reported in Table 6: Nonqualified Deferred Compensation under columns (c), (d) and (f).

(2)	For Mr. Hay, the amounts shown are based on estimates of his accrued benefit in the specified plans as of December 31, 2009 that is payable at normal retirement age as defined in the employee pension plan and in his individual SERP, which is age 65. These estimates are based on the number of years of credited service shown in the table and on Mr. Hay’s current covered compensation. After calculating the accrued benefit at December 31, 2009 in the form of an annuity payable at age 65, the annuity value is converted to a lump sum value payable at age 65. This calculation was performed using assumptions consistent with those used by FPL Group to calculate the expense under applicable accounting guidance for Mr. Hay’s individual SERP. The specific interest rates and other assumptions used to estimate these values are as follows: (1) the discount rate on December 31, 2009 is 5.00%; (2) lump sum amount was calculated using the 2010 PPA lump sum IRC 417(e) 3-segment rates (based on a August 2009 lookback) of 3.60%; 5.31% and 5.47% and the PPA 2010 IRC Section 417(e) mortality table (Revenue Ruling 2007-67 mortality); and (3) assumed retirement age is 65 and no pre-retirement decrements are assumed. Mr. Hay is fully vested in these benefits.

(3)	For Messrs. Pimentel and Robo, the amounts shown are their accrued pension benefits as of December 31, 2009, which are equal to their cash balance account values in the tax qualified employee pension plan and in the SERP at December 31, 2009. Mr. Pimentel is fully vested in the employee pension plan, but not in the SERP. Mr. Robo is fully vested in both plans. Each NEO is entitled to his respective, fully vested, accrued account values upon termination of employment.

(4)	For Mr. Dewhurst, the amounts shown are his accrued pension benefits as of December 31, 2009, which are equal to his cash balance account value in the tax qualified employee pension plan, the cash balance account value earned in the SERP subsequent to his return to the Company in 2009, and the present value at December 31, 2009 of the $2,605 monthly single life annuity benefit that Mr. Dewhurst commenced on December 1, 2008 from the SERP (note that this monthly life annuity benefit continued upon his return in 2009). The following assumptions were used for determining the present value as of December 31, 2009 of these SERP annuity payments: discount rate of 5.00% and the 2010 PPA annuitant mortality table for males with generational improvements assumed. Mr. Dewhurst is fully vested in these benefits. As of August 17, 2009, his return date, Mr. Dewhurst had not commenced distributions from the tax qualified employee pension plan.

(5)	For Mr. Olivera, the amounts shown are based on estimates of his accrued benefit in the specified plans as of December 31, 2009 that is payable at normal retirement age as defined in the employee pension plan and in the SERP, which is age 65. No participant is eligible for unreduced benefits prior to age 65. These estimates are based on the number of years of credited service shown in the table and on Mr. Olivera’s current covered compensation. After calculating the accrued benefit at December 31, 2009 in the form of an annuity payable at age 65, the annuity value is converted to a lump sum value payable at age 65. These calculations were performed using assumptions consistent with those used by FPL Group’s actuaries to calculate plan disclosures under generally accepted accounting principles. The specific interest rates and other assumptions used to estimate these values are as follows: (1) the discount rate on December 31, 2009 is 5.00%; (2) lump sum amounts were calculated using a 5.50% discount rate and Revenue Ruling 2007-67 mortality rates; and (3) assumed retirement age is 65 and no pre-retirement decrements are assumed. Mr. Olivera is fully vested in both benefits.

Additional Disclosure Related to Pension Benefits Table

FPL Group maintains two non-contributory defined benefit retirement plans: a tax-qualified employee pension plan and a non-qualified SERP.

Employee Pension Plan

FPL Group’s tax-qualified employee pension plan is a cash balance plan in which credits to each active, full-time employee’s account are determined as a percentage of his or her monthly covered earnings; “basic crediting” is 4.5% until the fifth anniversary of employment, and 6.0% thereafter. Covered earnings for each NEO is limited to base salary and does not include annual incentive compensation, long term incentive compensation or any other compensation included in Table 1a: Summary Compensation Table. Each employee’s cash balance account is also credited quarterly with interest at an annual rate that is equal to the average yield on one-year Treasury Constant Maturities for the 12 months ending December 31st of the preceding calendar year. The interest crediting rate is subject to a 4% minimum and 14% maximum. For 2009 the interest rate was 4.00%. Benefits under the cash balance formula are not reduced for employer contributions to Social Security or other offset amounts.

Under the qualified employee pension plan, benefits are cliff-vested after three full years of service and employees may become fully vested if they are participants in the qualified plan at a time when the Company decides to use pension plan assets for retiree medical benefits. All named executives are fully vested. All vested participants are eligible for lump sum payment of benefits following termination of employment, and certain annuity forms of payment are also available to most employees, including the NEOs.

SERP

For the reasons described in Compensation Discussion & Analysis, FPL Group maintains an unfunded SERP for its executive officers, including its NEOs. For NEOs who became SERP participants on or after April 1, 1997 (when the qualified employee pension plan was converted to a cash balance plan), except for Mr. Hay, the SERP’s defined benefit formula provides two times the normal cash balance crediting rate of the qualified employee pension plan (“double basic credits”). The normal cash balance crediting rate is 4.5% prior to 5 years of service, and 6% thereafter. Double the basic crediting rate is therefore 9% and 12%, respectively. Benefits for Messrs. Dewhurst, Pimentel and Robo are calculated in this manner. In order to offset the significant benefits that Mr. Pimentel forfeited from his prior employer in order to accept the Company’s offer of employment, Mr. Pimentel also received an opening SERP cash balance account balance of $150,000, and an additional $150,000 on each of his first and second anniversaries with the Company.

For NEOs who were SERP participants on March 31, 1997, a final-average-pay defined benefit formula in place prior to the cash balance change is applied to covered earnings. This formula is based on years of service and average monthly pay (defined as the average of the highest five consecutive years out of the last ten years of service), with an offset for employer contributions to Social Security. Currently, no SERP participants receive any additional credits to years of service; actual years of participating service are used to determine benefits. The target benefit at 30 years of service, prior to any reductions for the Social Security offset or retirement before normal retirement age of 65, is 50% of final average pay. Benefits for Mr. Olivera are calculated in this manner.

As described in Compensation Discussion & Analysis, in 2002 FPL Group entered into an agreement with Mr. Hay to provide a supplemental defined benefit retirement benefit. Under this agreement, the Company will provide a benefit equal to 65% of Mr. Hay’s “final average pay,” which is his highest average annual compensation (annual salary plus annual incentive award) for either (1) his final three years of employment or (2) the three years preceding his final year of employment. This supplemental benefit will be reduced by the actuarial equivalent of the benefits to which he is entitled under the qualified employee pension plan and the defined benefit portion of the SERP. If Mr. Hay terminates his employment prior to age 65, the benefit will be reduced on a pro rata basis if he fails to complete at least fifteen years of service with FPL Group or its subsidiaries, and it will be further reduced on an actuarial basis as a result of its early distribution. The agreement provides a minimum annual benefit, in the form of a joint and 50% survivor annuity (equal to 50% of final average pay) payable to Mr. Hay and his surviving spouse upon his termination of employment with FPL Group and its subsidiaries. If Mr. Hay’s termination of employment occurs prior to his normal retirement age (age 65), this minimum benefit will be reduced on an actuarial basis.

SERP benefits are cliff-vested after five full years of service and all named executives, except Mr. Pimentel, are fully vested. All vested participants are eligible for lump sum payment of benefits following termination of employment (subject to timing restrictions imposed by section 409A of the Internal Revenue Code), or may elect certain annuity forms of payment.

Table 6: Nonqualified Deferred Compensation

The table and description below provide information about the NEOs’ nonqualified deferred compensation. It is important to keep in mind the following when reviewing the table:

(1) The amounts shown under the heading “Aggregate Earnings in Last FY” (column (d)) represent earnings in the Deferred Compensation Plan and earnings in the defined contribution portion of the SERP.

(2) The amounts shown under the heading “Aggregate Withdrawals/Distributions” (column (e)) represent withdrawals/distributions from the Deferred Compensation Plan.

(3) The amounts shown under the heading “Aggregate Balance at Last FYE” (column (f)) represent balances in the Deferred Compensation Plan and in the defined contribution portion of the SERP.

Table 6: Nonqualified Deferred Compensation

Name(a)	Executive Contributions in Last FY(1) ($) (b)	Registrant Contributions in Last FY(2) ($) (c)	Aggregate Earnings in Last FY(3) ($) (d)	Aggregate Withdrawals/ Distributions(4) ($) (e)	Aggregate Balance at Last FYE(5) ($) (f)
Lewis Hay, III	$0	$163,749	$1,383,745	$0	$21,439,808
Armando Pimentel, Jr.	0	45,997	2,870	0	59,119
James L. Robo	0	79,177	39,884	0	538,669
Moray P. Dewhurst	0	5,670	42,935	1,339,117	203,930
Armando J. Olivera	0	47,550	163,165	0	2,217,700

(1)	The Deferred Compensation Plan permits deferral of salary (up to 100%), annual incentive (up to 100%), and performance shares (up to 100%). None of the NEOs elected to defer 2009 compensation.

(2)

The SERP includes a defined contribution component which provides a match on executives’ base and annual incentive earnings above the IRS limit, which was $245,000 for 2009. The 4.75% match is the same as the match opportunity provided to participants in the Company’s 401(k) Plan. As with the 401(k) Plan, crediting of matching contributions under the defined contribution component of the

SERP is in the form of stock (specifically, phantom FPL Group common stock). All amounts shown in this column are also included in Table 1a: Summary Compensation Table in column (i), “All Other Compensation” (values for which are detailed in Table 1b: Supplemental All Other Compensation).

(3)	Earnings include the sum of each participant’s annual earnings in the Deferred Compensation Plan and in the defined contribution portion of the SERP. Deferred Compensation Plan earnings were as follows: Mr. Hay ($1,264,223), Mr. Dewhurst ($43,510) and Mr. Olivera ($120,483). Messrs. Pimentel and Robo have not deferred any compensation. Earnings for the defined contribution component of the SERP were as follows: Mr. Hay ($119,522), Mr. Pimentel ($2,870), Mr. Robo ($39,884), Mr. Dewhurst (-$575) and Mr. Olivera ($42,682). None of these amounts are included in Table 1a: Summary Compensation Table, since no above-market interest was credited in 2009.

(4)	In light of his May 2008 retirement, during 2009 Mr. Dewhurst received biweekly distributions totaling $38,831 from the Deferred Compensation Plan. He also received, in January 2009, a lump sum payout of 21,602 deferred performance shares with a value on January 1, 2009 of $1,087,229, and payout of the related cash account (representing dividends and interest on the deferred performance shares) of $213,057.

(5)	Deferred Compensation Plan accounts include fully vested and earned compensation, plus earnings. The Company views deferred compensation as a vehicle for additional retirement planning, rather than as a means of providing additional compensation. As of December 31, 2009, Deferred Compensation Plan balances were as follows: Mr. Hay $19,863,415 (of which $14,261,237 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2009), Mr. Dewhurst $198,835 (all of which was previously reported as compensation in prior Summary Compensation Tables for years prior to 2009) and Mr. Olivera $1,660,524 (of which $4,540 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2009). Messrs. Pimentel and Robo have not deferred any cash compensation or performance shares and therefore they have no balances in the Deferred Compensation Plan. Balances for the defined contribution component of the SERP were as follows: Mr. Hay $1,576,393 (of which $1,003,028 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2009), Mr. Pimentel $59,119 (of which $11,533 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2009), Mr. Robo $538,669 (of which $389,303 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2009), Mr. Dewhurst $5,095, and Mr. Olivera $557,176 (of which $411,280 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2009).

Additional Disclosure Related to Nonqualified Deferred Compensation Table

Cash deferral elections under the Deferred Compensation Plan must be made prior to the period in which they are earned and can range, in whole percentages, from 1% to 100% of a participant’s base salary and/or annual incentive award. Equity deferral elections must be made by December 31st of the year preceding the beginning of the applicable performance period, and participants electing to defer performance shares may defer all or a portion of the payout amount. Deferred compensation earnings are not guaranteed by the Company.

The Company’s contributions to the SERP for each named executive are also considered deferred compensation. The contributions and earnings in Table 6: Nonqualified Deferred Compensation include those from the nonqualified defined contribution portion of the SERP. Distributions are in the form of lump sum payments, which may be subject to a six month delay following termination of employment.

Earnings in 2009 from previous deferrals of cash compensation came from phantom investments in the following investment choices, which mirror the funds available to participants in the Company’s 401(k) plan:

Fund	2009 Return
BGI All Country World Ex-U.S Index Fund	39.91%
BGI Equity Index Fund	26.64%
BGI Russell 2000 Value Index Fund	20.36%
BGI U.S. Debt Index Fund	5.90%
BGI U.S. Equity Market Index Fund	28.03%
Brandywine Fund	8.62%
Fidelity Diversified International	31.78%
Fidelity Low Priced Stock Fund	39.08%
Fidelity Real Estate Investment Portfolio	32.89%
Fidelity Retirement Government Money Market	0.29%
FPL Group Stock Fund	8.86%
FPL Managed Income Fund	2.74%
Large Cap Growth managed by T. Rowe Price	53.64%
Legg Mason Value Fund	41.63%
PIMCO Diversified Real Asset Trust(1)	1.25%
PIMCO Total Return Fund	13.55%
Royce Premier Fund	33.25%
T. Rowe Price Equity Income Fund	25.62%
Vanguard Prime Cap Core(1)	4.12%
Vanguard Target Retirement 2005 Fund	16.16%
Vanguard Target Retirement 2015 Fund	21.30%
Vanguard Target Retirement 2025 Fund	24.81%
Vanguard Target Retirement 2035 Fund	28.17%
Vanguard Target Retirement 2045 Fund	28.15%
Vanguard Target Retirement Income Fund	14.28%

(1)	Investment option became available on 12/01/2009. Returns are calculated based on the period from 12/01/2009—12/31/2009.

Interest at 120% of the long-term applicable federal rate, which is based on the average market yield on outstanding marketable obligations of the United States with remaining periods to maturity of 3 years or less, was credited quarterly in 2009 (at 5.25% on March 31, 2009, 4.17% on June 30, 2009, 4.58% on September 30, 2009 and 5.17% on December 31, 2009) on dividends accrued in deferred performance share accounts.

Potential Payments Upon Termination or Change in Control

For the reasons discussed in Compensation Discussion & Analysis, FPL Group has entered into the Retention Agreements and the Hay Agreement, which commit the Company to payments to NEOs under special circumstances. Generally, these are changes in corporate control and termination of NEO employment.

This section describes the circumstances that would trigger such payments and quantifies the estimated amount of such payments in those circumstances. In accordance with SEC instructions, the quantitative disclosures in this section assume that the triggering event took place on December 31, 2009. In fact, no change in control occurred on that date, and no NEO’s employment terminated on that date. If a triggering event were to occur in the future, actual payments would likely be different from those presented here.

Consistent with SEC instructions, the amounts shown in the tables exclude obligations due from the Company to the NEO following a triggering event for (1) any earned but unpaid base salary, annual incentive compensation and long term incentive compensation through the date of termination; (2) vested benefits under the employee pension and 401(k) plan and all other benefit plans in accordance with their terms and conditions; (3) accrued vacation pay; (4) reimbursement of reasonable business expenses incurred prior to the date of termination; and (5) any other compensation or benefits to which the NEO may be entitled under and in accordance with the Company’s generally applicable non-discriminatory plans or employee benefit programs, including the retiree medical plan. Furthermore, all payments shown in the tables exclude the obligations of the Company to the NEO for vested benefits under the SERP and the Deferred Compensation Plan. See Table 5: Pension Benefits and Table 6: Nonqualified Deferred Compensation for the values of accumulated SERP and Deferred Compensation Plan benefits at December 31, 2009.

Potential Payments Under Retention Agreements

The five currently serving NEOs have entered into Retention Agreements with the Company. These agreements are all substantially equivalent and generally provide for certain protections and benefits to the NEO in the event of a change in corporate control, in exchange for the NEO’s continued full-time commitment to the interests of the Company during a transition period of three years following a change in control. The NEOs also undertake confidentiality commitments.

These agreements are complex legal documents with terms and conditions having precise meanings, which are designed to address a multitude of possible but currently hypothetical situations. It is not possible to reduce them to simple explanations without some loss of precision. The following discussion covers only some of the more likely circumstances which could cause them to become effective, and the possible consequences. The full text of the Retention Agreement applicable to the NEOs is filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, which was filed on February 26, 2010.

Each Retention Agreement provides for a mutual commitment to the NEO’s continued employment for a period of three years following a change in control. In this situation, the NEO generally will receive the accelerated pay-out or vesting of previously granted equity-based awards that the NEO would otherwise have received in the normal course of business had the change in control not occurred. Note that this acceleration of equity awards is not limited to the NEOs, but will also occur for all officers and employees who hold such equity awards under the terms of the LTIP.

Tables 7a and 7b set forth the details of the estimated payments that would have been made to the NEOs (on December 31, 2009 and December 31, 2010, respectively) had a change in control actually occurred at the close of business on December 31, 2009, assuming each of the NEOs continued in employment throughout 2010.

Table 7a: Potential Compensation to Named Executives

Upon Change in Control(1)

	Lewis Hay, III	Armando Pimentel, Jr.	James L. Robo	Moray P. Dewhurst	Armando J. Olivera
Long-Term Incentive Awards:
1st 50% of Performance Share Awards(2)	$4,343,830	$346,390	$1,423,350	$638,130	$907,050
Restricted Stock Awards(3)	5,863,280	791,830	2,048,150	1,209,840	1,429,150
Stock Option Awards(4)	210,570	51,990	155,640	0	96,690

Total:	10,417,680	1,190,210	3,627,140	1,847,970	2,432,890

(1)	All amounts in the table assume change in control triggering event occurred at the close of business on December 31, 2009.

(2)	Upon a change in control, 50% of all outstanding performance share awards vest and are payable at the greater of target or the average of the actual performance factors used to determine payout of performance share awards which vested over the three years prior to the year in which the change in control occurred. Amounts shown are based on a closing FPL Group common stock price on December 31, 2009 of $52.82 and, for all NEOs other than Mr. Pimentel, performance factors are calculated based on actual performance for the three completed years preceding the year in which the change in control occurred. For Mr. Pimentel, who began employment in 2008, the performance factor is target. Amounts shown include the value of the acceleration of 50% of the performance shares awarded for the three-year performance periods ending December 31, 2010 and December 31, 2011. At the assumed change in control date, no performance shares had been awarded for the performance period ending December 31, 2012.

(3)	Upon a change in control, all outstanding restricted stock awards vest. Amounts shown are based on a closing FPL Group common stock price on December 31, 2009 of $52.82. The award agreements pursuant to which Messrs. Robo and Dewhurst were awarded deferred retirement awards (see the discussion following Table 2: 2009 Grants of Plan-Based Awards for the material terms of such award) contain change in control provisions which supersede the provisions of the Retention Agreement for that award only. Upon a change in control, absent termination of employment, the deferred retirement awards do not vest.

(4)	Upon a change in control, all outstanding stock option awards vest. Amounts shown reflect the in-the-money values of accelerated stock options based on the difference between the option exercise price and the closing FPL Group common stock price on December 31, 2009 of $52.82.

Table 7b: Potential Compensation to Named Executives

                          at One-Year Anniversary of Change in Control(1)

	Lewis Hay, III	Armando Pimentel, Jr.	James L. Robo	Moray P. Dewhurst	Armando J. Olivera
2nd 50% of Performance Share Awards(2)	$4,343,750	346,340	1,423,270	638,130	906,980

(1)	All amounts in the table assume change in control triggering event occurred at the close of business on December 31, 2009 and the same $52.82 stock price on the one-year anniversary of the change in control. The amounts shown in the table would be due upon the earlier of (1) the one-year anniversary of the change in control or (2) the termination by the Company without “cause” (which generally means repeated willful violations of the NEO’s duties under his Retention Agreement or a felony conviction involving an act at the Company’s expense) or termination by the NEO for “good reason” (which generally includes the assignment of duties and responsibilities that are materially inconsistent with those in effect during the 90-day period immediately preceding the change in control, material decreases in compensation or benefits after the change in control, or change in job location of more than 20 miles) following a change in control. Amounts shown in the table are due to the NEO under such circumstances in addition to the amounts shown in Table 7a: Potential Compensation to Named Executives Upon Change in Control.

(2)	Each NEO is entitled to receive the remaining 50% of his outstanding performance share awards on the first anniversary of the change in control if he has remained employed by the Company or an affiliate through such date, or upon an earlier termination of employment by the Company (except for death, disability or cause) or by the named executive for “good reason” (as defined above). Amounts shown are based on a closing FPL Group common stock price on December 31, 2009 of $52.82 and, for all NEOs other than Mr. Pimentel, performance factors calculated based on actual performance for the three completed years preceding the year in which the change in control occurred. For Mr. Pimentel, who began employment in 2008, the performance factor is target. Amounts shown include the value of the acceleration of 50% of the performance shares awarded for the three-year performance periods ending December 31, 2010 and December 31, 2011. At the assumed change in control date, no performance shares had been awarded for the performance period ending December 31, 2012.

Under the Retention Agreements, the Company commits to continuing to employ the NEO with employment terms and compensation opportunity broadly consistent with his situation prior to the triggering of the terms of the agreement. The Company also provides certain protections in the event of termination of the NEO’s employment during the three-year transition period following the change in control. The amounts shown in Tables 7a and 7b simply represent the accelerated payment of compensation that the NEOs would otherwise have received over time absent a change in control. The employment protection amounts represent additional payments and are specifically intended both to compensate the NEO for the lost opportunity of continued employment and to encourage the new leadership of the post-change-in-control entity to evaluate carefully the desirability of terminating the NEO’s employment as opposed to seeking an appropriate role for him in the new entity.

Materially, the Retention Agreements are designed to provide the NEOs with economic value in the event of termination equivalent to three years’ worth of foregone base salary, annual incentive compensation and incremental retirement contributions. In addition, if termination were to occur prior to the first anniversary of the change in control, the acceleration of the then-outstanding performance shares, as shown in Table 7b, would also occur. Because of this intent, the agreements, except for Mr. Dewhurst’s, provide for the additional payment by the Company of any excise tax imposed by section 4999 of the Internal Revenue Code. However, if the total value of all payments due (calculated as required under section 280G) does not exceed 110% of the “safe harbor amount” under section 280G, or 2.99 times the NEO’s five-year average W-2 earnings, then no gross up payment will be made to the NEO and the amounts payable under the Retention Agreement will be reduced to the “safe harbor amount.” Mr. Dewhurst’s Retention Agreement does not include an excise tax gross-up provision. The NEO remains responsible for normal federal, state and local tax liability on the underlying economic value transferred.

If a change in control had occurred on December 31, 2009 and if any or all of the NEOs’ employment had been terminated on that date, the Company estimates that the amounts shown in Table 8 would have become payable, in addition to the payments set forth above in Table 7a: Potential Compensation to Named Executives Upon Change in Control and in Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in Control.

Table 8:	Potential Post-Employment Compensation
to Named Executives Upon
Termination Without Cause or for Good
Reason Following Change in Control(1)

	Lewis Hay, III	Armando Pimentel, Jr.	James L. Robo	Moray P. Dewhurst	Armando J. Olivera
Cash Severance(2)	$10,748,990	$2,838,150	$5,937,620	$3,609,580	$3,730,560
Deferred Retirement Award(3)	0	0	1,713,190	542,330	0
Incremental Increase in Non-qualified SERP(4)	5,479,700	1,249,760	1,136,990	595,090	2,739,140
Continued Participation in Active Employee Welfare Benefits(5)	252,770	63,260	80,150	79,750	145,860
Continued Participation in Certain Perquisites Programs(6)	258,390	137,300	120,240	118,850	150,390
Certain Limited Outplacement and Relocation Allowances(7)	53,000	53,000	53,000	53,000	53,000
IRC Section 280G Gross-up (Cutback)(8)	(1,875,820)	2,128,170	4,737,040	0	(533,620)

Total:	14,917,030	6,469,640	13,778,230	4,998,600	6,285,330

(1)	All amounts in the table assume change in control triggering event and termination of employment occurred simultaneously at the close of business on December 31, 2009. Amounts shown in the table are due to the NEO under such circumstances in addition to the amounts shown in Table 7a: Potential Compensation to Named Executives Upon Change in Control and Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in Control. Cause and good reason are defined in footnote 1 to Table 7b.

(2)	The amount shown for each NEO represents the value of a cash lump sum payment due within 45 days of termination (subject to the requirements of section 409A) equal to three times the sum of the NEO’s annual base salary plus his annual incentive. The annual incentive is equal to the higher of target annual incentive in the year of termination or the average percentage of the NEO’s annual incentive divided by his base salary for each of the three years prior to the year in which the change in control occurred. Since all annual incentive compensation for 2009 was earned on December 31, 2009, no prorated amounts of 2009 annual incentive compensation are included.

(3)	Under Messrs. Robo’s and Dewhurst’s deferred retirement awards (see the discussion below Table 2: 2009 Grants of Plan-Based Awards for the material terms of such award), if Messrs. Robo and Dewhurst were discharged without cause or resigned for good reason upon or after a change in control, then a portion of their outstanding deferred retirement awards (including accrued dividends) would vest according to schedules contained in the award agreements. If such termination had occurred on December 31, 2009 under these circumstances, the vesting percentage would have been 60% for Mr. Robo and 40% for Mr. Dewhurst. Amounts shown are based on a closing FPL Group common stock price on December 31, 2009 of $52.82.

(4)	The amount shown for each NEO represents the value of a cash lump sum payment due within 45 days of termination (subject to the requirements of section 409A) equal to the incremental increase in value of his nonqualified SERP benefits under the defined benefit and defined contribution formulas if the NEO had continued employment for three years from the date of termination, and assuming he received the annual compensation increases required under the Retention Agreement for the three year employment period. For Mr. Pimentel, who had not vested in his SERP benefits as of December 31, 2009, the amount shown also includes the value of accelerated vesting upon change in control. This amount is equal to the present value of Mr. Pimentel’s nonqualified SERP benefits as of December 31, 2009, which are included in Table 5: Pension Benefits and Table 6: Nonqualified Deferred Compensation, and are discussed in footnotes and narratives following those tables.

(5)	The Retention Agreements provide for continued coverage under all employee benefit plans for three years. Welfare plans include the indemnity medical plan (for Messrs. Hay and Olivera only), the broad-based employee medical plan (for Messrs. Pimentel, Robo and Dewhurst only), the broad-based employee dental plan, short and long-term disability insurance, and the broad-based employee life insurance plan. Values shown represent three-year employer costs, based on December 31, 2009 rates (plus, for indemnity medical, employee medical and dental coverage, projected annual cost increases of 10%, 8% and 8%, respectively). For long-term disability, the estimated total actuarial liability is equal to the approximate cost of insuring the liability for the severance period. These values assume no offsets for benefits provided by a subsequent employer. The amount set forth on this line is also payable to the NEO or his beneficiaries if the NEO dies or becomes disabled during his employment period following a change in control.

(6)	The Retention Agreements provide for continued participation in certain other benefits and perquisites for three years. Amounts shown include: social and business luncheon club memberships; participation in the executive vehicle program; personal financial planning, accounting and legal services; personal communication and computer equipment; home security including monitoring and maintenance; and personal excess liability insurance. The Retention Agreements do not provide for use of Company-owned aircraft. The amount shown for each NEO represents the Company’s approximate three-year costs for providing such perquisites to the named executive, based on 2009 and prior years’ actual costs.

(7)	Includes the aggregate cost to the Company of $28,000 for providing outplacement services; fees for legal or accounting advice related to tax treatment of certain payments under the Retention Agreements; and reimbursement for miscellaneous relocation expenses incurred by the named executive in pursuing other business opportunities which are not reimbursed by another employer. Such reimbursements are required under the Retention Agreements.

(8)	The amounts shown for Messrs. Pimentel and Robo are the aggregate estimated gross-up payments due to them under their respective Retention Agreements for the excise taxes imposed on amounts shown in Table 7a: Potential Compensation to Named Executives Upon Change in Control and in Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in Control, as well as for the excise taxes imposed on amounts shown in this table in the rows above. Since the aggregate payments due to each of Mr. Hay and Mr. Olivera do not exceed 110% of the “safe harbor amount” under section 280G of the Internal Revenue Code, the amounts shown as payable to each of them would be reduced by the indicated amount to the “safe harbor amount.” Mr. Dewhurst’s Retention Agreement does not provide for excise tax gross-ups. The amount shown for each NEO other than Mr. Pimentel assumes that his “base amount” is the average of his W-2 earnings for the five complete years immediately preceding the year in which the change in control occurred. For Mr. Pimentel, the “base amount” is his annualized 2008 W-2 earnings. With the exception of a portion of accelerated stock option awards, the aggregate change in control-related compensation and benefit amount in excess of the NEO’s “base amount” is considered an “excess parachute payment” and is subject to an excise tax under section 4999 of the Internal Revenue Code. Except in some circumstances, the NEO is entitled to receive from the Company a lump sum cash gross-up payment on an after-tax basis, so that the net gross-up payment (after federal, state, and local income and excise taxes, and any penalties and interest are paid) is equal to the section 4999 excise tax. The 2009 annual incentive award and the performance share award for the performance period ending December 31, 2009 (payout values for which are included in Table 1a: Summary Compensation Table and in Table 4: 2009 Option Exercises and Stock Vested, respectively) are fully earned as of that date and are therefore not part of the “excess parachute payment” amount or the estimated gross-up amount.

Each Retention Agreement provides that a “change in control” occurs upon:

(1)	the acquisition by any individual, entity, or group of 20% or more of either FPL Group’s common stock or the combined voting power of FPL Group other than directly from FPL Group or pursuant to a merger or other business combination which does not itself constitute a change of control; or

(2)	the incumbent directors of FPL Group ceasing, for any reason, to constitute a majority of the Board, unless each director who was not an incumbent director was elected, or nominated for election, by a majority of the incumbent directors and directors subsequently so elected or appointed (excluding those elected as a result of an actual or threatened election contest or other solicitation of proxies); or

(3)	there is consummated a merger, sale of assets, reorganization or other business combination of FPL Group or any subsidiary with respect to which (a) the voting securities of FPL Group outstanding immediately prior to the transaction do not, immediately following the transaction, represent more than 60% (55% for Messrs. Pimentel and Dewhurst) of the common stock and the voting power of all voting securities of the resulting ultimate parent entity or (b) members of the Board constitute less than a majority of the members of the board of directors of the resulting ultimate parent entity; or

(4)	the shareholders approve the liquidation or dissolution of FPL Group.

In addition, the Retention Agreements extend the NEOs’ protection to certain “potential change in control” situations, which are:

(1)	the announcement of an intention to take or consider taking actions which, if consummated or approved by shareholders, would constitute a change in control; or

(2)	the acquisition by any individual, entity, or group of 15% or more of either the FPL Group common stock or the combined voting power of FPL Group other than directly from FPL Group or pursuant to a merger or other business combination which does not itself constitute a change in control.

No accelerated or incremental payments are triggered by a “potential change in control,” but the NEO is protected for a three-year employment period. In addition, if an agreement is entered into providing for the merger, sale of assets, reorganization or other business combination of FPL Group as set forth above, and such merger, sale of assets, reorganization or other business combination is approved by the shareholders of FPL Group but thereafter does not become effective, Mr. Robo shall be entitled to a cash retention payment in an amount equal to one-half of the sum of his then-current annual base salary plus his annual incentive compensation under the Annual Incentive Plan, payable within 45 days after termination of the transaction.

Potential Payments Under the Hay Agreement

The Hay Agreement, among other things, commits the Company to certain payments to Mr. Hay following his termination of employment under particular circumstances. The material terms of the Hay Agreement in effect while Mr. Hay serves as chairman and chief executive officer of the Company are described under Employment Agreement with CEO following Table 2: 2009 Grants of Plan-Based Awards. The complete text of the Hay Agreement is filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, which was filed on February 26, 2010. This section describes the circumstances that would trigger payments under the Hay Agreement following termination of Mr. Hay’s employment, other than in connection with a change in control. As described above in Potential Payments Under Retention Agreements, in the event of a termination of Mr. Hay’s employment following a change in control, severance benefits for Mr. Hay will be provided under his Retention Agreement in lieu of the severance benefits provided under the Hay Agreement.

The Hay Agreement provides that no severance benefits are payable if Mr. Hay’s employment is terminated for “Cause,” which is Mr. Hay’s willful and unremedied failure to meet his obligations to the Company or conviction of a felony involving an act of dishonesty against the Company, moral turpitude or an act that causes or could be expected to cause material harm to the Company’s financial status or reputation. The severance benefits which would have been payable had Mr. Hay’s employment terminated on December 31, 2009 by reason of death, disability or retirement, or without Cause or for “Good Reason” (which includes, under most circumstances, (1) a material reduction in base pay, target incentive compensation opportunities or aggregate employee benefits, (2) the failure to reelect Mr. Hay as chief executive officer or chairman, (3) the assignment of duties or responsibilities to Mr. Hay which are materially inconsistent with his position, (4) the Company’s unilateral amendment or termination of the Hay Agreement, or (5) any material violation by the Company of the provisions of the Hay Agreement), are set forth in Table 9, below.

Termination Upon Retirement, Death or Disability

If Mr. Hay retires, dies or becomes disabled, under the Hay Agreement he (or his estate) will receive an amount in place of his annual incentive compensation for the year in which that event occurs. The amount payable is calculated pro rata for the portion of the year for which services were performed based upon Mr. Hay’s target annual incentive for the year of termination multiplied by his average annual achievement level for the two years prior to the year in which termination occurs. If Mr. Hay retires after age 65, or dies or becomes disabled, a portion of his outstanding and unvested equity incentive awards will vest and become payable, calculated pro rata for the portion of the year for which services were performed. In calculating the vesting of performance shares, the prorated portion of each outstanding award is multiplied by an assumed performance factor, which is equal to actual performance for completed years within the performance period and target performance for the year in which termination occurs. If Mr. Hay retires with the consent of the Board, all of his outstanding and unvested equity incentive awards will fully vest, in accordance with the terms and conditions set forth in each award agreement. Performance shares will be issued to Mr. Hay after the performance period ends. Such potential payments are set forth in columns (a) and (b) in Table 9, below. The annual incentive payment and equity vesting (other than options) described above are subject, in the event of retirement, to the attainment of applicable performance conditions.

Termination by the Company (other than for Cause) or Resignation by Mr. Hay for Good Reason

If Mr. Hay’s employment is terminated by the Company (other than for Cause) or if he resigns for Good Reason, Mr. Hay is entitled to receive:

(1)	cash severance in an amount equal to the sum of (a) a pro rata portion of his annual incentive compensation for the year in which termination occurs, contingent upon achieving the corporate performance objective applicable to such performance-based compensation as established by the Compensation Committee (calculated at the higher of target or the average of the annual incentive compensation received for the two years prior to the year in which termination occurs), plus (b) two times his then current base salary, plus (c) two times the higher of (x) his average annual incentive compensation for the two years prior to the year in which termination occurs, or (y) his then current target annual incentive compensation;

(2)	continued (but not accelerated) vesting of a pro rata portion of each outstanding and unvested performance share award (calculated as if target performance for the year of termination is achieved);

(3)	continued (but not accelerated) vesting of all outstanding and unvested restricted stock awards and stock options for a period of two years following the date of termination;

(4)	the cash value of two additional years of service credit under all applicable pension, 401(k) and supplemental retirement plans; and

(5)	continued participation in the Company’s medical, dental, disability and group life insurance plans for up to two years.

The estimated value of such payments and benefits, assuming Mr. Hay’s employment was terminated under these circumstances on December 31, 2009, is shown in column (c) of Table 9, below.

Payment Terms and Conditions Under the Hay Agreement

Upon Mr. Hay’s retirement, death or disability, his pro rata annual incentive compensation is payable in cash in a lump sum within 30 days after termination, subject to any applicable requirements of section 409A. Payouts of restricted stock and performance share awards are made in the form of stock, and vested stock option awards become exercisable for stock.

For termination by the Company without Cause or by Mr. Hay for Good Reason, all cash payments under the Hay Agreement are payable in a lump sum within 30 days after the date of termination or within two months after the end of the performance period if payment depends on the Committee’s determination of whether the corporate performance objective has been achieved (subject to any applicable requirements of section 409A). Outstanding and unvested restricted stock and stock option awards continue to vest for a period of two years post-termination and are thereafter payable in stock, for restricted stock awards, and in options exercisable for stock, for stock option awards.

Except in the event of his death, Mr. Hay will not receive any termination payments or benefits otherwise due under the Hay Agreement (excluding accrued obligations as described at the beginning of this Potential Payments Upon Termination or Change in Control section) until he has executed and delivered a release of claims against the Company and a resignation from all officer and director positions he holds with the Company or its affiliates.

In addition, under the Hay Agreement, Mr. Hay is bound by certain non-solicitation and confidentiality provisions. During Mr. Hay’s employment and for a period of two years following termination of employment for any reason, Mr. Hay is prohibited under the Hay Agreement from directly or indirectly hiring, employing or soliciting for employment or services any Company employee, representative, officer or director (or anyone who served in such capacity at any time during the six-month period preceding such hiring, employment or solicitation) without the prior written consent of the Company. Furthermore, Mr. Hay has agreed to hold in a fiduciary capacity all secret or confidential information relating to the Company and may not, under most circumstances, divulge any such information either during or after the period of employment.

Table 9:	Potential Post-Employment Compensation
to Lewis Hay, III Following Termination
Under the Hay Agreement(1)

Executive Benefits and Payments Following Termination	Death, Disability or Retirement(2) ($) (a)	Approved Early Retirement(3) ($) (b)	Termination by Company without Cause or Voluntary Termination for Good Reason ($) (c)	Voluntary Termination without Good Reason or Termination For Cause ($) (d)
Cash Severance(4)	$0	$0	$6,987,000	$0
Long-term Incentive Awards:
Performance Share Awards(5)	3,553,230	7,182,950	3,553,230	0
Restricted Stock Awards(6)	1,308,990	5,863,280	4,790,880	0
Stock Option Awards(7)	113,170	210,570	140,380	0
Incremental Increase in Non-qualified SERP(8)	0	0	3,019,950	0
Continued Participation in Active Employee Welfare Benefits(9)	0	0	176,740	0

Total:	4,975,390	13,256,800	18,668,180	0

(1)	The “Hay Agreement” is the amended and restated employment agreement by and between FPL Group, Inc. and Lewis Hay, III dated December 10, 2009.

(2)	“Retirement” under the Hay Agreement is retirement at or after age 65. Mr. Hay was not eligible for Retirement on December 31, 2009; however, if Mr. Hay had been eligible for Retirement on December 31, 2009, the value of the benefits and payments due to Mr. Hay would have been the same as those shown in this column.

(3)	“Approved Early Retirement” under the Hay Agreement is retirement either prior to, on or after age 65 with the consent of the Board.

(4)	All annual incentive compensation for 2009 was earned on December 31, 2009, therefore no prorated amounts of 2009 annual incentive compensation are included.

(5)	Amounts shown are based on the closing FPL Group common stock price on December 31, 2009 of $52.82. For death, disability, termination by the Company without Cause or voluntary termination by Mr. Hay for Good Reason, the performance share awards are prorated for service based on the number of days of service completed during the vesting periods, and the prorated portion of each award is multiplied by a performance factor, calculated based on actual performance during the performance period. Amounts shown include the value of a prorated portion of each performance share award for the three-year performance periods ending December 31, 2010 and December 31, 2011. At the assumed termination date, no performance shares had been awarded for the performance period ending December 31, 2012. Amounts shown also include an amount equal to the dividends that would have been paid, plus interest thereon accruing at a rate of 120% of the short-term applicable federal rate, from the date of termination of employment until the performance share payout date. The amount attributable to dividends and interest was calculated based on a quarterly dividend rate of $.50 per share (the Company’s current quarterly dividend rate), and a short-term applicable federal rate of .83% as of December 2009, and assume the same interest rate through the assumed payment dates, which are February 11, 2011 (2008 performance share award) and February 12, 2012 (2009 performance share award).

(6)	Amounts shown are based on a closing FPL Group common stock price on December 31, 2009 of $52.82. For death or disability, each outstanding unvested restricted stock award is prorated for service based on full years of service completed during the vesting period. For termination by the Company without Cause or voluntary termination by Mr. Hay for Good Reason, each outstanding unvested restricted stock award continues to vest for a period of two years following the date of termination.

(7)	Amounts shown reflect the in-the-money value of those stock options that would accelerate, based on the difference between the option exercise price and the closing FPL Group common stock price on December 31, 2009 of $52.82. For death or disability, each outstanding unvested stock option award is prorated for service based on the number of days of service completed during the vesting period. For termination by the Company without Cause or voluntary termination by Mr. Hay for Good Reason, each outstanding unvested stock option award continues to vest for a period of two years following the date of termination.

(8)	For termination by the Company without Cause or voluntary termination by Mr. Hay for Good Reason, represents the incremental increase in value of Mr. Hay’s nonqualified SERP benefits as of December 31, 2009 if calculated with two additional years of service (using Mr. Hay’s 2009 salary and annual incentive) under the defined benefit and defined contribution formulas.

(9)	Welfare plans include the executive medical plan, the broad-based employee dental plan, short and long-term disability insurance and the broad-based employee life insurance plan. Values shown represent two-year employer costs, based on December 31, 2009 rates (plus, for executive medical and dental coverage, projected annual cost increases of 10% and 8% respectively). For long-term disability, the estimated total actuarial liability is equal to the approximate cost of insuring the liability for the two-year severance period. These values assume no offsets for benefits provided by a subsequent employer.

Other Potential Post-Employment Payments to Named Executives

Potential Payments Under Equity Award Agreements

The award agreements for each long term equity incentive award (except Messrs. Robo’s and Dewhurst’s deferred retirement awards, the terms of which are described below) outstanding during 2009 contain provisions which govern treatment of the award in the event of the named executive’s termination of employment due to death, disability, retirement at or after age 65 (“normal retirement”), or retirement after age 50 meeting terms and conditions set by, and acceptable to, the Compensation Committee (an “approved early retirement”). The Hay Agreement supersedes these equity award provisions for Mr. Hay. See Potential Payments Under Hay Agreement.

Under the terms of the equity award agreements (other than the deferred retirement awards), each outstanding unvested equity award vests on a pro rata basis for service through the date of death or disability or normal retirement (for performance share and stock option awards, based on days of service completed during the vesting period and for restricted stock, based on full years of service completed during the vesting period). The pro rata portion of each stock option and restricted stock award is vested upon death or disability. In the case of normal retirement, stock option awards vest upon retirement and restricted stock generally vests upon its normal vesting date following satisfaction of applicable performance criteria. The pro rata portion of each performance share award is paid after the end of the performance period, subject to satisfaction of applicable performance criteria. See Table 3: 2009 Outstanding Equity Awards at Fiscal Year End for information for each named executive as of December 31, 2009 about outstanding unvested equity awards which would vest as determined in the manner set forth above upon death, disability or normal retirement.

If a named executive were to be eligible for, and retire in, an approved early retirement, all outstanding and unvested equity awards (except the deferred retirement awards, as described above) would vest, either pro rata (for awards granted before 2009) or in full (for awards granted in 2009), and would be paid out either on the vesting schedule set forth in each award agreement or upon retirement, generally subject to satisfaction of applicable performance criteria.

The value of the prorated outstanding long term incentive awards at December 31, 2009 for each of the NEOs (other than Mr. Hay—see Table 9: Potential Post-Employment Compensation to Lewis Hay, III Following Termination Under the Hay Agreement for information about potential payments to Mr. Hay upon death, disability, retirement or approved early retirement) would have been approximately: Mr. Pimentel $548,540; Mr. Robo $1,529,490; Mr. Dewhurst $62,490 and Mr. Olivera $1,044,930. As of December 31, 2009, Messrs. Dewhurst and Olivera were the only named executives (other than Mr. Hay) of an age which would have made them eligible for consideration by the Compensation Committee for an approved early retirement. If the Compensation Committee had approved an approved early retirement for Mr. Dewhurst or Mr. Olivera on that date (which the Committee did not do), the value of the outstanding long term incentive awards that would have vested at December 31, 2009 would have been approximately: Mr. Dewhurst $1,303,600 and Mr. Olivera $2,374,390.

The award agreements governing Messrs. Robo’s and Dewhurst’s deferred retirement awards provide for partial accelerated vesting of the stock and accrued dividends upon death or disability, according to a schedule contained in the award agreements; however, the award agreements do not provide for accelerated vesting upon retirement. If either Mr. Robo or Mr. Dewhurst had terminated employment on December 31, 2009 due to death or disability, then the vesting percentage would have been 40%, or $1,142,140, for Mr. Robo and 20%, or $271,140, for Mr. Dewhurst, based on the closing price of the Company’s common stock on December 31, 2009 of $52.82.

All current LTIP award agreements (including the agreements governing deferred retirement awards) include non-solicitation and non-competition provisions (effective during employment and for a two-year period post-termination), as well as non-disparagement provisions. The terms of these protective covenants survive the termination of the award agreement and termination of employment.

Post-Retirement Life Insurance

The Company terminated its executive split dollar life insurance program on December 31, 2007. Each NEO is currently enrolled in the broad-based employee group life insurance plan, under which Mr. Olivera is the only NEO eligible for post-retirement benefits. Mr. Olivera is eligible for a post-retirement death benefit of $50,000, which is consistent with similarly-situated employees based on hire date and years of service. At December 31, 2009, Mr. Olivera was the only named executive eligible for early retirement. If he had retired on that date, the approximate value of his post-retirement life insurance would have been $15,900.

Table 10: Director Compensation

Name(a)	Fees Earned or Paid in Cash(2) ($) (b)	Stock Awards(3) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($) (f)	All Other Compensation(6) ($) (g)	Total ($) (h)
Sherry S. Barrat	$81,928	$100,293	$0	$0	$0	(5)	$182,221
Robert M. Beall, II	78,000	100,293	0	0	0	(5)	178,293
J. Hyatt Brown	80,000	100,293	0	0	0	(5)	180,293
James L. Camaren	80,000	100,293	0	0	0	(5)	180,293
J. Brian Ferguson	86,072	100,293	0	0	0	(5)	186,365
Toni Jennings	90,000	100,293	0	0	0	(5)	190,293
Oliver D. Kingsley, Jr.	84,000	100,293	0	0	0	(5)	184,293
Rudy E. Schupp	88,000	100,293	0	0	0	(5)	188,293
William H. Swanson(1)	14,462	21,400	0	0	0	(5)	35,862
Michael H. Thaman	93,000	100,293	0	0	0	(5)	193,293
Hansel E. Tookes, II	80,000	100,293	0	0	0	(5)	180,293
Paul R. Tregurtha	94,000	100,293	0	0	0	(5)	194,293

(1)	Mr. Swanson was appointed to the Board on October 16, 2009.

(2)	In 2009, Mr. Beall elected to defer 33%, Ms. Jennings elected to defer $2,500 on a quarterly basis, and Messrs. Kingsley and Tregurtha elected to defer 100%, of their respective annual retainer and meeting fees.

(3)	Non-employee directors of FPL Group received shares of FPL Group common stock in an amount determined by dividing $100,000 by the closing price of the common stock on the date of grant, rounded up to the nearest ten shares. On February 13, 2009, each non-employee director then in office received a grant of 1,970 shares of restricted stock valued at $50.91 per share, which Messrs. Ferguson, Kingsley, Tookes and Tregurtha elected to defer. Dividends are paid in cash at normal rates on the stock. Dividends on deferred shares are credited to the participant’s account. Shares generally may not be transferred until such time as the director ceases to be a member of the Board. Shares granted upon joining the Board have additional restrictions and are forfeitable if the director terminates Board service prior to the completion of five years of service. As a new member of the Board, William H. Swanson on October 16, 2009 received a grant of 400 shares of restricted stock, valued at $53.50 per share. The amounts in this column are based on the aggregate grant date fair value of equity-based compensation awards granted during 2009 to each non-employee director computed in accordance with applicable accounting rules. See Note 11—Common and Preferred Stock—Stock-Based Compensation to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for the assumptions used in this valuation. Under applicable accounting rules, the Company determines the grant date fair value of equity-based compensation and recognizes it over the vesting period (using the straight-line basis for awards with graded vesting schedules as well as for awards with cliff vesting schedules). Because the annual grant of common stock to each director, as described above, is not subject to a vesting requirement or a risk of forfeiture, it is fully expensed by the Company at the time of grant (or deferral of such grant). For the 2009 equity compensation award, the grant date fair value was $100,293 per director (other than Mr. Swanson, who did not join the Board until after the grant date), and such amount was fully expensed in 2009. The expense recognized during 2009 for certain directors reflects the partial expense recognition of the equity awards granted to them upon election to the Board, subject to five-year vesting, which were not yet vested (or which became vested) during 2009. In accordance with SEC rules, the amounts in these columns are consistent with the grant date compensation cost to be recognized over the service period, without reduction for estimated forfeitures.

As of December 31, 2009, Mrs. Barrat had 17,420 shares of restricted stock, of which 15,420 were outstanding restricted shares and 2,000 were deferred restricted shares; Mr. Beall and Mr. Brown each had 17,020 outstanding shares of restricted stock; Mr. Camaren had 12,820 outstanding shares of restricted stock; Mr. Ferguson had 8,020 shares of restricted stock, of which 4,500 were outstanding restricted shares and 3,520 were deferred restricted shares; Ms. Jennings had 5,620 outstanding shares of restricted stock; Mr. Kingsley had 3,920 shares of restricted stock, of which 400 were outstanding restricted shares and 3,520 were deferred restricted shares; Mr. Schupp had 8,020 outstanding shares of restricted stock; Mr. Swanson had 400 outstanding shares of restricted stock; Mr. Thaman had 11,420 outstanding shares of restricted stock; Mr. Tookes had 8,020 shares of restricted stock, of which 400 were outstanding restricted shares and 7,620 were deferred restricted shares; and Mr. Tregurtha had 17,020 shares of restricted stock, of which 7,400 were outstanding restricted shares and 9,620 were deferred restricted shares.

(4)	In prior years, for Messrs. Beall, Brown and Tregurtha, the amounts in this column included above-market interest credited to retirement conversion accounts created upon the termination of the FPL Group Non-Employee Director Retirement Plan (“Director Retirement Plan”), as more fully described below, and for Mr. Tregurtha, to a deferred compensation account under a prior deferred compensation plan. In 2009, interest credited did not constitute above-market interest.

(5)	In accordance with applicable SEC rules, perquisites and personal benefits with an aggregate value of less than $10,000 are omitted.

(6)	Does not include matching contributions to educational institutions on behalf of Messrs. Brown, Kingsley and Thaman in the aggregate amounts of $10,000, $10,000 and $8,000, respectively, made under the Company’s matching gift program, which is available to all employees and directors.

Additional Disclosure Related to Director Compensation Table

FPL Group directors who are salaried employees of FPL Group or any of its subsidiaries do not receive any additional compensation for serving as a director or committee member. Effective January 1, 2010, non-employee directors of FPL Group receive an annual retainer of $50,000 plus a number of shares of FPL Group common stock determined by dividing $110,000 by the closing price of the FPL Group common stock on the grant date, rounded up to the nearest ten shares. The grant date for the annual retainers paid for 2010 was February 12, 2010, at which time the non-employee directors of FPL Group were each granted 2,420 shares of FPL Group common stock. These shares are generally not transferable until the director ceases to be a member of the Board. Non-employee FPL Group committee chairpersons receive an additional annual retainer of $15,000 for the Audit Committee and $10,000 for the other committees. A fee of $2,000 is paid to non-employee directors for each Board and committee meeting attended. Newly-elected non-employee directors are awarded 400 shares of FPL Group common stock when they join the Board. These shares are not transferable until the director ceases to be a member of the Board and are subject to forfeiture if the director ceases to be a director within five years of his or her initial election to the Board for any reason other than death, disability or attainment of the Board’s mandatory retirement age. Directors may defer all or a portion of their cash compensation and all or a portion of their equity compensation in the Deferred Compensation Plan and may participate in the Company’s matching gift program, which matches gifts to educational institutions to a maximum of $10,000 per donor. Board members may travel on Company aircraft while on Company business and in limited circumstances for non-business reasons, and travel expenses to attend Board or committee meetings or while on Board business are reimbursed.

The Director Retirement Plan was terminated effective November 1, 1996. For non-employee directors not retiring at or prior to the 1997 annual shareholders’ meeting, retirement benefits were converted to share units of FPL Group common stock. The number of share units was fixed on the conversion date, and each participating director is credited quarterly with an amount equal to the dividends that would have been paid on such number of share units, plus interest thereon. Each participating director will be entitled to payment of the then current value of these share units, plus cash dividends and interest, upon ending service as a Board member. Messrs. Beall and Brown and Tregurtha participate in this program.

Director Stock Ownership Policy

Pursuant to the Corporate Governance Principles & Guidelines, to more closely align the interests of directors and shareholders, directors are required to own FPL Group common stock valued at three times the annual cash retainer within three years after initial election to the Board. All directors currently meet this stock ownership guideline, except Mr. Swanson, who has until October 16, 2012 to meet the requirement. See Common Stock Ownership of Certain Beneficial Owners and Management.

SHAREHOLDER PROPOSALS

Proposals on matters appropriate for shareholder consideration consistent with the regulations of the SEC submitted by shareholders for inclusion in the proxy statement and form of proxy for the 2011 Annual Meeting of Shareholders must be received by the Corporate Secretary at the Company’s principal executive offices not later than December 7, 2010.

Under FPL Group’s Bylaws, a shareholder proposal submitted for consideration at the 2011 Annual Meeting of Shareholders, but not for inclusion in FPL Group’s proxy statement and form of proxy, must be received by the Corporate Secretary no earlier than January 21, 2011 and no later than February 20, 2011, and proposals received before January 21, 2011 or after February 20, 2011 will be considered untimely and the persons named in the proxies solicited by the Board for the 2011 Annual Meeting of Shareholders may exercise discretionary voting power with respect to any such proposal. Notice of such proposals must also comply with certain informational and other requirements set forth in FPL Group’s Bylaws. These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in FPL Group’s proxy statement under SEC regulations.

Shareholder proposals should be sent to the attention of the Corporate Secretary by mail (U.S. certified mail in the case of proposals required to comply with the advance notice provisions of FPL Group’s Bylaws) or by personal delivery to: FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, or by facsimile to: 561-691-7702.

NO INCORPORATION BY REFERENCE

In the Company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that the Company is referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

SHAREHOLDER ACCOUNT MAINTENANCE

FPL Group’s transfer agent is Computershare. All communications concerning accounts of FPL Group shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues, can be handled by calling FPL Group Shareholder Services at 800-222-4511, or by calling Computershare at 888-218-4392. For other information about FPL Group, shareholders can visit FPL Group’s website at www.fplgroup.com.

Regardless of the number of shares you own, it is important that your shares be represented at the annual meeting. Accordingly, you are respectfully requested to review the proxy materials and submit your proxy on the Internet at your earliest convenience by following the instructions on your Notice of Internet Availability of Proxy Materials. Alternatively, if you received your proxy materials by mail, you may submit your proxy by telephone or on the Internet, or may mark, sign, date, and return the accompanying proxy/confidential voting instruction card.

By order of the Board of Directors.

Alissa E. Ballot
Vice President & Corporate Secretary

April 6, 2010

FPL Group 2010 Annual Meeting

FPL Group, Inc.
Corporate Headquarters
700 Universe Blvd.
Juno Beach, Florida

AUDITORIUM
PARKING
US1
UNIVERSE BLVD.
Close-up View of Juno Beach Facilities
Indiantown Rd.
706
95
FLORIDA TURNPIKE
Military Trail
Donald Ross
Exit 109
Palm Bch Grdns
Exit 79
Universe Blvd.
PGA Blvd.
Atlantic Ocean
Exit 79A
Northlake Blvd.
N
95
1
Blue Heron Blvd.
45th St.
Okeechobee Blvd.
Belvedere Rd.
1
Palm Beach Airport
Southern Blvd.

1. Interstate 95 - PGA Blvd. Exit:

I-95 north: take exit 79A, proceed east on PGA Blvd. Continue going east for approximately 3 miles to US 1, then turn left.

I-95 south: take exit 79, at the traffic light turn left (east) onto PGA Blvd. and continue as set forth above.

2. Florida's Turnpike - Palm Beach Gardens (PGA Blvd.), Exit 109:

At the traffic light turn left (east). Proceed east on PGA Blvd. for approximately 5 miles to US 1, then turn left.

FPL Group's offices are approximately 1 mile north of PGA Blvd. off US 1. At the first traffic light (Universe Blvd.), turn left. Parking is available at the second entrance. Please follow security personnel's directions.

700 UNIVERSE BOULEVARD JUNO BEACH, FL 33408	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern time the day before the cut-off date or meeting date. Have your proxy/confidential voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern time the day before the cut-off date or meeting date. Have your proxy/confidential voting instruction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy/confidential voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M20090-P91133	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY/CONFIDENTIAL VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

FPL GROUP, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED:

1.	ELECTION AS DIRECTORS OF THE NOMINEES SPECIFIED IN THE PROXY STATEMENT Nominees:					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	01) 02) 03) 04) 05) 06)	Sherry S. Barrat Robert M. Beall, II J. Hyatt Brown James L. Camaren J. Brian Ferguson Lewis Hay, III	07) 08) 09) 10) 11) 12)	Toni Jennings Oliver D. Kingsley, Jr. Rudy E. Schupp William H. Swanson Michael H. Thaman Hansel E. Tookes, II

						☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 2 AND 3:									For	Against	Abstain

2. Ratification of appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2010.									☐	☐	☐

3. Approval of an amendment to Article I of the Restated Articles of Incorporation of FPL Group, Inc. to change the Company’s name to NextEra Energy, Inc.									☐	☐	☐

The proxies are also authorized to vote in their discretion upon such other business as may properly be brought before the meeting or any adjournment(s) or postponement(s) thereof.

The shares represented by this proxy/confidential voting instruction card when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy/confidential voting instruction will be voted FOR all nominees listed in proposal 1 and FOR proposals 2 and 3. If any other matters properly come before the meeting or any adjournment(s) or postponement(s) thereof, the persons named in this proxy/the trustee will vote in their/its discretion.

Please indicate if you plan to attend this meeting.				☐ Yes	☐ No

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)		Date

Annual Meeting Admission Ticket

Admission: This ticket, along with a form of personal

identification, admits the named shareholder(s) and one guest.

Security: For the safety of attendees, all boxes,

handbags and briefcases are subject to inspection.

FPL Group, Inc.’s 2010 Annual Meeting of Shareholders will be held at 10:00 A.M. Eastern Time on May 21, 2010, in the Juno

Beach Auditorium at FPL Group’s offices at 700 Universe

Boulevard, Juno Beach, Florida.

If you plan to attend the Annual Meeting of Shareholders, please bring this Admission Ticket. If you require special assistance, call the Coordinator, Shareholder Services at 561-694-4694.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER

MEETING TO BE HELD ON MAY 21, 2010:

The proxy statement and annual report to security holders are available at www.proxyvote.com

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M20091-P91133

FPL GROUP, INC.

PROXY AND CONFIDENTIAL VOTING INSTRUCTION

Annual Meeting of Shareholders-May 21, 2010

This proxy is solicited on behalf of the Board of Directors. The shareholder(s) signing on the reverse side hereby appoints Armando Pimentel, Jr., James W. Poppell and Charles E. Sieving, and each of them, proxies, with full power of substitution, and hereby authorizes them to represent and to vote all shares of common stock, par value $.01 per share, of FPL Group, Inc. (“Common Stock”) that such shareholder(s) would be entitled to vote at the Annual Meeting of Shareholders of FPL Group, Inc. to be held May 21, 2010, and any adjournment(s) or postponement(s) thereof, upon the matters referred to on this proxy and, in their discretion, upon any other business that may properly be brought before the meeting or any adjournment(s) or postponement(s) thereof.

This confidential voting instruction is solicited on behalf of the Trustee (as hereinafter defined) of the Plans (as hereinafter defined). The participant or beneficiary in the FPL Group Employee Retirement Savings Plan or the FPL Group Bargaining Unit Employee Retirement Savings Plan (“Plans”) signing on the reverse side, acting as a named fiduciary, hereby provides the voting instructions specified to the trustee of the Plans (the “Trustee”), which instructions shall be kept confidential and shall be taken into account by the Trustee in voting, in person, by limited or general power of attorney, or by proxy, the shares and fractional shares of Common Stock that are held by the Trustee, in its capacity as Trustee of the Plans, as of March 22, 2010, at the Annual Meeting of Shareholders of FPL Group, Inc. to be held on May 21, 2010, and at any adjournment(s) or postponement(s) thereof. As a named fiduciary, the participant has the right to direct the Trustee how to vote the shares allocated to the participant in the FPL Group Stock Fund and FPL Group Leveraged ESOP Fund. The Trustee must follow the participant’s directions, except in limited circumstances. As a named fiduciary, you, and not the Trustee, will be responsible for the consequences of the voting directions that you give. As to the proposals listed on the reverse side, which are more particularly described in the Proxy Statement, the voting instructions on this Confidential Voting Instruction card will instruct the Trustee how to vote the number of shares of Common Stock reflecting your proportionate interest in the FPL Group Stock Fund and the FPL Group Leveraged ESOP Fund. The instructions will also determine the vote on a proportionate number of shares of Common Stock in the FPL Group Leveraged ESOP Fund which are not yet allocated to participants. If you do not give the Trustee voting instructions, the number of shares reflecting your proportionate interest in the FPL Group Stock Fund and FPL Group Leveraged ESOP Fund will not be voted, but a proportionate share of the unallocated FPL Group Leveraged ESOP Fund shares will be voted by the Trustee in the same manner as it votes unallocated shares for which instructions are received.